UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Cypress Communications Holding Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of Cypress Communications Holding Co., Inc.

(2)	Aggregate number of securities to which transaction applies:
Approximately 19,989,172 shares of Cypress Communications Holding Co., Inc. Common Stock (consisting of 5,873,395 shares of Common Stock outstanding on November 1, 2004, approximately 2,364,000 shares of Common Stock issuable upon the exercise of “in-the-money” options and approximately 11,751,777 shares of Common Stock issuable upon the exercise of “in-the-money” warrants)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$1.63 per share (calculated based on the estimated proposed maximum aggregate value of the transaction)

(4)	Proposed maximum aggregate value of transaction:
$16,147,842 (equal to the sum of (A) 5,873,395 shares of Common Stock multiplied by $1.63 per share, (B) “in-the-money” options to purchase 2,364,000 shares of Common Stock multiplied by $0.25 (which is the difference between $1.63 and $1.38, the weighted average exercise price per share of the in-the-money options) and (C) “in-the-money” warrants to purchase 11,751,777 shares of Common Stock multiplied by $0.51 (which is the difference between $1.63 and $1.12, the weighted average exercise price per share of the in-the-money warrants) (The maximum aggregate value of the transaction was estimated by the Registrant and is subject to adjustment pursuant to the Agreement and Plan of Merger)

(5)	Total fee paid: $1,900.60 (calculated by multiplying the proposed maximum aggregate value of the transaction by 0.00011770, in accordance with Section 14(g) of the Exchange Act)

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Cypress Communications Holding Co., Inc.
Fifteen Piedmont Center
3575 Piedmont Road, Suite 100
Atlanta, GA 30305

February 9, 2005

Dear Stockholder:

     I am cordially inviting you to attend a Special Meeting of Stockholders of Cypress Communications Holding Co., Inc. (“Cypress”), on March 15, 2005, at 9:00 a.m. local time. The meeting will be held at our principal executive offices located at Fifteen Piedmont Center, 3575 Piedmont Road, Suite 100, Atlanta, Georgia 30305.

     As described in the enclosed proxy statement, at this important special meeting of stockholders you will be asked to consider and vote upon the merger of TechInvest Acquisition, Inc., a Delaware corporation (“Mergerco”), with and into Cypress such that Cypress would be the surviving corporation of the merger and wholly-owned subsidiary of TechInvest Holding Company, Inc., a Delaware corporation (“Buyer”). Upon consummation of the merger, each stockholder will be entitled to receive for each share of Cypress common stock owned at the time of the merger, an estimated $1.71 in cash, without interest, which amount is calculated based on a preliminary Cypress balance sheet as of December 31, 2004, adjusted for the exercise of warrants subsequent to such date, and is subject to a final adjustment for changes in working capital, as described in the enclosed proxy statement. If approved by the stockholders, the merger would be accomplished pursuant to an Agreement and Plan of Merger, dated as of November 5, 2004, as amended on February 3, 2005, by and between Cypress, Buyer and Mergerco.

     The board of directors, taking into consideration the fairness opinion rendered by an independent financial advisor, unanimously approved and authorized the merger agreement and the related merger, and has determined that the terms of the merger agreement and the related merger are fair to, and in the best interests of, Cypress and its stockholders, and that the merger is advisable. Accordingly, your board recommends that Cypress’ stockholders vote “FOR” approval and adoption of the merger agreement and the related merger.

     We cannot complete the merger unless a majority of Cypress’ issued and outstanding shares of common stock and a majority of the issued and outstanding shares of Series A preferred stock entitled to vote upon the merger approve the merger agreement. The common stockholders and the Series A preferred stockholders will vote upon the merger agreement as separate classes. Certain of our directors and stockholders, who collectively beneficially own 38.5% of our issued and outstanding shares of common stock and 89.6% of our issued and outstanding shares of Series A preferred stock, entered into voting agreements with Buyer pursuant to which they have agreed to vote their respective shares in favor of approval and adoption of the merger agreement and the related merger and against any action or agreement that would reasonably be expected to impede, delay or adversely affect the merger.

     Whether or not you plan to attend the special meeting, please fill out, sign, date and return the enclosed proxy promptly in the envelope provided. Your shares will then be represented at the special meeting. If your proxy card is signed and returned without specific voting instructions, your shares of common stock or Series A preferred stock will be voted “FOR” approval and adoption of the merger agreement and the related merger as recommended by the board of directors. If you attend the special meeting, you may continue to have your shares voted as instructed on your proxy or, by following the procedures discussed in the accompanying documents, withdraw your proxy and vote your shares in person.

     YOUR VOTE IS VERY IMPORTANT. IF YOU FAIL TO RETURN THE PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     The accompanying notice of special meeting, proxy statement and proxy card explain the proposed merger and provide specific information concerning the special meeting. Please read the materials carefully.

Sincerely,

Ross J. Mangano
Chairman of the Board of Directors

CYPRESS COMMUNICATIONS HOLDING CO., INC.
FIFTEEN PIEDMONT CENTER
3575 PIEDMONT ROAD, SUITE 100
ATLANTA, GEORGIA 30305

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 15, 2005

     A special meeting of stockholders of Cypress Communications Holding Co., Inc. (“Cypress”) will be held at Cypress’ principal executive offices located at Fifteen Piedmont Center, 3575 Piedmont Road, Suite 100, Atlanta, Georgia 30305, on March 15, 2005, at 9:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 5, 2004, as amended on February 3, 2005, by and between Cypress, TechInvest Holding Company, Inc. (“Buyer”), and TechInvest Acquisition, Inc. (“Mergerco”), pursuant to which Mergerco will be merged with and into Cypress, with Cypress becoming a wholly-owned subsidiary of Buyer and each share of Cypress common stock converting into the right to receive the merger consideration (as defined in the merger agreement); and

     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as the adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to approve the merger agreement.

     Cypress’ board of directors has fixed the close of business on February 7, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. Only stockholders of record at the close of business on February 7, 2005, are entitled to notice of, and to vote at, such meeting. Holders of our common stock who do not vote in favor of approval and adoption of the merger agreement and the related merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “APPRAISAL RIGHTS.”

     The board of directors of Cypress has carefully considered the terms of the merger agreement and the related merger and believes that the merger agreement and the related merger are fair to, and in the best interests of, Cypress and its stockholders, and that the merger is advisable. The board of directors of Cypress has unanimously approved and authorized the merger agreement and the related merger, and unanimously recommends that stockholders vote “FOR” approval and adoption of the merger agreement and the related merger.

     Approval of the merger agreement and the related merger requires the affirmative vote of a majority of Cypress’ issued and outstanding shares of common stock and a majority of Cypress’ issued and outstanding shares of Series A preferred stock entitled to vote upon the merger agreement and the related merger at the special meeting. The common stockholders and the Series A preferred stockholders will vote upon the merger agreement and the related merger as separate classes.

     The merger and the related merger agreement are explained in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement. A complete list of stockholders entitled to vote at the special meeting will be available for examination at the special meeting and at Cypress’ principal executive offices located at Fifteen Piedmont Center, 3575 Piedmont Road, Suite 100, Atlanta, Georgia 30305, telephone number (404) 442-0120, during ordinary business hours, after February 24, 2005, for the examination by any Cypress stockholder for any purpose related to the special meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE ENCOURAGED TO FILL OUT, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

BY ORDER OF THE BOARD OF DIRECTORS,

Ross J. Mangano
Chairman of the Board

Atlanta, Georgia

February 9, 2005

PROXY STATEMENT
FOR THE SPECIAL MEETING OF THE
STOCKHOLDERS OF
CYPRESS COMMUNICATIONS HOLDING CO., INC.

     The board of directors of Cypress Communications Holding Co., Inc. (“Cypress”) provides this proxy statement to you to solicit your vote on the approval and adoption of the Agreement and Plan of Merger, dated as of November 5, 2004, as amended on February 3, 2005, by and among Cypress, TechInvest Holding Company, Inc. (“Buyer”) and TechInvest Acquisition, Inc. (“Mergerco”). Pursuant to the merger agreement, the parties have agreed to merge Mergerco with and into Cypress, with Cypress surviving the merger and becoming the wholly-owned subsidiary of Buyer. If Cypress’ stockholders approve and adopt the merger agreement and the related merger, each stockholder will be entitled to receive for each share of Cypress common stock owned at the time of the merger, an estimated $1.71 in cash, without interest, which amount is calculated based on a preliminary Cypress balance sheet as of December 31, 2004, adjusted for the exercise of warrants subsequent to such date, and is subject to a final adjustment for changes in working capital.

     The merger cannot occur unless a majority of the issued and outstanding shares of Cypress common stock and a majority of the issued and outstanding shares of Cypress Series A preferred stock entitled to vote approve and adopt the merger agreement and the related merger. The common stockholders and the Series A preferred stockholders will vote upon the merger agreement and the related merger as separate classes. Certain of our directors and stockholders, who collectively beneficially own 38.5% of our issued and outstanding shares of common stock and 89.6% of our issued and outstanding shares of Series A preferred stock, entered into voting agreements with Buyer pursuant to which they have agreed to vote their respective shares in favor of adoption of the merger agreement and the related merger.

     The board of directors has scheduled a special meeting of stockholders to vote on the merger agreement and the related merger as follows:

March 15, 2005 at 9:00 a.m.
Fifteen Piedmont Center
3575 Piedmont Road, Suite 100
Atlanta, Georgia 30305

     This document provides you with detailed information about the proposed merger. Please see “WHERE CAN YOU FIND MORE INFORMATION” on page 58 for additional information about Cypress on file with the Securities and Exchange Commission.

     This proxy statement and proxy card are being mailed to stockholders of Cypress beginning on or about February 9, 2005.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY

STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE INFORMATION IN THIS PROXY STATEMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS PROXY STATEMENT.

     WE URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.

The date of this proxy statement is February 9, 2005.

SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this proxy statement but does not contain all of the information that may be important to you. We encourage you to read this proxy statement in its entirety and the attached appendices before voting. The actual terms and conditions of the merger are contained in the Agreement and Plan of Merger, which we have attached to this proxy statement as Appendix A. The information contained in this summary term sheet is qualified in its entirety by reference to the more detailed information beginning on page 11 of this proxy statement and the appendices, as applicable.

Overview

     We are furnishing this proxy statement to our stockholders to allow you to consider and vote on a proposal to approve the merger agreement. The merger agreement provides that TechInvest Holding Company, Inc. will acquire Cypress Communications Holding Co., Inc. for the aggregate merger consideration of approximately $40.285 million, subject to a final adjustment for changes in working capital. The merger agreement provides that the merger consideration will first be used to repay and satisfy Cypress’ outstanding indebtedness under its term loan and convertible debt, which, as of December 31, 2004, was $20,479,517, as well as any unpaid transaction fees and expenses of Cypress, which are currently estimated to be $900,000. See “SPECIAL FACTORS – Fees and Expenses of the Merger; Debt Repayment.” The merger consideration will then be used to acquire all of the issued and outstanding shares of common stock through the merger of TechInvest Acquisition, Inc., the wholly-owned subsidiary of TechInvest Holding Company, Inc., with and into Cypress, and to cash out outstanding warrants and stock options that have an exercise price less than the per share merger consideration. At the effective time of the merger, stockholders will be entitled to receive the merger consideration (as defined in the merger agreement).

The Companies (See “THE COMPANIES” on page 40)

Cypress Communications Holding Co., Inc.
15 Piedmont Center, Suite 100
Atlanta, GA 30305
(404) 442-0120

     Cypress Communications Holding Co., Inc., a Delaware corporation, is, through its wholly-owned subsidiary, Cypress Communications, Inc., a communications solution provider to small and medium-sized businesses located in multi-tenant commercial office buildings. Specifically, Cypress offers its customers integrated service bundles that include local, long distance and international telecommunications services; high-speed internet connectivity; e-mail services; fully-managed firewall services; web hosting; virtual private networks; feature-rich digital desktop stations; calling cards; audio and web conferencing; and digital business television. As of December 31, 2004, Cypress provides services in more than 1,300 commercial office buildings in 25 major metropolitan U.S. markets. Throughout this proxy statement, we will refer to Cypress Communications Holding Co., Inc. as “Cypress,” “we,” “us” or “our.”

TechInvest Holding Company, Inc.
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, Georgia 30309
(404) 920-9000

     TechInvest Holding Company, Inc., a Delaware corporation, which we refer to as Buyer, was formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Buyer has not conducted any activities to date other than (1) incidental to its formation, (2) entering into the merger agreement, and (3) entering into certain other agreements contemplated thereby. Buyer is currently a wholly-owned subsidiary of TechInvest Holdings Limited and an indirect wholly-owned subsidiary of First Islamic Investment Bank E.C., or FIIB. Prior to the merger, however, Buyer will issue additional shares to (1) FIIP Limited, an entity owned by the management of FIIB and Crescent Capital Investments, Inc., which we refer to as Crescent, (2) five U.S. citizens who are employees of or consultants to Crescent, and (3) certain Cayman Islands entities that are not affiliated with FIIB or Crescent. Following such issuance, none of the equity owners of Buyer will own a controlling interest in Buyer.

TechInvest Acquisition, Inc.
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, Georgia 30309
(404) 920-9000

     TechInvest Acquisition, Inc., a Delaware corporation, which we refer to as Mergerco, was formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Mergerco has not conducted any activities to date other than (1) incidental to its formation, (2) entering into the merger agreement, and (3) entering into certain other agreements contemplated thereby. Mergerco is currently a direct wholly-owned subsidiary of Buyer and an indirect wholly-owned subsidiary of TechInvest Holdings Limited and FIIB.

     Pursuant to the merger agreement, Mergerco will merge with and into Cypress with Cypress being the surviving corporation upon completion of the merger. Assuming that all outstanding options and warrants in the surviving corporation are exercised and terminated in the merger, upon completion of the merger Buyer will own 100% of the issued and outstanding stock of the surviving corporation. It is expected that, following the merger, the senior managers of Cypress will be granted options to purchase shares of common stock of the surviving corporation.

First Islamic Investment Bank E.C.
P.O Box 1406, Manama, Bahrain
(973) 17-219-333

     FIIB, a Bahrain joint stock company, is an investment bank whose primary business consists of arranging and investing in corporate investments, real estate investments and asset-based investments.

Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, Georgia 30309
(404) 920-9000

     Crescent Capital Investments, Inc., a Delaware corporation, which we refer to as Crescent, is an indirect wholly owned subsidiary of FIIB that (1) identifies opportunities for FIIB and its co-investors to acquire interests in operating companies, (2) structures and advises FIIB and its co-investors with respect to investments in real estate and asset-based investments, and (3) provides management and strategic advice to such operating companies and joint venture vehicles.

The Merger (See “THE MERGER AGREEMENT” on page 43)

     If the stockholders approve the merger agreement, Buyer will acquire Cypress for the aggregate merger consideration of approximately $40.285 million, subject to a final adjustment for changes in working capital, through the merger of Mergerco with and into Cypress, with Cypress surviving the merger and becoming a wholly-owned subsidiary of Buyer. The merger will occur according to the terms and conditions of the merger agreement, which are described in this proxy statement and are attached as Appendix A. The merger consideration will first be used to repay and satisfy our outstanding indebtedness under our term loan and our convertible debt, which, as of December 31, 2004, was $20,479,517, as well as any unpaid transaction fees and expenses, which are currently estimated to be $900,000. Thereafter, each stockholder will receive for each share of our common stock owned at the time of the merger, an estimated $1.71 in cash, without interest, which amount is calculated based on a preliminary Cypress balance sheet as of December 31, 2004, adjusted for the exercise of warrants subsequent to such date, and is subject to a final adjustment for changes in working capital. As of December 31, 2004, the aggregate merger consideration to be paid to holders of our currently outstanding common stock is $11,497,000, based on the per share merger consideration as calculated above.

     At the effective time of the merger, all stock options issued and outstanding prior to the merger, whether vested or unvested, will immediately vest and become exercisable. Optionholders will have the right to receive, upon exercise and on a per share basis, the estimated $1.71 in cash to be paid to the holders of our common stock in the merger, subject to a final adjustment for changes in working capital, less the exercise price, less any applicable withholding and similar deductions. We have agreed to use our best efforts to cause our holders of stock options to enter into agreements that will provide for such a exercise as well as for the cancellation of their stock options for which the exercise price is in excess of the per share merger consideration. Cypress is providing optionholders an opportunity to cash out their options to purchase shares of Cypress’ common stock. Should the optionholders accept this opportunity, on consummation of the merger, Cypress will pay them the sum of (i) $.05 plus the excess of the merger consideration over the exercise price per share of their options for each share of common stock underlying their options, to the extent the merger consideration is greater than the exercise price of their options, and (ii) $.05 per share for each share of common stock underlying their options to the extent that the merger consideration is equal to or less than the exercise price per share of their options. As of December 31, 2004, the aggregate merger consideration to be paid to the stock option holders is $3,256,000, based on the per share merger consideration as calculated above.

     At the effective time of the merger, all warrants issued and outstanding, whether exercisable or unexercisable, prior to the merger will convert into the right to receive, upon exercise and on a per share basis, the estimated $1.71 in cash to be paid to the holders of our common stock in the merger, subject to a final adjustment for changes in working capital, less the exercise price, less any applicable withholding and similar deductions. We have agreed to use our best efforts to cause our warrant holders to exercise or, if the exercise price is in excess of the per share merger consideration, cancel their warrants. As of

December 31, 2004, the aggregate merger consideration to be paid to warrant holders is $12,452,000, based on the per share merger consideration as calculated above.

     The aggregate merger consideration and the per share price is subject to a final adjustment, upwards or downwards, based upon the change in certain assets and liabilities between July 31, 2004, and the measurement date (which is the end of the month immediately prior to the anticipated closing date or, if the end of such month is less than 30 days from the anticipated closing date, the end of the second month immediately prior to the anticipated closing date). We refer to this adjustment to the merger consideration as the adjustment for changes in working capital.

     Each share of Series A preferred stock will, prior to the effective time of the merger, be redeemed by Cypress for its par value of $0.001 for the aggregate amount of $0.10.

     At the effective time of the merger, Mergerco will cease to exist as a separate entity. Each issued and outstanding share of Mergerco common stock will be converted into one share of Cypress common stock.

     The directors and executive officers of Mergerco will be directors and executive officers of Cypress after the merger.

Required Vote (See “THE SPECIAL MEETING — Required Vote; Effect of Abstentions and Broker Non-Votes” on page 16)

     Under Delaware law and our Certificate of Incorporation, as amended, approval of the merger agreement requires the affirmative vote of a majority of our issued and outstanding shares of common stock entitled to vote and a majority of our issued and outstanding shares of Series A preferred stock entitled to vote, voting as separate classes.

Voting Agreements

(See “VOTING AGREEMENTS” on page 54)

•	Ross J. Mangano, the chairman of the board of directors, and his affiliate, Jo & Co., and Gerard H. Sweeney, a director, and his affiliate, Brandywine Operating Partnership, L.P., which collectively have the power to vote shares of common stock representing 38.5% of our issued and outstanding common stock, are parties to a common stockholders voting agreement with Buyer, a copy of which we have attached to this proxy statement as Appendix B. Pursuant to this voting agreement, these stockholders agreed to vote their shares of common stock in favor of the merger agreement.

•	Noro-Moseley V, LLP, an affiliate of Steve G. Nussrallah, a director, and Wakefield Group III, LLC, an affiliate of Michael F. Elliot, a director, which collectively have the power to vote shares of Series A preferred stock representing 89.6% of our issued and outstanding shares of Series A preferred stock, are parties to a preferred stockholders voting agreement with Buyer, a copy of which we have attached to this proxy statement as Appendix C. Pursuant to this voting agreement, these stockholders agreed to vote their shares of Series A preferred stock in favor of the merger agreement and, as such, the merger agreement is expected to be approved by the Series A preferred stockholders.

Purpose and Reasons for the Merger (See “SPECIAL FACTORS — Purpose and Reasons for the Merger” on page 21)

     Our board of directors has unanimously determined that, for the reasons discussed in detail in the proxy statement, the merger agreement is fair to, and in the best interests of, Cypress and its stockholders and that the merger is advisable.

     We believe that the merger would afford our stockholders an opportunity to sell their common stock at a price that represents a premium of approximately 100%, 100% and 60% over the average one year, six month and 60 trading day closing price before the announcement of the proposed merger. Our stockholders would not otherwise have this opportunity due to the lack of liquidity of our common stock over the past 12 months. Further, due to the lack of interest in public companies with small market capitalization, and in particular in telecommunications companies with a relatively narrow business focus, it is highly speculative whether Cypress would ever achieve significant market value and, as such, whether we or our stockholders benefit from us being a public company.

Opinion of Independent Financial Advisor (See “SPECIAL FACTORS — Opinion of Financial Advisor to the Board of Directors” on page 24)

     Our board of directors retained Breckenridge Securities Corp., or Breckenridge, on February 2, 2004, as an independent financial advisor in connection with the board’s evaluation of the sale of Cypress.

     On November 5, Breckenridge delivered to the board of directors its opinion that, as of that date and based upon and subject to the various limitations, qualifications and assumptions stated in the opinion, the aggregate merger consideration to be paid to the holders of our common stock and Series A preferred stock together in connection with the merger agreement is fair to them from a financial point of view. A copy of Breckenridge’s written opinion, which describes the assumptions, limitations and qualifications to which it is subject, is included as Appendix D to this proxy statement, which you should read carefully and in its entirety.

Approval of the Board of Directors (See “SPECIAL FACTORS — Recommendation of the Board of Directors” on page 22)

     Taking into account various factors, including the opinion of Breckenridge, the board of directors has unanimously determined that the terms of the merger agreement are fair to, and in the best interests of, us and our stockholders and have recommended that the stockholders vote “FOR” approval and adoption of the merger agreement and the related merger.

Interests of Certain Persons in the Merger (See “SPECIAL FACTORS — Interests of Certain Persons in the Merger” on page 33)

     In considering the recommendations of our board of directors, you should be aware that certain Cypress officers and directors have interests in the proposed merger that are different from or in addition to your interests as a Cypress stockholder generally, including the following:

•	Ross J. Mangano, chairman of the board of directors, beneficially owns 2,183,401 shares of our issued and outstanding common stock and warrants convertible into 583,192 shares of our common stock, consisting of warrants with an exercise price of $1.13 per share that are exercisable for 310,500 shares of common stock and warrants with an exercise price of $3.25 per share that are exercisable for 272,692 shares of common stock. Along with the other bridge loan lenders, Mr. Mangano will be repaid all amounts outstanding under the $8 million bridge loan, together with all accrued and unpaid interest, pursuant to the terms of the merger agreement.

•	Gerard H. Sweeney, a director, owns 20,000 shares of our issued and outstanding common stock and warrants convertible into 25,000 shares of our common stock with an exercise price of $8.00 per share. Mr. Sweeney is also the president and chief executive officer of Brandywine Realty Trust, the general partner of Brandywine Operating Partnership, L.P., and may be deemed to beneficially own the 384,615 shares of our issued and outstanding common stock and warrants with an exercise price of $3.25 per share that are exercisable for 148,077 shares of our common stock held by Brandywine Operating Partnership.

•	Steve G. Nussrallah, a director, is the general partner of Noro-Moseley Partners V, L.P. and may be deemed to beneficially own the warrants exercisable for, as of February 7, 2005, 7,875,566 shares of our common stock at the exercise price of $1.13 per share, and the 72.9 shares of our Series A preferred stock owned by Noro-Moseley. Along with the other bridge loan lenders, Noro-Moseley will be repaid all amounts outstanding under the $8 million bridge loan, together with all accrued and unpaid interest, pursuant to the terms of the merger agreement. Along with the other convertible debt holders, Noro-Moseley will be repaid all amounts outstanding under the $10 million convertible debt, together with all accrued and unpaid interest, pursuant to the terms of the merger agreement.

•	Michael F. Elliot, a director, is the managing director of Wakefield Group III, LLC and may be deemed to beneficially own the warrants exercisable for, as of February 7, 2005, 1,803,919 shares of our common stock at the exercise price of $1.13 per share, and the 16.7 shares of our Series A preferred stock owned by Wakefield. Along with the other bridge loan lenders, Wakefield will be repaid all amounts outstanding under the $8 million bridge loan, together with all accrued and unpaid interest, pursuant to the terms of the merger agreement. Along with the other convertible debt holders, Wakefield will be repaid all amounts outstanding under the $10 million convertible debt, together with all accrued and unpaid interest, pursuant to the terms of the merger agreement.

•	Gregory P. McGraw, chief executive officer, president, secretary and a director, owns stock options which are convertible into 1,250,000 shares of our common stock, consisting of stock options with an exercise price ranging from $1.25 to $1.50 per share that are convertible into 950,000 shares of common stock, as well as stock options with an exercise price of $2.00 per share that are convertible into 300,000 shares of common stock.

•	Neal L. Miller, executive vice president, chief financial officer and treasurer, owns stock options which are convertible into 400,000 shares of our common stock at the exercise price of $1.25 per share.

•	Salvatore W. Collura, executive vice president and chief operating officer, owns stock options which are convertible into 350,000 shares of our common stock, consisting of stock options with an exercise price of $1.25 per share that are convertible into 200,000 shares of common stock, as well as stock options with an exercise price of $2.00 per share that are convertible into 150,000 shares of common stock.

•	Pursuant to our stock option plans, all Cypress stock options, including stock options held by certain of our officers and directors, will vest in full at the effective time of the merger, and pursuant to the merger agreement, the holders of certain stock options, including Messrs.

McGraw, Collura and Miller, will be entitled to receive a cash payment in respect of the cancellation of their respective Cypress stock options.

•	We have granted to our executive officers retention awards payable upon a change of control, including the consummation of this merger, if within twelve months following the change of control the executive officer is terminated without cause or resigns for good reason.

•	It is expected that, following the merger, senior managers of Cypress will be granted options to purchase shares of common stock of the surviving corporation.

     Other than the expected grant of new options in the surviving corporation to the senior managers, the board of directors was aware of the different or additional interests set forth above, and considered such interests along with other matters in approving the merger agreement and the related merger.

     Under the merger agreement, Cypress has agreed for a period of six years following the date of the merger to maintain the current directors’ and officers’ liability insurance policies, subject to certain limitations, and to indemnify current and former directors and officers for certain specified losses and liabilities.

No Solicitation of Competing Transactions (See “THE MERGER AGREEMENT — No Solicitation of Competing Transactions” on page 50)

     The merger agreement prohibits us from soliciting, initiating, encouraging or knowingly taking other action to facilitate the submission of any competing transaction to the merger. We refer to these prohibitions as “no shop” provisions. The board of directors may, however, prior to the date of the stockholders’ meeting and in response to any unsolicited inquiry or proposal for a competing transaction, furnish information or engage in discussions relating to such inquiry or proposal, provided appropriate notice is given to Buyer. Following receipt of a bona fide proposal relating to a competing transaction, at any time prior to the date of the stockholders’ meeting, the board of directors may withdraw or modify its recommendation or disclose to our stockholders its position or recommendation on the competing transaction.

     A termination fee in the sum of $1,500,000 will be payable to Buyer in the event that the merger agreement is terminated following:

•	the failure of our stockholders to approve the merger;

•	the withdrawal or modification of our board of directors’ approval or recommendation of the merger or the merger agreement;

•	the approval or recommendation by our board of directors of a competing transaction, or the execution of an agreement in principle or a definitive agreement relating to a competing transaction, or a public proposal by our board of directors to do so;

•	the failure of our board of directors to recommend rejection of a competing transaction;

•	the breach or circumvention of the “no shop” provisions in the merger agreement, where such breach or circumvention results in a proposal for a competing transaction; or

•	our failure to give notice of or hold a meeting of our stockholders to vote on the merger agreement.

     In the circumstances described above, the termination fee is payable within one business day of the termination of the merger agreement.

Conditions to the Merger (See “THE MERGER AGREEMENT — Conditions” on page 51)

     The obligations of each party to complete the merger depend on the following conditions:

•	our stockholders approving the merger agreement;

•	the absence of any legal prohibitions to the consummation of the merger;

•	the determination of closing net working capital in accordance with the merger agreement; and

•	the receipt of all regulatory approvals required to consummate the merger.

     Our obligation to complete the merger depends on the following conditions:

•	the representations and warranties of Buyer and Mergerco in the merger agreement being true and correct;

•	the satisfactory performance by Buyer and Mergerco of their covenants and agreements under the merger agreement;

•	Buyer’s delivery of the merger consideration to the paying agent; and

•	the delivery by Buyer and Mergerco of an Officer’s Certificate to the effect that the above three conditions have been satisfied.

     The obligation of Buyer and Mergerco to complete the merger depends on the following conditions:

•	any failure of our representations and warranties in the merger agreement to be true and correct not having an adverse effect (exceeding $2,000,000) on our business, assets or liabilities, financial condition or results of operations or on our ability to perform our obligations under the merger agreement;

•	our satisfactory performance of our covenants and agreements under the merger agreement;

•	our delivery of an Officer’s Certificate to the effect that the above two conditions have been satisfied;

•	redemption of the issued and outstanding shares of Series A preferred stock;

•	repayment of the outstanding indebtedness under our term loan and convertible debt;

•	holders of less than 10% of our issued and outstanding common stock having properly demanded appraisal rights;

•	our directors having tendered their resignations;

•	the absence of any pending governmental actions regarding Buyer’s ownership of us or the merger, or which would otherwise have a material adverse effect on us; and

•	no events having occurred which have, or which would reasonably be expected to have, in the discretion of Buyer, a material adverse effect on us.

Termination of the Merger Agreement (See “THE MERGER AGREEMENT — Termination” on page 53)

     The merger agreement may be terminated for several reasons, including if:

•	we and Buyer agree in writing to terminate the merger agreement;

•	the merger is not completed on or prior to July 18, 2005;

•	there has been an action by a governmental entity permanently prohibiting the merger;

•	required approval by any governmental entity is denied;

•	our stockholders do not approve the merger agreement;

•	either our or Buyer’s and Mergerco’s conditions have become incapable of fulfillment;

•	there has been a breach by any party of any material representation, warranty, covenant or agreement set forth in the merger agreement;

•	our board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement;

•	our board of directors approves or recommends a competing transaction, or executes an agreement in principle or a definitive agreement relating to a competing transaction, or our board of directors publicly proposes to do so;

•	our board of directors fails to recommend the rejection of a competing transaction;

•	we breach or circumvent the “no shop” provisions in the merger agreement, where such breach or circumvention results in a proposal for a competing transaction; or

•	we fail to give notice of or hold a meeting of our stockholders to vote on the merger agreement.

     We will be required to pay a termination fee of $1,500,000 to Buyer if the merger agreement is terminated because:

•	our stockholders do not approve the merger;

•	our board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement;

•	our board of directors approves or recommends a competing transaction, or executes an agreement in principle or a definitive agreement relating to a competing transaction, or our board of directors publicly proposes to do so;

•	our board of directors fails to recommend the rejection of a competing transaction;

•	we breach or circumvent the “no shop” provisions in the merger agreement, where such breach or circumvention results in a proposal for a competing transaction; or

•	we fail to give notice of our hold a special meeting of our stockholders to vote on the merger agreement.

     In the event our board of directors determines that a competing transaction represents a superior offer, we do not have the right to terminate the merger agreement and we will remain obligated to convene and hold a special meeting of stockholders to consider the transactions discussed in this proxy statement. We may, however, terminate the merger agreement if our stockholders fail to approve the merger agreement at the stockholders’ meeting. In addition, the voting agreements will terminate if the board of directors withdraws or modifies its approval and recommendation of the merger agreement.

Federal Income Tax Consequences (See “SPECIAL FACTORS — U.S. Federal Income Tax Consequences of the Merger” on page 37)

     The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes.

     Tax matters can be complicated, and the tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Financing (See “SPECIAL FACTORS — Financing the Merger” on page 36)

     FIIB has committed to provide Buyer and Mergerco with all funds required to enable Buyer to consummate the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

     The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting to be held for the purpose of voting on the merger agreement. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the date, time and place of the special meeting of stockholders?

A:	The special meeting of stockholders will be held on March 15, 2005, at 9:00 a.m. local time, at our principal executive offices located at Fifteen Piedmont Center, 3575 Piedmont Road, Suite 100, Atlanta, Georgia 30305.

Q.	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the merger agreement and the related merger pursuant to which Mergerco, a subsidiary of Buyer, will merge with and into Cypress, with Cypress being the surviving corporation and becoming a wholly-owned subsidiary of Buyer.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders as of the close of business on February 7, 2005, the record date, are entitled to receive notice of and to vote at the special meeting, or any adjournments or postponements thereof.

Q:	What happens if I sell my Cypress shares before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you own shares of our common stock or Series A preferred stock on the record date but transfer your shares after the record date, but before the merger, you will retain your right to vote at the special meeting. Your right, however, to receive for each share of our common stock owned at the time of the merger, an estimated $1.71 in cash, without interest, which amount is calculated based on a preliminary Cypress balance sheet as of December 31, 2004, adjusted for the exercise of warrants subsequent to such date, and is subject to a final adjustment for changes in working capital, or the redemption price per share of Series A preferred stock will pass to the person to whom you transferred your shares.

Q:	How many shares need to be represented at the meeting?

A:	The holders of a majority of the issued and outstanding shares of common stock and the holders of a majority of the issued and outstanding shares of Series A preferred stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. As of the record date, there were 6,723,395 shares of common stock issued and outstanding and 100 shares of Series A preferred stock issued and outstanding. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.

Q:	What vote is required to approve the merger agreement?

A:	Under Delaware law and our Certificate of Incorporation, as amended, approval of the merger agreement requires the affirmative vote of a majority of our issued and outstanding common stock and a majority of our issued and outstanding shares of Series A preferred stock. Certain of our common stockholders who own 38.5% of our common stock have entered into a voting agreement with Buyer pursuant to which they have agreed to vote their shares in favor of the merger. Certain of our Series A preferred stockholders who own 89.6% of our Series A preferred stock have entered into a voting agreement with Buyer pursuant to which they have agreed to vote their shares in favor of the merger. As a result of the Series A preferred stock voting agreement, the merger agreement is expected to be approved by the Series A stockholders.

Q:	How do I vote?

A:	After carefully reading and considering the information contained in the proxy statement, complete, date and sign your proxy card and then mail your completed, dated and signed proxy card in the prepaid return envelope as soon as possible so that your shares can be voted at the special meeting. If your shares are held in “street name” by your broker or other nominee, your broker or other nominee will provide you instructions on how to have your vote counted. Your shares will be voted as you direct on your proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Generally, your broker will not have the power to vote your shares. Your broker will vote your shares only if you provide him or her with instructions on how to vote. Any failure to instruct your broker on how to vote in favor of the merger agreement will have the effect of a vote “against” the proposed merger. You should follow the directions provided by your broker on how to instruct your broker to vote your shares.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a written notice to our Secretary stating that you would like to revoke your proxy or by completing and submitting to our Secretary prior to the special meeting a new, later-dated proxy card. You also can attend the special meeting and vote in person. If your shares are held in “street name,” you must follow the directions provided by your broker to change your vote.

Q:	What happens if I don’t return a proxy card?

A:	If you fail to return a proxy card, it will have the same effect as voting against the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. If the merger agreement is approved by the stockholders, we will send you, after the merger is completed, written instructions for surrendering your stock certificates. You must return your stock certificates as described in those instructions to receive the cash payment in connection with the merger.

Q:	Will the merger be a taxable transaction for me?

A:	If you are a U.S. taxpayer, your exchange of shares for cash in the merger will be a taxable sale of your shares of our common stock for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of our common stock and (2) the tax basis of your shares of our common stock. Refer to the section entitled “SPECIAL FACTORS — U.S. Federal Income Tax Consequences of the Merger” for a more detailed explanation of the U.S. federal income tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	May I exercise dissenters’ appraisal rights in the merger?

A:	Our stockholders are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the proposed merger and it is completed, you may dissent and seek appraisal of the fair value of your shares under Delaware law, if you comply with all the required procedures under Delaware law, as explained under “APPRAISAL RIGHTS” beginning on page 55 and in Appendix E to this proxy statement.

Q:	When do you expect to complete the merger?

A:	We hope to complete the merger as soon as practicable after the date of the special meeting if the merger agreement is approved by the stockholders, but not earlier than the time all the federal and state regulatory notices are provided and approvals are received. We cannot assure you as to when the merger will occur, if ever.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or would like additional copies of the proxy statement, you should contact:

Cypress Communications Holding Co., Inc.
Attn: Corporate Secretary
Fifteen Piedmont Center
3575 Piedmont Road, Suite 100
Atlanta, Georgia 30305
(404) 442-0120

FORWARD-LOOKING STATEMENTS

     This proxy statement, and the documents to which we refer you, contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and other similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. You are cautioned not to place undue reliance on these forward-looking statements as these forward-looking statements reflect our and our management’s current view and are subject to certain risks, uncertainties and contingencies that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by these statements. These risks, uncertainties and contingencies include, but are not limited to, the factors discussed under the heading “Management’s Discussion and Analysts of Financial Condition and Results of Operations — Risk Factors that May Affect Future Results” in our Annual Report on Form 10-KSB for the year ended December 31, 2003, which information is incorporated herein by reference. We undertake no obligation and do not intend to update or revise these forward-looking statements to reflect future events or circumstances, except as required pursuant to the federal securities laws.

THE SPECIAL MEETING

Date, Time, and Place

     This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by our board of directors for the special meeting of stockholders to be held on March 15, 2005, at 9:00 a.m., or at any adjournments or postponements thereof, at our principal executive offices located at Fifteen Piedmont Center, 3575 Piedmont Road, Suite 100, Atlanta, Georgia 30305. These proxy materials are first being sent to stockholders on or about February 9, 2005.

Purposes of the Special Meeting

     At the special meeting, our stockholders will be asked to:

     (1) consider and vote upon the approval and adoption of the merger agreement and the related merger; and

     (2) transact such other business as may properly come before the meeting or any adjournments or postponements thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as the adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement and the related merger.

     The board of directors, including all the non-employee directors, has unanimously approved and authorized the merger agreement and the related merger, and determined that the merger is advisable, and recommends that the stockholders vote “FOR” approval and adoption of the merger agreement and the related merger.

Record Date; Voting Rights

     The board of directors has fixed the close of business on February 7, 2005 as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, we had 6,723,395 issued and outstanding shares of common stock held of record by approximately 114 holders and 100 issued and outstanding shares of Series A preferred stock held of record by four holders.

     Each issued and outstanding share of capital stock entitled to vote at the special meeting will have one vote on all matters coming before the special meeting. The common stockholders and the Series A preferred stockholders will vote as separate classes.

     Even if you plan to attend the special meeting, you are urged to sign, date and return the accompanying proxy card. If your proxy card is signed and returned without specific voting instructions, your shares of common stock or Series A preferred stock will be voted “FOR” approval and adoption of the merger agreement and the related merger as recommended by the board of directors.

Quorum

     The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock on the record date entitled to vote at the special meeting is necessary to constitute a quorum of common stockholders for the transaction of business at the meeting. The presence, either in person or by proxy, of holders of a majority of the issued and outstanding shares of

Series A preferred stock on the record date entitled to vote at the special meeting is necessary to constitute a quorum of Series A stockholders for the transaction of business at the meeting.

Required Vote; Effect of Abstentions and Broker Non-Votes

     Under Delaware law and our Certificate of Incorporation, as amended, the merger agreement must be approved by the affirmative vote of the holders of a majority of our issued outstanding shares of common stock and the holders of a majority of our issued and outstanding shares of Series A preferred stock, voting as a separate class. At a special meeting of the board of directors held on November 5, 2004, the terms of the merger agreement were unanimously approved by the board of directors.

•	Ross J. Mangano, the chairman of the board of directors, and his affiliate, Jo & Co., and Gerard H. Sweeney, a director, and his affiliate, Brandywine Operating Partnership, L.P., which collectively have the power to vote shares of common stock representing 38.5% of our issued and outstanding common stock, are parties to a common stockholders voting agreement with Buyer, a copy of which we have attached to this proxy statement as Appendix B. Pursuant to this voting agreement, these stockholders agreed to vote their shares of common stock in favor of the merger agreement.

•	Noro-Moseley V, LLP, an affiliate of Steve G. Nussrallah, a director, and Wakefield Group III, LLC, an affiliate of Michael F. Elliot, a director, which collectively have the power to vote shares of Series A preferred stock representing 89.6% of our issued and outstanding Series A preferred stock, are parties to a preferred stockholders voting agreement with Buyer, a copy of which we have attached to this proxy statement as Appendix C. Pursuant to this voting agreement, these stockholders agreed to vote their shares of Series A preferred stock in favor of the merger agreement and, as such, the merger agreement is expected to be approved by the Series A preferred stockholders.

     The inspectors of election will treat shares of our common stock and Series A preferred stock represented by proxies that are marked “ABSTAIN” as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the special meeting and for purposes of determining the outcome of any question submitted to the stockholders for a vote. Therefore, abstentions will have the same effect as votes against the approval of the merger agreement.

     Brokers who hold shares in “street name” for customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. These brokers, however, are precluded from exercising their voting discretion in respect of the approval of non-routine matters like approving the merger agreement. A broker “non-vote” occurs when a bank, broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger agreement.

Action to be Taken Under the Proxy

     The enclosed proxy is solicited on behalf of the board of directors. Giving a proxy does not mean that you cannot vote in person if you attend the special meeting and decide that you wish to vote by ballot. You have an unconditional right to revoke your proxy at any time prior to its exercise, either by filing with our secretary at our principal executive offices a written revocation or a properly completed and signed proxy bearing a later date or by voting in person by ballot at the special meeting. Attendance at the special meeting without casting a ballot will not, by itself, constitute revocation of a proxy.

     All shares of common stock and shares of Series A preferred stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in the manner indicated on the proxies. Unless other instructions are given, properly executed proxies will be voted “FOR” the approval of the merger agreement as recommended by the board of directors.

     When considering a motion to adjourn or postpone the special meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger) or such other business and matters as may properly come before the special meeting, the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on adjournment or postponement or such other business and matters using their best judgment. Other than as described in the Notice of Special Meeting of Stockholders, there are no other matters to be brought before the special meeting.

Proxy Solicitation

     We and Buyer will bear equally the cost of preparing, assembling and mailing this proxy statement, the Notice of Special Meeting of Stockholders and the enclosed form of proxy. We have retained Morrow & Company, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. Morrow & Company, Inc. will receive a fee for its services of $5,000 and expense reimbursement. We are requesting that any trustees, custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. We may reimburse those persons for their expenses in so doing. In addition to the solicitation of proxies by mail, our directors, officers and employees and subsidiaries may solicit proxies by telephone, facsimile, telegram or in person. These directors, officers and employees will not be additionally compensated for such solicitation but maybe reimbursed for out-of-pocket expenses incurred. No solicitation costs have been incurred to date.

     No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized with respect to the merger agreement, or other matters addressed in this proxy statement.

     IF THE AGREEMENT AND PLAN OF MERGER IS APPROVED AND THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS AND LETTERS OF TRANSMITTAL REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES. YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THESE INSTRUCTIONS.

SPECIAL FACTORS

Background of the Merger

     In late 2003, representatives of Noro-Moseley V, LLP and Wakefield Group III, LLC were approached about possibly selling their interest in our company. We also were directly approached on an unsolicited basis about whether we would have an interest in a sale of the company. As a result, our board of directors met and determined to formally study whether the board should undertake a review of our strategic alternatives generally and engage an investment banking firm in that regard.

     On February 2, 2004, we engaged Breckenridge to evaluate our current business plan and assist our board in evaluating our strategic alternatives. We issued a press release on February 4, 2004, announcing that our board had decided to explore our strategic alternatives in light of some unsolicited indications of interest from other companies and financial entities, as well as our desire to expand our growth capital facilities.

     On February 24, 2004, Breckenridge and our outside counsel, Hunton & Williams LLP, which we refer to as Hunton & Williams, met with our board to begin the formal process of pursuing strategic alternatives. Alternatives discussed included seeking a change of control through the sale or merger of the entire business, refinancing the operation to redeem the convertible debt and bridge loan and maintaining the status quo. The board instructed Breckenridge to work with management to begin to draft a confidential information memorandum that would describe our company, to create a list of potential acquirors and to consider possible new investors for the company. Our board informed Breckenridge that the board would schedule a follow-up meeting to pursue these topics after Breckenridge prepared their materials.

     At a meeting on March, 31, 2004, our board of directors authorized Breckenridge to commence preparation for a process to solicit on a widespread basis potential interest in acquiring the company.

     At a meeting on May 4, 2004, Breckenridge presented to our board a possible timetable for conducting the sale process. Breckenridge also identified and reviewed the interested parties that had contacted Breckenridge following the February 4 press release, along with other possible additional parties which could be contacted. Our board, together with Breckenridge and Hunton & Williams, discussed the benefits and risks of commencing a process at this time or waiting and determined to commence a process to be able to ascertain the level of interest in acquiring us.

     On May 10, 2004, Breckenridge began the process of contacting a pool of potential partners and formally responding to inquiries that had been made by interested parties.

     Breckenridge met with our board on June 11, 2004, to provide an update on the process. Breckenridge identified the 76 strategic and financial partners that had been contacted and the 34 of those that had executed confidentiality agreements and had been provided the confidential information memorandum. Included among these parties was Crescent, which was contacted on June 8, 2004, and executed a confidentiality agreement on that same date.

     On June 24, 2004, Breckenridge and Hunton & Williams further reviewed the process with our board. Breckenridge noted that it had concluded the initial phase of the process and received 10 proposals. Breckenridge recommended the selection of three parties to continue the process, which parties proposed enterprise valuations (including the assumption of negative working capital) ranging from Crescent’s initial valuation of $34,260,000 to $36,260,000 on the low end to a valuation from a potential strategic buyer of $44,260,000 to $54,260,000 on the high end. These proposed purchase prices were for 100% of the stock of the Company and were to be payable in various forms from all cash to all stock.

     For the balance of July and into the beginning of August 2004, our company and Breckenridge held diligence meetings with these three bidders. During this time one of the bidders with the highest indicated valuation withdrew from the process and a new strategic bidder with a similar value range, who we will refer to as Company X, emerged and was granted access to the data room material and management meetings.

     On August 25, 2004, Breckenridge and Hunton & Williams met with our board to review the process and evaluate the next steps to take. During this meeting, the parties evaluated the status of each of the three bidders currently under consideration. Breckenridge recommended, and our board approved, actions to proceed with Crescent and Company X, excuse the other bidder from the process, provide to each party a draft of the definitive merger agreement prepared by Hunton & Williams and ask each party to continue diligence and to deliver their final proposal and a mark-up of the merger agreement. On August 31, 2004, Crescent’s legal advisor, King & Spalding LLP, which we refer to as King & Spalding, returned a preliminary markup of the merger agreement to Hunton & Williams.

     On September 8, 2004, Breckenridge and Hunton & Williams reviewed with our board a summary of the final proposals and the key contract terms from each of the two finalists. Crescent’s proposed valuation was $37.2 million payable in cash and Company X’s proposed valuation was $45 million payable in a combination of cash and common stock of the other party. Our board considered many aspects of each proposal, including the following: (a) the valuation implied by each proposal, (b) the status of due diligence of each of the parties, (c) the nature of any outstanding issues, (d) an overview of recent discussions and/or meetings with each party, (e) any significant legal issues that had been discovered, (f) the difference between the form of consideration to be received by our stockholders from each of the proposals and (g) the contingencies to the proposals. After this meeting, Breckenridge was instructed to inform the two final parties that they were evaluating certain aspects of each proposal and ask for each bidder to increase its valuation.

     Crescent responded with a verbal increase in their proposal to $38.2 million. Company X stated it could not increase its valuation.

     At the September 21, 2004, meeting of our board, Breckenridge and Hunton & Williams reviewed the status of Crescent and Company X. Our board expressed concern with Company X’s form of consideration and overall approach towards the process and was worried that Company X would not be able to continue with the process in a timely fashion. In addition, Crescent had informed Breckenridge that it would not be in a position to hold its offer open for much longer. Breckenridge was instructed to contact Crescent with the request to increase their valuation in exchange for entering into a limited period of exclusivity. A Breckenridge representative met with Crescent and delivered the request for greater consideration in exchange for an exclusivity period until October 29, 2004. Later that day, Crescent delivered to Breckenridge a revised proposal for an initial purchase price of $39.0 million cash at closing and an adjustment to this purchase price equal to the change in working capital for the period between signing of the merger agreement and a date as close to closing as practicable.

     On September 22, 2004, our board instructed Breckenridge to inform Crescent that the board was prepared to provide exclusivity to them through October 29, 2004. An exclusivity agreement was then executed with Crescent on September 24, 2004.

     Crescent and its advisors, including King & Spalding, met with our management and our advisors, including Hunton & Williams, on October 4, 2004 in an organizational meeting at the offices of

King & Spalding for a presentation by our management and in order to outline a timetable for completing due diligence and negotiating a definitive merger agreement. All parties participated in multiple meetings and conference calls between September 27 and October 29 in order to negotiate the terms of the merger and to attempt to finalize discussions by October 29, 2004.

     During the month of October, Crescent’s legal, tax and financial advisors undertook a due diligence review of Cypress. On October 15, 2004, Crescent and its legal advisors and we and our legal and financial advisors met again at the offices of King & Spalding to discuss Crescent’s due diligence and certain aspects of the draft merger agreement, including materiality thresholds in our representations and warranties and in the conditions to Buyer’s obligations, the proposed working capital adjustment, restrictions on our operations between the signing of the merger agreement and the completion of the merger, the “fiduciary outs” available to our board of directors and the deal protection provisions required by Buyer and the tax structure of the transaction.

     At an October 18, 2004, board meeting, our advisors, including Hunton & Williams, informed our board of open issues in connection with the merger agreement. Our board then gave general instructions for resolution of these issues.

     On October 19, 2004, and again on October 27, 2004, King & Spalding and Hunton & Williams engaged in negotiations by telephone regarding the merger agreement and documents related to the merger agreement, and in particular the availability of “fiduciary outs” for our board of directors and the deal protection provisions required by Buyer, the materiality thresholds and the definition of “material adverse effect,” and certain of the covenants and representations and warranties to be given by Cypress in the merger agreement.

     On October 28, 2004, Crescent and its legal advisors and we and our legal and financial advisors met at the offices of Hunton & Williams to discuss the merger agreement.

     On October 29, 2004, Crescent and we executed an extension of the exclusivity agreement to permit more time to attempt to resolve remaining open issues, especially as they related to the method of calculating the working capital adjustment, which is a key variable component of the final merger consideration.

     The board met on November 1, 2004, with its advisors, including Hunton & Williams, to review remaining open issues with the merger agreement.

     On November 2, 2004, Crescent and its legal advisors and we and our legal and financial advisors met at the offices of King & Spalding to attempt to negotiate issues in the merger agreement, including the working capital calculation issue, and to discuss Crescent’s due diligence findings.

     On November 3, 2004, board members Steve Nussrallah, Michael Elliott and Gregory McGraw met with representatives of Crescent to attempt to resolve open issues with the merger agreement. To resolve the working capital calculation issue, the parties agreed that the unadjusted purchase price would be $39,350,000 and the working capital adjustment would begin July 31, 2004, and run until the date closest to closing that would allow proper measurement. In addition, a specific schedule of the various components of working capital was established. Later that day, our board met with its advisors, including Hunton & Williams, to review the proposed resolution of open issues and authorized management to proceed with completing the definitive agreement.

     On November 5, 2004, after a review of all of the terms of the transaction, a report from Hunton & Williams of the legal aspects of the transaction and a report from Breckenridge as to the fairness of the transaction to our stockholders from a financial point of view, our board unanimously approved the merger agreement. That same day, we issued a press release announcing our execution of the merger agreement.

     On November 12, 2004, we filed a Form 12b-25 notifying the Securities and Exchange Commission that we would not timely file our Form 10-Q for the third quarter of 2004 because we needed additional time to evaluate the financial impact of the fact that we had been making payments to telecommunications service providers for certain federal, state, local and telecommunication taxes and surcharges for which we might be exempt. On February 4, 2005, we filed a Form 10-Q and reported that, based on a review of the taxes and surcharges paid, we believe that we are entitled to recover an amount in the range of $1 million to $2.5 million, although there is no assurance that any amounts will be recovered or when any amounts will be recovered, if ever.

     On February 3, 2005, in recognition of the potential increase in working capital relating to the telecommunications tax recovery, Cypress and Buyer agreed to amend the Merger Agreement to increase the merger consideration by $935,000, making the total value of the transaction $40.285 million. The parties also agreed in the amendment, among other things, that accounts receivable attributable to the telecommunications tax recovery will be capped in light of the increase in the merger consideration for purposes of calculating the final merger consideration adjustment.

Purpose and Reasons for the Merger

     There are 6,723,395 shares of our common stock issued and outstanding as of the record date. Because of the relatively low number of issued and outstanding shares, the trading volume of shares of common stock has been, and continues to be, limited. During the 12 months prior to the announcement of the proposed merger, the average daily trading volume has been approximately 3,086 shares per day. Because the stock is so thinly traded, many stockholders lack sufficient liquidity to sell their shares without a significant impact on the market price of our common stock.

     In recent years, we believe, the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading in the public marketplace. This is particularly true, we believe, as to telecommunications companies with a relatively narrow business focus. At the same time, the burdens that are placed on us in order to meet the various public company reporting obligations are significant, and are expected to increase as we comply with Section 404 of the Sarbanes-Oxley Act of 2002. The board of directors believes it is highly speculative whether Cypress would ever achieve significant market value because of our size, the lack of liquidity and no assurance of profitable growth in the near future. The realization that Cypress might never achieve significant market value as a public company is one of the reasons that ultimately caused the board of directors to conclude that we no longer are benefiting from being a public company, and that it would be in the best interests of us and our stockholders to place ourselves up for auction.

     After completing the sale process, Buyer’s proposal presented Cypress with the opportunity to sell ourselves while affording the stockholders the opportunity to sell their common stock for cash at a price that represents a premium of approximately 100%, 100% and 60% over the average one year, six month and 60 trading day closing price before the public announcement of the proposed merger, without incurring any brokerage commissions.

     We believe that it is in our best interest and that of our stockholders to sell ourselves at this time. The board of directors has determined that the proposed merger represents the best value for us and our stockholders at a fair price which is higher than that which could be achieved in the open market. In light of these objectives, the board of directors concluded that the proposed merger better accomplished its goals as more fully described under “SPECIAL FACTORS — Background of the Merger” on page 18.

Recommendation of the Board of Directors

     The board of directors unanimously determined that the merger is fair to, and in the best interests of, Cypress and its stockholders and that the merger is advisable. The board of directors unanimously approved the merger agreement, and unanimously recommended approval of the merger agreement by our stockholders at the special meeting. In reaching its determinations, the board of directors relied on its knowledge of our business and information provided by our officers, as well as the advice of its independent financial advisor (Breckenridge) and legal counsel (Hunton & Williams). Certain members of the board of directors and certain stockholders are obligated pursuant to voting agreements to vote their shares for approval of the merger agreement. The board of directors considered a number of factors, including the following positive factors, each of which in the view of the board of directors supported such determination:

•	the historical trading activity of our common stock, including the fact that the average daily trading volume of our common stock for the twelve months prior to November 5, 2004, was 3,086 shares per day;

•	the small public float and limited prospects for creating institutional interest in our stock or coverage by analysts;

•	the performance of our stock price since November 5, 2003. From November 5, 2003, until November 5, 2004, our common stock closed at a high of $1.30 per share in September 2004 and at a low of $0.51 per share in June 2004;

•	the time and expense required in order to meet the various public company reporting obligations, which would be expected to increase as the company complied with Section 404 of the Sarbanes-Oxley Act of 2002;

•	the fact that the proposed merger consideration of an estimated $1.71 per share constitutes a premium of approximately 100%, 100% and 60% over the average one year, six month and 60 trading day closing price before the public announcement of the proposed merger;

•	after engaging in a competitive auction process to solicit proposals from the most likely acquirors of Cypress, all of which were familiar with us and our business and which our board of directors determined were in the best position to offer us competitively attractive acquisition proposals, the merger with Buyer was the most attractive transaction for our stockholders, when taking into account all of the factors relating to each indication of interest received, including the terms and conditions of each proposal and the likelihood of each proposal culminating in a definitive agreement that was beneficial to our stockholders;

•	the presentation by Breckenridge of its detailed analysis and conclusions concerning the fairness of the transaction and the written opinion of Breckenridge delivered to the board of directors as of November 5, 2004, stating that, as of November 5, 2004, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the aggregate consideration to be paid to holders of our common stock and Series A preferred stock pursuant to the merger agreement is fair, from a financial point of view, to our stockholders. See “SPECIAL FACTORS — Opinion of Financial Advisor to the Board of

Directors” on page 24 and a copy of the opinion of Breckenridge attached as Appendix D to this proxy statement;

•	the board of directors’ judgment that it was unlikely for our stockholders to realize in excess of an estimated $1.71 per share due to the current and prospective environment in which we operate;

•	the fact that our bridge loan and term loan both mature in July 2005 and would need to be refinanced;

•	the fact that the consideration to be received in the merger is payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the fact that FIIB, the indirect parent of Buyer, has committed to providing Buyer with all necessary funds to enable Buyer to consummate the merger, subject only to the satisfaction or waiver of the conditions precedent to the consummation of the merger, and the failure to obtain such financing would not permit Buyer to terminate the merger agreement;

•	the fact that Crescent has significant experience in the field of buyouts and acquisitions, as well as a record of success in closing the transactions on which it embarks;

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that the merger agreement does not unduly deter a third party from making an acquisition proposal, inhibit the board of directors from withdrawing or modifying its approval or recommendation of the merger or the merger agreement or inhibit the board of directors from approving, recommending or accepting an acquisition proposal that it determines to be of a superior proposal to our stockholders than the merger. Specifically, the merger agreement includes provisions which permit the board of directors to withdraw its recommendation of the merger if there is a more favorable acquisition proposal prior to the date of the stockholders’ meeting. In addition, the voting agreements will terminate if the board of directors withdraws or modifies its approval and recommendation. See “THE MERGER AGREEMENT — No Solicitation of Competing Transactions” on page 50.

     The board of directors also considered the following other factors associated with the merger:

•	the fact that, while the merger consideration represents a premium over our historical trading price, the stock market has not performed well over the past two years, which may contribute to the recent trading price of our common stock;

•	the merger consideration will first be used to repay the outstanding indebtedness under our term loan and convertible debt held by affiliates of certain of our board members and certain other parties, which also results, as of February 7, 2005, in warrants for 11,103,109 shares (subject to increase due to an increase in the number of warrants to be issued as of the closing date in accordance with the warrant agreements) of common stock becoming exercisable with an exercise price of $1.13;

•	our stockholders will not have the right to participate in our future growth, if any;

•	the fact that gains from this transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the conditions to Buyer’s obligation to complete the merger and the right of Buyer to terminate the merger agreement under certain circumstances;

•	the restrictions that the merger agreement imposes on our ability to operate our business until the transaction closes or the merger agreement terminated;

•	in the event that the merger is not consummated, the potential negative effects of the public announcement of the merger on our sales, operating results, stock price, relationships with customers and suppliers, ability to retain key technical, marketing, sales and management personnel and employee morale;

•	the interests that certain of our directors and officers may have with respect to the merger in addition to their interests as our stockholders generally, as described in “SPECIAL FACTORS — Interests of Certain Persons in the Merger”; and

•	the fact that under the merger agreement, while we have the ability prior to the stockholders’ meeting to discuss unsolicited acquisition proposals with third parties and provide them with non-public information concerning Cypress, and our board of directors has the ability to withdraw, amend or modify its recommendation to our stockholders in light of any superior proposal if specified conditions are met, we cannot terminate the merger agreement unless and until the proposed merger with Buyer is presented to our stockholders for a vote at a meeting but is not approved by them, and we or Buyer thereafter terminate the merger agreement and certain other conditions are met, including, in some circumstances, our payment of a $1,500,000 termination fee to Buyer.

     The members of the board of directors evaluated each of the foregoing factors in light of their knowledge of our business, their knowledge of the telecommunications industry and their good faith business judgment. Although the board of directors believes that these were all of the material factors considered, the preceding discussion is not intended to be an exhaustive list of all factors considered. In view of the large number of factors considered by the board of directors in connection with the evaluation of the merger and the complexity of these matters, the board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each member of the board of directors may have given different weight to the various factors. The board of directors conducted a discussion of, among other things, the factors described above, including asking questions of the board of directors’ financial and legal advisors, and reached the unanimous conclusion that the merger agreement was fair to, advisable and in the best interests of Cypress and its stockholders.

Opinion of Financial Advisor to the Board of Directors

     Breckenridge has acted as financial advisor to Cypress in connection with the proposed merger by which Cypress will become an indirect wholly-owned subsidiary of TechInvest Holdings Limited. At the November 5, 2004, meeting of the Cypress board of directors, Breckenridge rendered its oral opinion to the Cypress board of directors, subsequently confirmed in writing, that, as of that date, and based on certain assumptions, limitations and qualifications, the aggregate consideration to be paid to holders of Cypress common stock and Series A preferred stock pursuant to the merger agreement is fair, from a financial point of view.

     The full text of Breckenridge’s opinion, dated November 5, 2004, is attached as Appendix D to this proxy statement and is incorporated into this document by reference. We urge you to read the entire opinion carefully to understand, among other things, the assumptions made, matters considered and limits on the review undertaken by Breckenridge in connection with it. Breckenridge’s opinion was directed to the Cypress board of directors and addressed only the fairness, from a financial point of view, of the aggregate consideration to be paid to stockholders of Cypress. Breckenridge expressed no opinion as to the fairness, from a financial point of view, to the holders of common stock or Series A preferred stock as a category of equity apart from all stockholders collectively. The opinion does not address any other aspect of the transaction or constitute a recommendation to any Cypress stockholder on how to vote. Breckenridge expressed no opinion as to the merits of the underlying decision by Cypress to effect the transactions in the merger agreement or the relative merits of the merger agreement as compared to any alternative strategies or transactions Cypress might pursue. The following summary of Breckenridge’s opinion is qualified in its entirety by reference to the full text.

     In connection with rendering its opinion, Breckenridge, among other things:

•	analyzed and reviewed the outcome of the auction process it conducted;

•	reviewed internal financial statements and other business, financial and operating data concerning Cypress prepared by the management of Cypress;

•	reviewed certain financial forecasts prepared by the management of Cypress;

•	reviewed certain publicly available information concerning Cypress, and certain internal analyses and other information furnished by Cypress;

•	reviewed the reported prices, general absence of regular trading volume and lack of analyst coverage of Cypress common stock;

•	reviewed the operating metrics, valuation and other characteristics of certain publicly traded companies deemed comparable to Cypress, in whole or in part;

•	reviewed the financial terms, to the extent publicly available, of selected business combination transactions that Breckenridge deemed comparable, in whole or in part;

•	reviewed the terms of the merger agreement and certain related documents;

•	held discussions with members of the senior management of Cypress regarding the business and prospects of their company;

•	reviewed current industry prospects, including the regulatory environment and consolidation trends; and

•	performed other analyses and considered other factors as it deemed appropriate.

     In preparing its opinion, Breckenridge did not assume responsibility for the independent verification of, and did not independently verify, the information considered in connection with the rendering of its opinion, whether publicly available or furnished to it, including, without limitation, any financial information, forecasts or projections provided to it by Cypress. Accordingly, for purposes of its opinion, Breckenridge assumed and relied upon the accuracy and completeness of all such information. Breckenridge did not conduct a physical inspection of any of Cypress’ properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of its assets or liabilities. With respect to the financial forecasts and projections made available to Breckenridge and used in its analysis, Breckenridge assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Cypress and that Cypress would perform in accordance therewith. Breckenridge did not opine, directly or indirectly, as to the reasonableness of any such forecasts and projections. Breckenridge also relied upon assurances from Cypress’ management that they were not aware of any facts or circumstances which they did not disclose to Breckenridge that would make the information, projections or analysis they provided inaccurate or misleading. Breckenridge’s opinion was necessarily based upon economic, market and other conditions on, the information made available to Breckenridge as of, and the financial condition of Cypress on, the date of its opinion.

     In rendering its opinion, Breckenridge assumed that, in all respects material to its analysis:

•	the parties to the merger agreement will perform all of their covenants and agreements under the merger agreement; and

•	all conditions to the parties’ obligations to complete the merger will be satisfied without any waiver.

     Breckenridge also assumed that all material governmental or regulatory approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained without significant delay and that in connection with obtaining any necessary governmental or regulatory approvals and consents, no limitations or restrictions will be imposed that would have an adverse effect on the contemplated benefits of the merger and its related transactions.

Financial Analysis of the Financial Advisor to Cypress

     The material aspects of the financial analyses Breckenridge performed in connection with rendering its November 5, 2004, opinion are summarized below. The financial analyses Breckenridge performed are among those most commonly used in the financial advisory industry to value companies in the context of an acquisition transaction. In arriving at its fairness determination, Breckenridge did not assign any specific weight to the results obtained by any particular analysis used. The summaries set forth below do not purport to be a complete description of the financial analyses performed. These summaries include information presented in tabular format. In order to understand fully the financial analyses Breckenridge used, the tables must be read together with the text of each summary.

     In performing the analyses described below, Breckenridge assumed an enterprise value, or aggregate purchase price for Cypress before the application of proceeds to repay debt, of approximately $40.5 million. This enterprise value is calculated by adjusting the base purchase price of $39.350 million to reflect certain changes in assets and liabilities of Cypress between July 31, 2004, and September 30, 2004. The base purchase price of $39.350 million is based upon Cypress’ financial results as of July 31, 2004. Application of the working capital adjustment mechanism in the merger agreement, which increases or decreases the final purchase price based on Cypress’ financial performance after July 31, 2004, results in an increase of the purchase price of approximately $1.2 million based upon Cypress’ preliminary September 30, 2004, financial results. September 30, 2004, was the date of the latest financial results for Cypress when Breckenridge rendered its opinion. Breckenridge deemed it appropriate to adjust the base purchase price in accordance with Cypress’ preliminary September 30,

2004, financial results because the amount of cash and cash equivalents, indebtedness, convertible notes, accrued interest and loan fees as of September 30, 2004, was used to determine equity value for purposes of the opinion.

     Selected Comparable Companies Analysis. Breckenridge performed a selected comparable companies analysis of Cypress. The purpose of this analysis was to estimate the value of Cypress by comparing it to publicly traded companies that Breckenridge deemed to be comparable, in whole or in part, to Cypress. The comparisons made were in terms of multiples of commonly used financial measures. A multiple is derived by dividing a company’s enterprise value by the relevant financial measure. The enterprise value of a company is determined by adding the total value of its outstanding equity and indebtedness and subtracting the value of its excess cash. The companies and financial measures that Breckenridge used for this purpose are described below. Once Breckenridge ascertained the range of multiples applicable to these comparable companies, it applied these multiples to the corresponding financial measures of Cypress in order to derive a range of estimated enterprise values for Cypress. Breckenridge then compared these enterprise valuation ranges and equity valuation ranges to the estimated aggregate purchase price and implied equity value under the merger agreement, assuming the purchase price adjustments appropriate as of September 30, 2004.

     The companies that Breckenridge deemed to be comparable, in whole or in part, to Cypress for purposes of this analysis were all publicly traded competitive local exchange carriers, or CLECs, and consisted of the following: ITC^DeltaCom, Inc., Pac-West Telecomm, Inc., Talk America Holdings, Inc., Time Warner Telecom, Inc., US LEC Corp., XO Communications, Inc. and Z-Tel Technologies, Inc.

     The financial measures used by Breckenridge for the purpose of this analysis were:

•	enterprise value as a multiple of last quarter annualized revenue; and

•	enterprise value as a multiple of last quarter annualized earnings before interest, taxes, depreciation and amortization, or EBITDA.

     For the last fiscal measure, Breckenridge evaluated the EBITDA of Cypress on a pro forma basis assuming certain normalizing adjustments that were provided to Breckenridge by Cypress management (“Adjusted EBITDA”).

     In developing the reference ranges of valuation multiples used in its analysis, Breckenridge considered a variety of other factors in addition to the selected company data, including differences in physical infrastructure, customer base, geographic presence, business model, operational growth and margin profiles, cash flow and liquidity profiles, financial planning and reporting capabilities, the applicable regulatory environment and capital markets sentiment.

     The following table presents the reference range multiples used by Breckenridge in its analysis, along with the Cypress enterprise and equity valuations implied by the multiples analysis. Equity value was determined by adding cash and cash equivalents of $1.8 million to the $40.5 million assumed aggregate purchase price, based on the purchase price adjustment as of September 30, 2004, and subtracting from that total $26.5 million for the repayment of certain indebtedness (senior loan, bridge loan and convertible notes), accrued interest and loan fees, senior management retention bonuses and estimated transaction fees as of September 30, 2004. The assumed equity value implied in the merger for purposes of rendering the fairness opinion is equal to $15.8 million, based on the purchase price adjustment as of September 30, 2004. Cypress statistics were based on historical results provided by Cypress management. Dollar figures are in millions.

	Cypress	Relevant Range	Enterprise		Equity
Metric	Metric	Multiples	Valuation Range		Valuation Range
Last quarter annualized revenue	$77.7	0.31x – 0.97x	$23.8	$75.4	$(0.9)	$50.7
Last quarter annualized Adjusted EBITDA	$9.8	1.9x – 7.0x.	$18.8	$68.5	$(5.9)	$43.8

     Breckenridge observed that the $40.5 million estimated aggregate purchase price and the implied equity value of $15.8 million, based on the purchase price adjustment as of September 30, 2004, was within the estimated enterprise valuation and equity valuation ranges derived from these metrics. The results of this analysis therefore supported the conclusion that the aggregate consideration to be paid to holders of Cypress’ common stock and Series A preferred stock pursuant to the merger agreement is fair from a financial point of view.

     Selected Precedent Transactions Analysis. Breckenridge performed a selected precedent transactions analysis of Cypress. The purpose of this analysis was to estimate the value of Cypress by comparing the enterprise value for Cypress implied by the proposed transaction to the enterprise valuations made by acquirers of other target companies in prior business combination transactions that Breckenridge deemed comparable, in whole or in part, to the proposed transaction. The multiples chosen for comparison from the precedent transactions were multiples of the last quarter annualized revenues and the last quarter annualized Adjusted EBITDA. Breckenridge applied the range of results calculated from precedent transactions to Cypress’ last quarter annualized revenues and Adjusted EBITDA in order to derive a range of estimated enterprise values and equity values for Cypress. Breckenridge then compared these enterprise valuation ranges and equity valuation ranges to the estimated aggregate purchase price and implied equity value under the merger agreement, assuming the purchase price adjustments appropriate as of September 30, 2004.

     The prior business combinations involving companies that Breckenridge considered to be comparable, in whole or in part, to Cypress were as follows:

Announcement
Date	Target	Acquiror
September 2004	Network Telephone	ITC^Deltacom
September 2004	FDN	ITC^Deltacom
July 2004	ICG Communications	M/C Ventures / Columbia Capital
March 2004	Focal Communications	Corvis Corporation
July 2003	BTI Telecom Corp.	ITC^Deltacom

     In developing the reference range of valuation multiples used in its analysis, Breckenridge considered a variety of other factors in addition to the selected precedent transaction data, including factors similar to those taken into account in arriving at reference range multiples used in the “Selected Comparable Companies Analysis” described above.

     No selected comparable transaction identified above was identical to the proposed merger. Because the circumstances surrounding each of the comparable transactions analyzed were specific to such transaction and because of the inherent differences among the time periods, businesses, operations and prospects of the acquired companies included in the selected transactions, Breckenridge believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent acquisition comparables analysis. Instead, in arriving at the reference-range multiples, Breckenridge made qualitative judgments concerning differences between the characteristics of these precedent transactions and the proposed merger and its related transactions that affected the values of Cypress implied by this method.

     The following table presents the reference range multiples used by Breckenridge in its analysis, along with the Cypress enterprise value and equity value implied by the multiples analysis. Cypress statistics were based on historical results provided by Cypress management. Dollar figures are in millions.

	Cypress	Relevant	Enterprise		Equity
Metric	Metric	Range Multiples	Valuation Range		Valuation Range
Last quarter annualized revenue	$77.7	0.43x – 0.86x	$33.3	$66.8	$8.6	$42.1
Last quarter annualized Adjusted EBITDA	$9.8	4.5x (a)	$44.4	$44.4	$19.7	$19.7

(a)	Reference range of multiples for comparable transactions included only one relevant EBITDA multiple.

     Breckenridge observed that the $40.5 million assumed aggregate purchase price and the assumed aggregate equity value of $15.8 million, based on the purchase price adjustment as of September 30, 2004, was within the estimated enterprise valuation and equity valuation ranges implied by the revenue multiples and below the enterprise valuation and equity valuation ranges implied by the EBITDA multiple. After reviewing a number of qualitative factors associated with the business combinations used in the precedent transaction analysis, Breckenridge determined the results of this analysis supported the conclusion that the aggregate consideration to be paid to holders of Cypress common stock and Series A preferred stock pursuant to the merger agreement is fair from a financial point of view.

     Discounted Cash Flow Analyses. Breckenridge performed discounted cash flow analyses of Cypress, which are designed to calculate a range of implied enterprise valuations for Cypress on the basis of the present value of the after-tax free cash flows that Cypress could generate. Cypress management provided Breckenridge with projections of Cypress’ after-tax free cash flows that were the basis of these analyses. Breckenridge performed the discounted cash flow analyses assuming a growth case and a base case for financial projections. The growth case financial projections assume a successful rollout of new Voice-over-Internet-Protocol (“VoIP”) product offerings, in addition to maintaining the core product offering, resulting in significant revenue and profitability growth (the “Growth Case”). The base case financial projections assume Cypress has limited success in new VoIP product offerings and continues to experience revenue declines consistent with recent historical performance (the “Base Case”). The Growth Case assumed a higher terminal EBITDA multiple and perpetual growth rate for purposes of determining the terminal value relative to the more conservative Base Case. Using these projections and based on an average of the assumed terminal values calculated using the terminal EBITDA multiple and terminal perpetual growth rate methodologies for each case, Breckenridge calculated Cypress’

•	estimated free cash flows for fiscal years 2005 through 2009; and

•	implied values of Cypress at the end of the 2009 fiscal year, which we refer to as the terminal value.

     The terminal EBITDA multiple and perpetual growth rate used in the Growth Case was 4.5x and 3.0%, respectively. The terminal EBITDA multiple and perpetual growth rate used in the Base Case was 3.0x and -5.0%, respectively. Breckenridge then discounted these values to the present using discount rates ranging from 27.5% to 32.5% for the Growth Case and 18.0% to 22.0% for the Base Case in order to establish implied enterprise valuation ranges for Cypress. The terminal EBITDA multiples were selected based on Breckenridge’s judgment with reference to public market and public transaction multiples and the projected financial performance of Cypress. The range of discount rates was principally based on Breckenridge’s judgment with reference to the weighted average cost of capital of Cypress and other CLECs and based on estimates of rates of return that private equity investors would require for a similar type investment in Cypress. After-tax free cash flow is calculated as EBITDA less cash taxes, changes in working capital and capital expenditures. Breckenridge then compared the estimated aggregate value of the purchase price to be paid by Buyer to the estimated enterprise valuation ranges implied by these analyses.

     The following table presents the range of Cypress enterprise values implied by the resulting discounted cash flow valuation ranges. Dollar figures are in millions.

Case	Enterprise
Scenario	Valuation Range
Base Case:
Present value of cash flows	$21.3 – $23.0
Present value of terminal value	$10.8 – $13.6
Total	$32.1 – $36.6

Growth Case:
Present value of cash flows	$17.9 – $20.0
Present value of terminal value	$31.7 – $39.6
Total	$49.6 – $59.5

     Breckenridge observed that the $40.5 million estimated aggregate purchase price to be paid by FIIB under the merger agreement, based on adjustments as of September 30, 2004, was below the estimated enterprise valuation ranges implied by the discounted cash flow analyses using the Growth Case and above the estimated enterprise valuation range implied by the discounted cash flow analysis using the Base Case. Breckenridge noted that although the valuation of the proposed transaction was below the low end of the estimated enterprise valuation range implied by the discounted cash flow analysis using the Growth Case, that fact was not sufficient to preclude a conclusion of fairness from a financial point of view. A number of qualitative factors affected Breckenridge’s assessment of this criterion, including the assumptions in the Growth Case for revenue and profitability relative to the recent historical performance of the business.

     Leverage Buyout Analyses. Breckenridge performed leverage buyout analyses of Cypress, which were designed to calculate a range of implied enterprise valuations for Cypress on the basis of what returns on invested capital a private equity investor may require for a similar type of investment assuming a certain capital structure and future financial performance. Cypress management provided Breckenridge with financial projections for Cypress as described above in the “Discounted Cash Flow Analyses” section. Breckenridge performed the leverage buyout analyses assuming the Growth Case and the Base Case for financial projections. The analysis based on the Growth Case assumed a higher required rate of return on invested capital and a higher terminal EBITDA multiple relative to the more conservative Base Case. Using these projections and based on an assumed terminal EBITDA multiple for each case, Breckenridge calculated Cypress’

•	estimated free cash flow for fiscal years 2005 through 2009; and

•	implied values at the end of the 2009 fiscal year, which we refer to as the terminal value.

     The terminal EBITDA multiple used in the Growth Case and the Base Case was 4.5x and 3.0x, respectively. The terminal EBITDA multiples were selected based on Breckenridge’s judgment with reference to public market and public transaction multiples and the projected financial performance of Cypress. Breckenridge then assumed a required rate of return on invested equity capital of 35% for the Growth Case and 25% for the Base Case. Breckenridge deemed a difference in the required rates of return on invested equity between the two cases appropriate due to significant differences in the execution risk in each respective set of financial projections. Breckenridge then compared the estimated aggregate purchase price and the estimated aggregate consideration to be paid to Cypress stockholders to the estimated enterprise valuation range and equity valuation range derived by this analysis.

     The following table presents the range of enterprise values and equity values implied by the resulting leverage buyout analyses. Dollar figures are in millions.

	Enterprise		Equity
	Valuation Range		Valuation Range
	Base	Growth	Base	Growth
Implied Valuation	$26.2	$48.5	$1.5	$23.8

     Breckenridge observed that the $40.5 million assumed aggregate purchase price and the implied equity value of $15.8 million, based on the purchase price adjustment as of September 30, 2004, was within the estimated enterprise valuation and equity valuation ranges implied by the leverage buyout analyses. The results of this analysis therefore supported the conclusion that the aggregate consideration to be paid to holders of Cypress’ common stock and Series A preferred stock pursuant to the merger agreement is fair from a financial point of view.

     Trading Analyses. Breckenridge performed trading analyses that compared the approximate share price implied by the merger at the time the opinion was rendered to the average closing prices of Cypress’ common stock during three different historical trading periods. The approximate per share merger consideration based on the preliminary September 30, 2004 balance sheet reviewed by Breckenridge represents a premium of approximately 100%, 100% and 60% over the average closing price of Cypress’ common stock during the 1-year, 6-month and 60-trading day periods ending on November 4, 2004, respectively. November 4, 2004, was the last trading date prior to the date of the merger agreement. On that day, the closing price per share of Cypress’ common stock was $0.70 per share. The closing price of Cypress’ common stock on February 2, 2005 was $1.45 per share. The Cypress board of directors believes that the merger represents an opportunity for holders of Cypress’ common stock to realize a higher price for their common stock than they might be able to realize in market transaction in the near term.

     In connection with the review of the merger by the Cypress board of directors, Breckenridge performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Such an opinion, therefore, is not necessarily susceptible to partial analysis or summary description. Breckenridge believes that the summary of the analyses provided above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

     In performing its analyses, Breckenridge made, and was provided by Cypress management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cypress. Analyses based on estimates or forecasts of future results are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates or forecasts, and neither Cypress, Breckenridge nor any other person assumes responsibility if future results are materially different from those estimates or forecasts. The analyses performed were prepared solely as part of Breckenridge’s analysis of the fairness from a financial point of view to holders of Cypress common stock and Series A preferred stock of the aggregate consideration to be paid to them under the merger agreement. Breckenridge delivered such an opinion to the Cypress board of directors on and as of November 5, 2004. The analyses do not purport to be appraisals.

     The merger consideration and other terms of the merger agreement were determined through arm’s length negotiations between Cypress and Buyer and were approved by the boards of directors of both Cypress and Crescent. Although Breckenridge provided advice to Cypress during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Cypress board of directors. As described above, the opinion and presentations of Breckenridge to the Cypress board of directors were only one of a number of factors taken into consideration by the Cypress board of directors in making its determination to approve the merger agreement. Breckenridge’s analyses, summarized above, should not be viewed as determinative of the opinion of the Cypress board of directors with respect to the value of Cypress or of whether the Cypress board of directors would have been willing to agree to a different purchase price or form of consideration.

     Breckenridge is a nationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions, recapitalizations, private placements and related transactions. Following consideration of other potential candidates, the Cypress board of directors selected Breckenridge as financial advisor in connection with the transaction based on Breckenridge’s qualifications, expertise, reputation and experience in mergers and acquisitions, particularly in the telecommunications industry. In the past, Breckenridge has acted as financial advisor to one of Cypress’ subsidiaries in connection with its sale to Cypress by tender offer in February 2002 and as financial advisor to WorldCom, Inc. in connection with WorldCom, Inc.’s sale of the assets of its shared tenant telecommunications services business to Cypress in July 2002. Cypress retained Breckenridge pursuant to an engagement letter dated February 2, 2004. Cypress has paid Breckenridge an opinion fee equal to $100,000 and agreed to pay Breckenridge a transaction fee equal to 2.0% of the purchase price up to $25.0 million and 1.5% of the purchase price over $25.0 million in the event the proposed merger with Mergerco is consummated. Regardless of whether the merger or any alternative transaction is consummated, Cypress has also agreed to pay Breckenridge a retainer of $5,000 per month and to reimburse Breckenridge for expenses incurred in performing its services of up to $35,000. In addition, Cypress has agreed to indemnify Breckenridge and related parties against liabilities and expenses related to or arising out of Breckenridge’s engagement by the Company or the rendering by Breckenridge of its fairness opinion.

Risks That the Merger Will Not be Completed

     Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the merger agreement will not be approved by the holders of a majority of the issued and outstanding shares of our common stock;

•	that neither we nor Buyer or Mergerco will have performed in all material respects our or their respective obligations contained in the merger agreement before the effective time of the merger;

•	that the necessary federal and state regulatory approvals will not be received;

•	that Buyer’s or Mergerco’s representations and warranties made in the merger agreement will not be true and correct at the closing date of the merger;

•	that our representations and warranties made in the merger agreement will not be true and correct at the closing date of the merger, and that such failure to be true and correct has an adverse effect (exceeding $2,000,000) on our business, assets or liabilities, financial condition or results of operations or on our ability to perform our obligations under the merger agreement;

•	that there may be litigation that could prevent the merger, cause the merger to be rescinded following completion of the merger or that could have a material adverse effect on our business;

•	the holders of more than 10% of the outstanding shares of our common stock exercise their appraisal rights and Buyer exercises its right not to proceed with the merger; and

•	an event has occurred which has had or could reasonably be expected to have, in the discretion of Buyer, a material adverse effect on Cypress.

     As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if our stockholders do not approve the merger agreement or if the merger is not completed for any other reason, our current management, under the direction of the board of directors, will continue to manage Cypress as an ongoing business. If the merger is not completed, depending on the circumstances, we may be required to pay Buyer a termination fee or reimburse certain expenses of Buyer.

Conduct of the Business of Cypress if the Merger is not Completed

     If the merger is not completed, the board of directors of Cypress expects to continue to operate the business of Cypress substantially as presently operated. The board of directors would reassess the strategic alternatives available to Cypress to enhance stockholder value, including, among others, the possibility of a sale of Cypress and alternatives that would keep Cypress independent and publicly owned.

Interests of Certain Persons in the Merger

     In considering the recommendation of the board of directors, you should be aware that certain of our officers and directors have interests in the merger, or have certain relationships as described below, that present actual or potential conflicts of interest in connection with the merger. The board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters described under “SPECIAL FACTORS — Purpose and Reasons for the Merger” on page 21; and “Recommendation of the Board of Directors” on page 22.

     Net Cash Proceeds to be Received by Directors and Officers

     Ross J. Mangano, chairman of the board of directors, beneficially owns 2,183,401 shares of our issued and outstanding common stock and warrants convertible into 583,192 shares of our common stock. Of the 583,192 warrants beneficially owned, 272,692 warrants have an exercise price of $3.25 per share and 310,500 warrants have an exercise price of $1.13 per share. Along with the other bridge loan lenders, Mr. Mangano will be repaid all amounts outstanding under the $8 million bridge loan, together with all accrued and unpaid interest, pursuant to the terms of the merger agreement.

     Gerard H. Sweeney, a director, owns 20,000 shares of our issued and outstanding common stock. Mr. Sweeney owns warrants convertible into 25,000 shares of our common stock at the exercise price of $8.00 per share. Mr. Sweeney is also the president and chief executive officer of Brandywine Realty Trust, the general partner of Brandywine Operating Partnership, L.P., and may be deemed to beneficially own 384,615 shares of our issued and outstanding common stock and warrants convertible into 148,077 shares of our common stock at the exercise price of $3.25 per share.

     Steve G. Nussrallah, a director, is the general partner of Noro-Moseley Partners V, L.P. and may be deemed to beneficially own the warrants exercisable for, as of February 7, 2005, 7,875,566 shares of our common stock at the exercise price of $1.13 per share, and the 72.9 shares of our Series A preferred stock owned by Noro-Moseley. Along with the other bridge loan lenders, Noro-Moseley will be repaid all amounts outstanding under the $8 million bridge loan, together with all accrued and unpaid interest, pursuant to the terms of the merger agreement. Along with the other convertible debt holders, Noro-Moseley will be repaid all amounts outstanding under the $10 million convertible debt, together with all accrued and unpaid interest, pursuant to the terms of the merger agreement.

     Michael F. Elliot, a director, is the managing director of Wakefield Group III, LLC and may be deemed to beneficially own the warrants exercisable for, as of February 7, 2005, 1,803,919 shares of our common stock at the exercise price of $1.13 per share, and the 16.7 shares of our Series A preferred stock owned by Wakefield. Along with the other bridge loan lenders, Wakefield will be repaid all amounts outstanding under the $8 million bridge loan, together with all accrued and unpaid interest, pursuant to the terms of the merger agreement. Along with the other convertible debt holders, Wakefield will be repaid all amounts outstanding under the $10 million convertible debt, together with all accrued and unpaid interest, pursuant to the terms of the merger agreement.

     Gregory P. McGraw, chief executive officer, president, secretary and a director, owns stock options which are convertible into 1,250,000 shares of our common stock. Of the 1,250,000 stock options, 150,000 stock options have an exercise price of $1.25 per share, 800,000 stock options have an exercise price of $1.50 per share and 300,000 stock options have an exercise price of $2.00 per share.

     Neal L. Miller, executive vice president, chief financial officer and treasurer, owns stock options which are convertible into 400,000 shares of our common stock at the exercise price of $1.25 per share.

     Salvatore W. Collura, executive vice president and chief operating officer, owns stock options which are convertible into 350,000 shares of our common stock. Of the 350,000 stock options, 200,000 stock options have an exercise price of $1.25 per share and 150,000 stock options have an exercise price of $2.00 per share.

     The following table sets forth the cash proceeds that each of our directors and executive officers will receive at the closing of the merger based on his beneficial ownership as of the record date, assuming a closing date of March 18, 2005, a measurement date of December 31, 2004 and each of the directors and executive officers agreement to exercise all of their in-the-money stock options and warrants and cancel their out-of-the-money stock options:

		Stock			Convertible	Total Merger
Interested Party	Shares	Options	Warrants*	Term Loan	Debt	Consideration

Ross J. Mangano	$3,733,616	—	$180,090	$6,582,600	—	$10,496,306
Gerard H. Sweeney	$691,892	—	—	—	—	$691,892
Steve G. Nussrallah	—	—	$4,564,087	$1,547,600	$8,919,731	$15,035,159
Michael F. Elliot	—	—	$1,045,416	$349,800	$2,043,340	$3,439,413
Gregory P. McGraw	—	$299,500	—	—	—	$299,500
Neal L. Miller	—	$204,000	—	—	—	$204,000
Salvatore W. Collura	—	$109,500	—	—	—	$109,500

*	Subject to increase due to an increase in the number of warrants to be issued as of the closing date in accordance with the warrant agreements

     Employment and Retention Awards

     In connection with our board of directors consideration of a change in control event, the board adopted the Cypress Communications, Inc. Key Executive Officer Retention Plan, or KEORP, in August 2004 and amended the KEORP with respect to the President and Chief Executive Officer in November 2004. The key executive officer participants in the KEORP are Gregory P. McGraw, Salvatore W. Collura and Neal L. Miller. Pursuant to the KEORP, the executive officers were granted retention awards payable following a change in control event if within twelve months of the change of control the executive officer’s employment is terminated without cause or the executive officer resigns for good reason. In addition, the employment agreement for each of these executive officers includes a severance award, pursuant to which each executive officer would be entitled to receive payment over 6 or 12 months in the event that, coincident with a change in control event, the executive officer’s employment is terminated at employee’s direction or otherwise. Upon termination in connection with a change in control event, the executive officers are entitled to severance and retention awards as follows:

Executive Officer	Severance Award	Retention Award

Greg McGraw, President and Chief Executive Officer	$300,000	$375,000

Salvatore W. Collura, Executive Vice-President and Chief Operating Officer	$110,000	$100,000

Neal L. Miller, Executive Vice-President, Chief Financial Officer and Treasurer	$100,000	$100,000

     D & O Insurance

     The merger agreement provides that we, as the surviving corporation, will continue to maintain, after the effective time of the merger, all rights of indemnification existing on the date of the merger agreement in favor of our present and former officers and directors. We will also maintain for six years after the effective time of the merger, subject to certain limitations, the current policies of directors’ and officers’ liability insurance. See “THE MERGER AGREEMENT - Director and Officer Liability” on page 51. Our current members of the board of directors each will be entitled to such indemnification and liability insurance coverage after the merger closes.

     Options

     Pursuant to our stock option plans, all Cypress stock options, including stock options held by certain of our officers and directors, will vest in full immediately prior to the completion of the merger, and pursuant to the merger agreement, the holders of certain stock options, including Messrs. McGraw, Collura and Miller, will be entitled to receive a cash payment in respect of the cancellation of their respective Cypress stock options.

     It is expected that, following the merger, senior managers of Cypress will be granted options to purchase shares of common stock of the surviving corporation.

Delisting and Deregistration of Cypress Common Stock

     If the merger is completed, our common stock will no longer be traded on the OTC Bulletin Board or the Pink Sheets and will be deregistered under the Securities Exchange Act of 1934.

Financing the Merger

     FIIB, Buyer’s indirect parent, has made a written commitment to Buyer to provide all funds necessary to enable Buyer to consummate the merger. FIIB’s commitment is only subject to the satisfaction or waiver by Buyer, on or before the closing date, of all the conditions precedent to the consummation of the merger.

Fees and Expenses of the Merger; Debt Repayment

     The merger agreement provides that Cypress, Buyer and Mergerco will bear their respective expenses incurred in connection with the merger agreement, whether or not the merger is consummated, except in certain circumstances specified in the merger agreement. See “THE MERGER AGREEMENT — Expenses” on page 51.

     The merger agreement further provides that the merger consideration will first be used to repay and satisfy Cypress’ outstanding indebtedness under its term loan and convertible debt, as well as any unpaid transaction fees and expenses of Cypress incurred in connection with the merger. All such repayment amounts will reduce the merger consideration to be received by our stockholders and the holders of options and warrants with an exercise price less than the per share merger consideration.

•	As of December 31, 2004, the amount owed by Cypress in connection with the term loan and the convertible debt was $20,479,517. The estimated payment by Cypress in connection with the term loan at the closing of the merger is $8,480,000; the estimated payment by Cypress in connection with the convertible debt at the closing of the merger is $12,105,000.

•	The estimated transaction fees and expenses to be paid by Cypress in connection with the merger are $1.3 million. Of this amount, we estimate that $900,000 will be unpaid as of the closing of the merger. This estimate does not include any amounts attributable to any future litigation challenging the proposed merger.

     If the merger agreement is terminated in certain circumstances, including if our stockholders fail to approve and adopt the merger agreement and the related merger, we have agreed to pay Buyer a termination fee of $1.5 million.

U.S. Federal Income Tax Consequences of the Merger

     General. The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of our common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. This discussion deals only with U.S. holders that hold shares of our common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons, if any, holding our common stock as “qualified small business stock” or “section 1244 stock”, persons holding our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, U.S. expatriates, or persons subject to the alternative minimum tax or persons whose right to receive the cash merger consideration is subject to vesting restrictions. This discussion may not be applicable to stockholders who acquired our common stock pursuant to the exercise of options or warrants, or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

     As used in this proxy statement, a “U.S. holder” means a holder of our common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity classified as a corporation or partnership for United States federal income tax purposes, which is created or organized under the laws of the United States or any state within the United States;

•	an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust.

     This discussion is based on current law, which is subject to change, possibly with retroactive effect.

     Consequences of the merger to our stockholders. Exchange of our common stock for the right to receive cash in the merger or pursuant to the exercise of appraisal rights by a U.S. holder will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s tax basis in our common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held our common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

     Federal income tax backup withholding. A U.S. holder may be subject to backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

     To prevent backup withholding, you should complete and sign the substitute Form W-9 included in the letter of transmittal, which will be sent to you if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

     Consequences to holders of options or warrants to purchase shares of our common stock. The receipt of cash in exchange for or in cancellation of our stock options, which have been issued to employees and directors of Cypress, will be taxable as compensation income and will be subject to applicable withholding and employment taxes. The receipt of cash in exchange for or in cancellation of warrants to purchase shares of our common stock will generally be taxable in the same manner as would a sale of such shares.

     We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of U.S. Federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

Regulatory Matters

     We have jointly filed applications with the Federal Communications Commission, or the FCC, for approval to transfer control of specified licenses and authorizations. Approval depends on the FCC’s evaluation as to whether Buyer is qualified to control the licenses and authorizations and whether the transfer is consistent with the public interest, convenience and necessity. We believe that the merger complies with this standard.

     We have made joint regulatory filings seeking approval from certain state public utilities commissions. The commissions will generally consider whether the merger will be in the public interest and may look at the impact of the merger on competition and on the customers and employees of the local telephone companies. We have also made informational filings with the public utilities commissions in certain other states.

     We may not consummate the merger until we receive the approval of all of the federal and state regulatory agencies. See “THE MERGER AGREEMENT — Conditions” on page 51.

Litigation

     To the best of our knowledge, no lawsuits have been filed relating to the merger.

Market Prices and Dividend Information

     Our common stock was quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “CHYI” through February 2, 2005. The following table sets forth, for the periods indicated, the high and low bid quotations for the common stock, as reflected on the OTCBB. The following quotations represent inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not necessarily represent actual transactions.

PERIOD	HIGH	LOW
2005
First Quarter (through February 2, 2005)	$1.49	$1.30

2004
Fourth Quarter	$1.51	$0.70
Third Quarter	1.35	0.60
Second Quarter	0.90	0.51
First Quarter	1.10	0.65

2003
Fourth Quarter	$1.01	$0.53
Third Quarter	1.80	0.70
Second Quarter	2.00	1.01
First Quarter	3.00	1.50

     We are seeking to have resumed the quoting of our common stock on the OTCBB, but there are no assurances this will occur. Our stock is currently quoted on the Pink Sheets under the symbol “CYHI.”

     As of February 7, 2005, there were 114 holders of record of our common stock. We believe that there are in excess of 300 beneficial owners of their common stock.

     To date, we have not declared or paid any dividends on our common stock. The payment of dividends, if any, is within the discretion of our board of directors and will depend upon earnings, capital requirements and financial condition and other relevant factors. We do not intend to declare any dividends in the foreseeable future.

THE COMPANIES

CYPRESS

Cypress Communications Holding Co., Inc.
15 Piedmont Center, Suite 100
Atlanta, GA 30305
(404) 442-0120

     Cypress Communications Holding Co., Inc., a Delaware corporation, is, through its wholly-owned subsidiary, Cypress Communications, Inc., a communications solution provider to small and medium-sized businesses located in multi-tenant commercial office buildings. Specifically, Cypress offers its customers integrated service bundles that include local, long distance and international telecommunications services; high-speed internet connectivity; e-mail services; fully-managed firewall services; web hosting; virtual private networks; feature-rich digital desktop stations; calling cards; audio and web conferencing; and digital business television. As of December 31, 2004, Cypress is providing services in more than 1,300 commercial office buildings in 25 major metropolitan U.S. markets. Throughout this proxy statement, we will refer to Cypress Communications Holding Co., Inc. as “Cypress,” “we,” “us” or “our.”

BUYER

TechInvest Holding Company, Inc.
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, Georgia 30309
(404) 920-9000

     TechInvest Holding Company, Inc., a Delaware corporation, which we refer to as Buyer, was formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Buyer has not conducted any activities to date other than (1) incidental to its formation, (2) entering into the merger agreement, and (3) entering into certain other agreements contemplated thereby. Buyer is currently a wholly-owned subsidiary of TechInvest Holdings Limited and an indirect wholly-owned subsidiary of First Islamic Investment Bank E.C., or FIIB. Prior to the merger, however, Buyer will issue additional shares to (1) FIIP Limited, an entity owned by the management of FIIB and Crescent Capital Investments, Inc., which we refer to as Crescent, (2) five U.S. citizens who are employees of or consultants to Crescent, and (3) certain Cayman Islands entities that are not affiliated with FIIB or Crescent. Following such issuance, none of the equity owners of Buyer will own a controlling interest in Buyer.

MERGERCO

TechInvest Acquisition, Inc.
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, Georgia 30309
(404) 920-9000

     TechInvest Acquisition, Inc., a Delaware corporation, which we refer to as Mergerco, was formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. Mergerco has not conducted any activities to date other than (1) incidental to its formation, (2) entering into the merger agreement, and (3) entering into certain other agreements contemplated thereby. Mergerco is currently a direct wholly-owned subsidiary of Buyer and an indirect wholly-owned subsidiary of TechInvest Holdings Limited and FIIB.

     Pursuant to the merger agreement, Mergerco will merge with and into Cypress with Cypress being the surviving corporation upon completion of the merger. Assuming that all outstanding options and warrants in the surviving corporation are exercised and terminated in the merger, upon completion of the merger Buyer will own 100% of the issued and outstanding stock of the surviving corporation. It is expected that, following the merger, the senior managers of Cypress will be granted options to purchase shares of common stock of the surviving corporation.

FIIB

First Islamic Investment Bank E.C.
P.O Box 1406, Manama, Bahrain
(973) 17-219-333

     FIIB, a Bahrain joint stock company, is an investment bank whose primary business consists of arranging and investing in corporate investments, real estate investments and asset-based investments.

CRESCENT

Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, Georgia 30309
(404) 920-9000

     Crescent Capital Investments, Inc., a Delaware corporation, which we refer to as Crescent, is an indirect wholly owned subsidiary of FIIB that (1) identifies opportunities for FIIB and its co-investors to acquire interests in operating companies, (2) structures and advises FIIB and its co-investors with respect to investments in real estate and asset-based investments; and (3) provides management and strategic advice to such operating companies and joint venture vehicles.

Beneficial Ownership of Securities of Cypress

     As of February 7, 2005, we had 6,723,395 issued and outstanding shares of common stock. The following table presents information about the beneficial ownership of our common stock, as of the record date, by each person or group we know to own more the 5% of the common stock, by each of our directors and executive officers, and by all of our directors and executive officers as a group. The beneficial ownership table includes warrants and options exercisable within 60 days.

	Number of Shares	Percent of Shares	Number of Shares	Percent of Shares
	Common Stock	of Common Stock	Preferred Stock	of Preferred Stock
Name of Beneficial Owner	Beneficially Owned	Outstanding	Beneficially Owned	Outstanding
5% Stockholders
Brandywine Operating Partnership, L.P. (1)	532,692	7.75%	—	—%
Noro-Moseley V, LLP (2)	7,979,600	54.27%	72.9	72.9%
Wakefield Group III, LLC (3)	1,827,751	21.37%	16.7	16.7%
Dolphin Equity Partners (4)	1,127,976	14.36%	10.4	10.4%

	Number of Shares	Percent of Shares	Number of Shares	Percent of Shares
	Common Stock	of Common Stock	Preferred Stock	of Preferred Stock
Name of Beneficial Owner	Beneficially Owned	Outstanding	Beneficially Owned	Outstanding
Jo & Co. (5)	1,257,232	18.70%	—	—%
Troon & Co. (6)	551,615	7.91%	—	—%
Jordan E. Glazov (7)	667,344	9.90%	—	—%

Charles B. McNamee(13)	550,000	7.56%	—	—%

Directors and Executive Officers
Ross J. Mangano (8)	2,766,593	37.86%	—	—%
Gerard H. Sweeney (9)	577,692	8.38%	—	—%
Steve G. Nussrallah (10)	7,966,597	54.23%	—	—%
Michael F. Elliott (11)	1,824,766	21.35%	—	—%
Gregory P. McGraw (12)	1,100,000	14.06%	—	—%

Salvatore C. Collura (14)	100,000	1.47%	—	—%
Neal L. Miller(15)	75,000	1.10%	—	—%
All Current Directors and Executive Officers as a Group (7 persons) (16)	15,098,446	77.70%	100	100%

(1)	The address of Brandywine Operating Partnership, L.P. is 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462. Includes 148,077 shares subject to warrants exercisable within 60 days of February 7, 2005.

(2)	The address of Noro-Moseley V, LLP is 9 North Parkway Square, 4200 Northside Parkway, Atlanta, Georgia 30327. Includes 7,979,600 shares subject to warrants exercisable within 60 days of February 7, 2005.

(3)	The address of Wakefield Group III, LLC is 1110 East Morehead Street, Charlotte, North Carolina 28204. Includes 1,827,751 shares subject to warrants exercisable within 60 days of February 7, 2005.

(4)	The address of Dolphin Equity partners is 750 Lexington Avenue, New York, New York 10022. Includes 1,127,976 shares subject to warrants exercisable within 60 days of February 7, 2005.

(5)	The address of Jo & Co. is 112 W. Jefferson Blvd., Suite 613, South Bend, Indiana 46601.

(6)	The address of Troon & Co. is 112 W. Jefferson Blvd., Suite 613, South Bend, Indiana 46601. Includes 247,692 shares subject to warrants exercisable within 60 days of February 7, 2005.

(7)	Includes 15,384 shares subject to warrants exercisable within 60 days of February 7, 2005. The remaining 651,960 shares are held in joint tenancy with Mr. Glazov’s wife. Does not include 3,568 shares held by one of Mr. Glazov’s sons, 3,568 shares held by another of Mr. Glazov’s sons and 2,318 shares held by Mr. Glazov’s daughter. Mr. Glazov disclaims beneficial ownership of such shares.

(8)	Includes 25,000 shares of Cypress common stock subject to warrants exercisable within 60 days of February 7, 2005. Includes 404,652 shares held by trusts of which Mr. Mangano serves as trustee, as follows: Joseph D. Oliver Trust—GO Cunningham Fund (98,288), Joseph D. Oliver Trust—James Oliver II Fund (98,288), Joseph D. Oliver Trust—Joseph D. Oliver, Jr. Fund (98,288), Joseph D. Oliver Trust—Susan C. Oliver Fund (98,288), J. Oliver Cunningham Jr. Revoc Trust (11,500). Also includes the following: warrants to purchase 103,500 shares held by the J. Oliver Cunningham Trust; warrants to purchase 103,500 shares held by the Anne C. McClure Trust; warrants to purchase 103,500 shares held by the Jane C. Warriner Trust; 1,257,232 shares held by

Jo & Co., a corporation for which Mr. Mangano serves as President; 68,973 shares held by James Hart over which Mr. Mangano has voting and/or dispositive control. Also includes 303,923 shares and warrants to purchase 247,692 shares held by Troon & Co.

(9)	Includes 25,000 shares subject to warrants exercisable within 60 days of February 7, 2005. Includes 384,615 shares held by Brandywine Operating Partnership, L.P. and 148,077 shares subject to warrants held by Brandywine Operating Partnership, L.P., of which Mr. Sweeney disclaims any beneficial ownership. Mr. Sweeney is the President and Chief Executive Officer of Brandywine Realty Trust, the general partner of Brandywine Operating Partnership, L.P.

(10)	Includes 7,966,567 shares subject to warrants exercisable within 60 days of February 7, 2005.

(11)	Includes 1,824,766 shares subject to warrants exercisable within 60 days of February 7, 2005.

(12)	Includes 1,100,000 shares subject to options exercisable within 60 days of February 7, 2005.

(13)	Includes 550,000 shares subject to options exercisable within 60 days of February 7, 2005.

(14)	Includes 100,000 shares subject to options exercisable within 60 days of February 7, 2005.

(15)	Includes 75,000 shares subject to options exercisable within 60 days of February 7, 2005.

(16)	See footnotes (8) through (15) above.

THE MERGER AGREEMENT

     The following is a summary of the material provisions of the agreement and plan of merger, a copy of which is attached as Appendix A to this proxy statement. This summary is qualified in its entirety by reference to the full text of the agreement and plan of merger and you are urged to carefully read the full text of the agreement and plan of merger. The agreement and plan of merger is incorporated into this proxy statement by this reference.

Structure of the Merger

     If the common stockholders and the Series A stockholders approve the merger agreement, Buyer will acquire Cypress for the aggregate merger consideration of approximately $40.285 million, subject to a final adjustment for changes in working capital, by merging Mergerco with and into Cypress, with Cypress surviving the merger as the wholly-owned subsidiary of Buyer. The merger consideration will first be used to repay and satisfy the outstanding indebtedness under our convertible debt and term loan, as well as any unpaid transaction fees and expenses of Cypress relating to the merger. The remaining merger consideration will be distributed to our stockholders as consideration for their shares of common stock. Holders of our common stock will receive for each share of our common stock owned at the time of the merger, the merger consideration.

     The aggregate merger consideration and the per share price is subject to a final adjustment, upwards or downwards, based upon the change in certain assets and liabilities between July 31, 2004, and the measurement date (which is the end of the month immediately prior to the anticipated closing date or if the end of such month is less than 30 days from the anticipated closing date, then the end of the second month immediately prior to the anticipated closing date), or as otherwise provided in the merger agreement.

     At the effective time of the merger, Mergerco will cease to exist as a separate entity, and each share of Mergerco common stock will be converted into one share of our common stock. Our common stock will be withdrawn from the OTC Bulletin Board and deregistered under the Securities Exchange Act of 1934, as amended. We will continue in business as a privately held Delaware corporation wholly-owned by Buyer.

     The certificate of incorporation and bylaws of Cypress immediately prior to the merger will be the certificate of incorporation and bylaws of Cypress after the merger. The officers and directors of Mergerco prior to the merger will be the officers and directors of Cypress after the merger.

Repayment of Indebtedness and Transaction Fees and Expenses.

     Immediately prior to the effective time of the merger, we or Buyer will pay from the aggregate merger consideration all of our outstanding amounts owed under our convertible debt, which, as of December 31, 2004, was $11,999,517. Immediately following the effective time of the merger, Buyer or Cypress, as the surviving corporation, will pay from the aggregate merger consideration all of the outstanding amounts owed in connection with our term loan, which, as of December 31, 2004, was $8,480,000 and all of our unpaid transaction fees and expenses, which are estimated to be $900,000.

Effect of the Merger on Capital Stock

     Each issued and outstanding share of our common stock will be converted into the right to receive for each share of our common stock owned at the time of the merger, an estimated $1.71 in cash, without interest, which amount is calculated based on a preliminary Cypress balance sheet as of December 31, 2004, adjusted for the exercise of warrants subsequent to such date, and is subject to a final adjustment for changes in working capital. Each share of our common stock outstanding immediately prior to the merger shall be deemed to be cancelled and retired and shall cease to exist at the time of the merger, and the holders of such common stock will no longer have any rights with respect to such shares, except the right to receive cash consideration. At the effective time of the merger, each share of Mergerco common stock issued and outstanding immediately prior to the merger will be converted into one share of our common stock. Such shares will continue to exist upon consummation of the merger and will be issued and outstanding shares of our common stock. As of December 31, 2004, the aggregate merger consideration to be paid to holders of our currently outstanding common stock is $11,497,000, based on the per share merger consideration as calculated above.

     Immediately prior to the effective time of the merger, we will redeem each issued and outstanding share of Series A preferred stock for par value of $0.001 and the holders of the Series A preferred stock will cease to have any rights with respect to such shares. The aggregate consideration to be paid to the Series A preferred stockholders is $0.10.

Stock Options and Warrants

     At the effective time of the merger, all outstanding Cypress stock options, whether vested or unvested, will automatically vest. The stock optionholders will have the right to receive, upon exercise, on a per share basis, cash equal to the cash merger consideration less the exercise price and any applicable withholding and similar deductions. We have agreed to use our best efforts to cause our stock option holders to enter into agreements that will provide for such exercise as well as for the cancellation of their stock options for which the exercise price is in excess of the per share merger consideration. We are providing optionholders an opportunity to cash out their options to purchase shares of our common stock. Should the optionholders accept this opportunity, on consummation of the merger, we will pay them the sum of (i) $.05 plus the excess of the merger consideration over the exercise price per share of their options for each share of common stock underlying their options, to the extent the merger consideration is greater than the exercise price of their options and (ii) $.05 per share for each share of common stock underlying their options to the extent that the merger consideration is equal to or less than the exercise price per share of their options. As of December 31, 2004, the aggregate merger consideration to be paid to the stock option holders is $3,256,000, based on the per share merger consideration as calculated herein.

     At the effective time of the merger, all outstanding Cypress warrants, whether exercisable or unexercisable, will convert into the right to receive, upon exercise, on a per share basis, cash equal to the cash merger consideration less the exercise price and any applicable withholding and similar deductions. We have agreed to use our best efforts to cause our warrant holders to exercise or cancel, if the exercise price is in excess of the per share merger consideration, their warrants. As of December 31, 2004, the aggregate merger consideration to be paid to warrant holders is $12,452,000 (subject to increase due to an increase in the number of warrants to be issued as of the closing date in accordance with the warrant agreements), based on the per share merger consideration as calculated herein.

Payment Procedures for Stockholders Who Receive Cash in the Merger

     Buyer has selected HSBC Bank USA, National Association as payment agent in connection with the merger. Buyer will deposit with the payment agent sufficient funds to make all necessary payments to holders of shares that are issued and outstanding immediately before the completion of the merger.

     As soon as practicable, after the effective time of the merger, Buyer will instruct the payment agent to mail to each holder of a stock certificate a letter of transmittal and instructions on how to surrender the certificates in exchange for the merger consideration.

     After you surrender to the payment agent your stock certificate(s) with the completed and signed letter of transmittal, you will be paid in cash the amount to which you are entitled under the merger agreement, without interest, after any required withholding and similar deductions. After the effective time of the merger, there will not be any transfers of the shares that were outstanding immediately prior to the effective time of the merger on our stock transfer books.

     Neither we, Buyer, Mergerco nor the paying agent will be liable to any former stockholders for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any person claiming their stock certificate has been lost, stolen or destroyed will be required to sign an affidavit to that effect and may be required by Cypress to post a bond in a reasonable amount as an indemnity against any claim that could be made against Cypress in respect of such lost, stolen or destroyed stock certificates. After delivering an affidavit, and if required, a bond, the surviving corporation will deliver the applicable amount of cash in respect of such shares.

Appraisal Rights

     Shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who:

•	has not voted such shares in favor of the merger at the special meeting;

•	is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the Delaware General Corporation Law, or the DGCL, and complies in all respects with the provisions of such section; and

•	has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL as of the effective time of the merger, as applicable;

will not be converted into the right to receive the merger consideration. Instead such holder will only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the effective time of the merger, all such shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such holder under Section 262 of the DGCL will cease to exist and such holder’s shares will automatically be converted as of the effective time of the merger into the right to receive the merger consideration described above. We are required to serve prompt notice to Buyer of any demands for appraisal or purchase that we receive, and Buyer has the right to participate in all negotiations and proceedings with respect to demands for appraisal or purchase under the DGCL. We may not, without Buyer’s prior written consent or as otherwise required under the DGCL, make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of dissenting shares.

     These rights in general are discussed more fully under the section entitled “APPRAISAL RIGHTS.”

Representations and Warranties

     The merger agreement contains representations and warranties by us, Buyer and Mergerco. Our representations relate to, among other things:

•	our and our subsidiaries’ existence and good standing in their states of organization; our and our subsidiaries’ power and authority to carry on our business and own our properties and assets; our and each of our corporate subsidiaries’ qualification to do business as a foreign corporation in good standing in other jurisdictions; our and our subsidiaries’ certificate of incorporation and bylaws, as delivered to Buyer and Mergerco, being true and correct;

•	our corporate power and authority to execute and deliver the merger agreement and all other agreements and documents contemplated by the merger agreement; the authorization and approval of the merger agreement by a unanimous vote of the board of directors; the legal, valid and binding nature of the merger agreement and all other agreements and documents contemplated by the merger agreement;

•	our ownership of all of the capital stock of our subsidiaries free and clear of all liens, all such stock being validly issued, fully paid and nonassessable, and the absence of any outstanding warrants, options or other convertible securities of any subsidiary held by anyone except us;

•	the composition of our authorized capital stock and the number of issued and outstanding shares of our capital stock, as well as the number of shares reserved for issuance pursuant to option grants and warrants; the nature of the issued shares as duly authorized, validly issued, fully paid, non-assessable and not subject to any preemptive rights;

•	the affirmative vote of a majority of the shares of common stock and Series A preferred stock, voting separately as a class, being the only votes necessary to approve the merger agreement;

•	the merger’s failure to conflict with or breach of any provisions of our certificate of incorporation or bylaws, or any federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement binding upon or applicable to us or any of our subsidiaries; or breach of or default under any note, bond, mortgage or indenture or any material contract, lease, license, permit, franchise, instrument or other agreement or obligation;

•	documents filed by us with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents; and the absence of certain liabilities;

•	the completeness and correctness of our books and records;

•	pending or threatened litigation, or claims that could give rise to litigation, involving us;

•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

•	our filing of tax returns, payment of taxes and other tax matters;

•	our title to, or valid leasehold interest in, our properties and assets;

•	our intellectual property;

•	the absence of collective bargaining agreements, unfair labor practice claims, compliance with labor laws and other employment matters;

•	our compliance with laws and our receipt of and compliance with governmental permits and licenses to hold our assets and conduct our business;

•	our material contracts, including the extent of our obligations thereunder;

•	the accuracy of the information included in this proxy statement;

•	the receipt of a fairness opinion from Breckenridge;

•	the lack of any payment of finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to the merger except for the fee due to Breckenridge as financial advisor to the board of directors;

•	our compliance with the Sarbanes-Oxley Act of 2002;

•	absence of changes or certain events involving us since December 31, 2003, including any occurrence that would have a material adverse effect on us;

•	environmental matters;

•	our insurance policies;

•	the status and collectibility of our accounts receivable;

•	any interest of our officers, directors, or affiliates or associates in transactions to which we are or were a party or in entities that compete against us;

•	our customer and vendor relations;

•	our observance of ethical business practices, including the refusal to receive or make bribes, kickbacks or improper payments; and

•	absence of discussions with any other party with respect to a competing transaction.

The representations of Buyer and Mergerco relate to, among other things:

•	the existence and good standing of Buyer and Mergerco each in its state of organization; Buyer’s and Mergerco’s certificate of incorporation and bylaws made available to us being true and correct;

•	Buyer’s and Mergerco’s corporate power and authority to execute and deliver the merger agreement and all other agreements and documents contemplated by the merger agreement; the authorization and approval of the merger agreement by all requisite corporate action on the part of Buyer and Mergerco; the valid and legally binding nature of the merger agreement;

•	the merger’s failure to conflict with or breach of any provisions of Buyer’s or Mergerco’s certificate of incorporation or bylaws; breach of a or create a default under any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation; or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Mergerco;

•	the lack of requirement for any filings, permits, authorizations, consents and approvals;

•	the accuracy of the information furnished by Buyer and Mergerco and included in this proxy statement;

•	that Buyer or Mergerco will possess sufficient funds to consummate the merger;

•	that neither Buyer nor Mergerco own our stock;

•	that Mergerco was formed for the sole purpose of engaging in the transaction;

•	the absence of any obligation to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to merger;

•	the absence of any pending or threatened litigation involving Buyer or Mergerco that could have a material adverse effect on the ability of Buyer and Mergerco to consummate the merger; and

•	Mergerco’s qualification to hold the permits, licenses, waivers and authorizations required by the Federal Communications Commission and state public utility commissions to purchase Cypress and to enter into contracts with governmental entities.

Ordinary Course of Business

     We have agreed in the merger agreement that before the completion of the merger, we will operate our business in the usual, regular and ordinary course. In particular, we have agreed as to ourselves and our subsidiaries that we will use our commercially reasonable efforts to preserve our business organization intact and maintain our existing business relationships, and that without Buyer’s consent we will not:

•	amend our certificate of incorporation or bylaws;

•	issue, sell, transfer, pledge, dispose of or encumber any of our securities;

•	declare, set aside or pay a dividend;

•	split, combine or reclassify any shares of our capital stock;

•	redeem, purchase or otherwise acquire any of our securities;

•	create, incur, refinance or assume any long-term debt or, except in the ordinary course of business, incur or assume any short-term indebtedness;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	enter into, amend or cancel any material agreement;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets with a value in excess of $10,000 in the case of any individual asset or $50,000 in the case of all assets, other than sales of inventory in the ordinary and usual course of business and consistent with past practice;

•	pay or make any accrual or arrangement for payment of any employee benefit pursuant to any plan, to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any of our officers, directors, employees or affiliates of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice or pursuant to the terms of such plans or other existing agreements, or adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any plan or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than pursuant to the terms of such plans or agreements as currently in place or as amended as set forth herein; or amend in any respect any such existing plan, other than as expressly required by applicable law;

•	fail to use commercially reasonable efforts to prevent any insurance policy naming us as a beneficiary or a loss payable payee to lapse or to be cancelled or terminated;

•	enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with past practice;

•	pay, repurchase, discharge or satisfy any of our claims, litigation, liabilities or obligations, other than in the ordinary course of business and consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the proposed merger);

•	change any of our accounting methods unless required by GAAP or otherwise required by applicable law;

•	take any action or fail to take any action that could limit the utilization of any of our net operating losses, built-in losses, tax credits or other similar items under Section 382, 383, 384 or 1502 of the Internal Revenue Code and the Treasury Regulations thereunder;

•	fail to comply in all material respects with all applicable laws;

•	adopt a “rights plan” or any similar plan or agreement which limits or impairs the ability to purchase our securities;

•	make, or commit to make, any capital expenditures in each case in excess of $100,000 in the case of any single capital expenditure or $1,500,000 in the case of all capital expenditures;

•	fail to maintain our books and records in accordance with GAAP consistently applied and, unless otherwise required by GAAP, on a basis consistent with our past practice;

•	form or commence the operations of any corporation, partnership, joint venture, business association or other business organization or division thereof;

•	take, or agree to take, any action that would or would reasonably be likely to prevent or impair our ability or the ability of Buyer or Mergerco to consummate the merger in accordance with the terms hereof or materially delay such consummation; and

•	enter into an agreement or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Actions to be Taken to Complete the Merger

     We and Buyer agreed to take all action necessary to convene a stockholders meeting as promptly as possible after the date of the merger agreement in order for our stockholders to consider and vote upon the approval and adoption of the merger agreement. We, through our board of directors, agreed to recommend approval and adoption of the merger agreement to our stockholders. The board of directors may, prior to the stockholders’ meeting, alter this recommendation if, after receipt of a superior proposal, the board of directors determines, in good faith and after consultation with independent legal counsel, that the withdrawal, modification or qualification of their recommendation is required by their fiduciary obligations.

     We and Buyer each agreed to take all necessary action to complete the merger. In particular, the parties agreed to prepare and file promptly, but no later than fifteen days following the execution of the merger agreement, all forms, registrations and notices required to be filed to consummate the merger.

Employees

     Buyer has agreed that it will honor all written employment, severance and consulting agreements with any person. Buyer will give our employees service credit under all benefit plans maintained by Buyer following the merger.

No Solicitation of Competing Transactions

     The merger agreement prohibits us (through the board of directors, or our representatives) from soliciting, initiating, encouraging or knowingly taking other action to facilitate any inquiries or the making of any proposal that would constitute a competing transaction to the merger. We refer to these prohibitions as “no shop” provisions. The board of directors may, however, prior to the date of the stockholders’ meeting and in response to any unsolicited inquiry or proposal for a competing transaction, after providing appropriate notice to Buyer:

•	furnish information (pursuant to a confidentiality agreement containing terms no less favorable to us than provided in our confidentiality agreement with Buyer) about us and our businesses, properties or assets to any person or entity in response to any unsolicited inquiry, proposal or offer if, after consultation with independent legal counsel, the board of directors determines in good faith that such action is required by its fiduciary obligations and further determines in good faith and after consultation with its independent financial advisor that the proposal made is a superior proposal; and

•	following receipt of a bona fide superior proposal, disclose to our stockholders, after providing Buyer opportunity to revise its offer, a statement that the board no longer believes the merger advisable and no longer recommends its approval.

     Before submitting a position statement to the stockholders, withdrawing or modifying a recommendation of the board of directors as discussed above, the board of directors must conclude in good faith after consultation with counsel that any such action is required by the board of directors’ fiduciary duties to our stockholders under applicable law.

Director and Officer Liability

     We and Buyer agreed that Cypress, as the surviving corporation, will indemnify and hold harmless all of our and our subsidiaries’ future, present and former directors or officers, for all claims relating to their position as director or officer and for all claims related to the merger.

     In addition, we and Buyer agreed that for a period of six years after the effective time of the merger, Cypress, as the surviving corporation, will maintain in effect policies of director’s and officer’s liability insurance currently maintained by us (with at least the same coverage and amounts including terms and conditions that are no less favorable to the officers and directors) to cover all of our and our subsidiaries’ future, present and former directors and officers with respect to matters occurring prior to the effective time of the merger agreement, with certain limitations on the amount that Cypress would be required to expend.

Expenses

     Generally, each party will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger whether or not the merger is consummated, except (i) that the costs and expenses of printing and mailing this proxy statement, and all filing and other fees paid to the SEC in connection with the merger will be borne equally by us and Buyer and (ii) if an accounting firm is required to figure the closing net working capital, the party whose determination less closely approximates the actual closing net working capital determined by the accounting firm shall pay the costs and expenses of the accounting firm.

Conditions

     The respective obligation of each party to complete the merger shall be subject to the fulfillment at or prior to the closing date of the following conditions:

•	the approval of the merger agreement by the affirmative vote of holders of a majority of the issued and outstanding shares of our common stock and a majority of the holders of the issued and outstanding Series A preferred stock entitled to vote thereon;

•	the absence of any legal prohibitions to the consummation of the merger;

•	the determination of closing net capital in accordance with the merger agreement; and

•	the receipt of all regulatory approvals required to consummate the merger.

Our obligation to complete the merger depends on the following conditions:

•	the representations and warranties of Buyer and Mergerco in the merger agreement that are qualified by materiality being true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (unless such representations and warranties are as of another date) and the representations and warranties not qualified by materiality being true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (unless such representations and warranties are as of another date), provided that such condition is satisfied unless the failure to be true and correct would not, individually or in the aggregate with all other failures, reasonably be expected to have a material adverse effect on the ability of Buyer and Mergerco to consummate the merger;

•	the satisfactory performance by Buyer and Mergerco of their covenants and agreements under the merger agreement;

•	Buyer’s delivery of the merger consideration to the paying agent; and

•	Buyer’s and Mergerco’s delivery of an Officer’s Certificate to the effect that the above three conditions have been satisfied.

     The obligation of Buyer and Mergerco to complete the merger depends on the following conditions:

•	our representations and warranties in the merger agreement that are qualified by materiality being true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (unless such representations and warranties are as of another date) and the representations and warranties not qualified by materiality being true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (unless such representations and warranties are as of another date), provided that such condition is satisfied unless the failure to be true and correct would not, individually or in the aggregate with all other failures, reasonably be expected to have an adverse effect on (x) our business or results of operations, taken as a whole or (y) our ability to perform our obligations under the merger agreement, in each case in an amount which would exceed, or reasonably be expected to exceed, $2 million;

•	our satisfactory performance of our covenants and agreements under the merger agreement;

•	our delivery of an Officer’s Certificate to the effect that the above two conditions have been satisfied;

•	redemption of all the issued and outstanding shares of Series A preferred stock;

•	repayment of indebtedness outstanding under our term loan and convertible debt;

•	holders of less than 10% of the issued and outstanding shares of common stock demanding appraisal rights;

•	our directors tender of resignation letters;

•	the absence of any pending governmental actions regarding Buyer’s ownership of Cypress or the merger, or which would otherwise have a material adverse effect on Cypress; and

•	no events having occurred which have, or would reasonably be expected to have, in the discretion of Buyer, a material adverse effect on us.

Termination

     The merger agreement may be terminated and the merger abandoned at any time before the completion of the merger by the written consent of Cypress and Buyer.

     We or Buyer may terminate the merger agreement if:

•	we and Buyer agree in writing to terminate the merger agreement;

•	the merger is not completed on or prior to July 18, 2005;

•	there has been an action by a governmental entity permanently prohibiting the merger;

•	required approval by any governmental entity is denied; or

•	our stockholders do not approve the merger agreement.

     We may terminate the merger agreement if our conditions have become incapable of fulfillment, or if there has been a breach by Buyer or Mergerco of any material representation, warranty, covenant or agreement of Buyer or Mergerco set forth in the merger agreement which is not cured.

     Buyer may terminate the merger agreement if:

•	our conditions have become incapable of fulfillment;

•	there has been a breach by us any of our material representation, warranty, covenant or agreement set forth in the merger agreement which is not cured;

•	our board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement;

•	our board of directors approves or recommends a competing transaction, or executes an agreement in principle or a definitive agreement relating to a competing transaction, or our board of directors publicly proposes to do so;

•	our board of directors fails to recommend the rejection of a competing transaction;

•	we breach or circumvent the “no shop” provisions in the merger agreement, where such breach or circumvention results in a proposal for a competing transaction; or

•	we fail to give notice of or hold a meeting of our stockholders to vote on the merger agreement.

     We will be required to pay the Buyer a termination fee in the amount of $1,500,000 if the merger agreement is terminated because:

•	our stockholders do not approve the merger;

•	our board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement;

•	our board of directors approves or recommends a competing transaction, or executes an agreement in principle or a definitive agreement relating to a competing transaction, or our board of directors publicly proposes to do so;

•	our board of directors fails to recommend the rejection of a competing transaction;

•	we breach or circumvent the “no shop” provisions in the merger agreement, where such breach or circumvention results in a proposal for a competing transaction; or

•	we fail to give notice of our hold a special meeting of our stockholders to vote on the merger agreement.

     In the event our board of directors determines that a competing transaction represents a superior offer, we do not have the right to terminate the merger agreement and we will remain obligated to convene and hold a special meeting of stockholders to consider the transactions discussed in this proxy statement. We may, however, terminate the merger agreement if our stockholders fail to approve the merger agreement at the stockholders’ meeting. In addition, the voting agreements will terminate if the board of directors withdraws or modifies its approval and recommendation of the merger agreement.

VOTING AGREEMENTS

     The following is a summary of the material terms of the voting agreements entered into by certain directors and stockholders. The summary is qualified in its entirety by reference to the complete text of the form of voting agreements, which are incorporated by reference herein and attached hereto as Appendices B and C. Our stockholders are urged to read the full text of the form of voting agreement in its entirety.

     In order to induce Buyer to enter into the merger agreement, certain stockholders entered into voting agreements with Buyer concurrently with our execution of the merger agreement. There are two different voting agreements, a common stock voting agreement and a preferred stock voting agreement, but the terms of the two agreements are the same. The common stockholders who are parties to the common stock voting agreement collectively owned, as of the close of business on the record date, 38.5% of our issued and outstanding shares of common stock. The Series A preferred stockholders who are parties to the preferred stock voting agreement collectively owned, as of the close of business on the record date, 89.6% of our issued and outstanding shares of Series A preferred stock. Pursuant to these voting agreements, these stockholders have agreed to vote their shares of our capital stock (i) in favor of the approval of the merger and (ii) against any action or agreement that would reasonably be expected to result in a breach of the merger agreement or any third-party acquisition proposal and any other matter that could reasonably be expected to impede, interfere, or be inconsistent with, delay, postpone, discourage or adversely affect the merger. These stockholders also have irrevocably appointed the members of the board of directors of Buyer, as the sole and exclusive attorneys and proxies to vote the shares of our capital stock owned by these stockholders in accordance with the above terms.

     As a result of the Series A preferred stock voting agreement, the Series A preferred stockholders are expected to approve the merger agreement.

     None of the stockholders who are parties to the voting agreements were paid any consideration for entering into the voting agreements.

     Pursuant to the voting agreements, each stockholder who is a party thereto has agreed that such stockholder will not, directly or indirectly, transfer, sell, exchange, pledge or otherwise dispose of any shares of our capital stock and options owned by such stockholder until the earlier of the termination of the merger agreement or the effective time of the merger.

     These voting agreements will terminate upon the earlier of the termination of the merger or the effective time of the merger. In addition, the voting agreements will terminate if the board of directors withdraws or modifies its approval and recommendation of the merger agreement.

APPRAISAL RIGHTS

     If the merger is consummated, holders of our common stock who choose not to vote in favor of the merger and who follow the procedures specified in Section 262 of the Delaware General Corporation Law, or the DGCL, within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of their shares of our common stock in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such dissenting stockholders would otherwise be entitled to receive pursuant to the merger agreement.

     Our stockholders who properly perfect appraisal rights and who do not subsequently withdraw or lose such appraisal rights will not be entitled to surrender their shares of our common stock for payment of the merger consideration in the manner otherwise provided in the merger agreement and described in this proxy statement.

     The following summary of appraisal rights under the DGCL is qualified in its entirety by reference to Section 262 of the DGCL, a copy of which is attached hereto as Annex E.

     Failure to strictly follow the procedures set forth in Section 262 of the DGCL may result in the loss, termination or waiver of appraisal rights. If you vote to adopt the merger agreement and approve the merger, you will not have a right to have your shares of our common stock appraised. If you desire to exercise your appraisal rights, you must also submit a written demand for payment of the fair value of our common stock held by you. Also, not that you must continuously hold your shares of Cypress stock from the date of the making of the demand through the effective time of the merger. You will lose any right to appraisal if you transfer your shares prior to the effective time of the merger.

     Stockholders who are considering the exercise of their appraisal rights under the DGCL should note that they could receive a value for their shares that is more, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal. You should be aware that financial advisor opinions are not opinions as to fair value under Section

262. Furthermore, under the DGCL, the evaluation of fair value is exclusive of any element of value arising from the accomplishment or expectation of the merger. Due to the complexity of appraisal rights, if you are considering exercising such rights, we urge you to seek the advice of counsel.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders as is the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262.

     A written demand for appraisal rights must be delivered before the taking of the vote on the merger proposal at the special meeting. The written demand for appraisal rights must be executed by or for the stockholder of record, should specify the stockholder’s name and mailing address, that the stockholder is thereby demanding appraisal of his, her or its shares of our common stock and the number of shares of Cypress for which you are demanding appraisal. If the shares of stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have, if any. Each stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at Fifteen Piedmont Center, 3575 Piedmont Road, Suite 100, Atlanta, Georgia 30305, Attention: Corporate Secretary. If a stockholder holds shares of our common stock through a broker who in turn holds such shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Within ten days after the effective date of the merger, we must provide notice of the effective date of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

     A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record holder. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of common stock outstanding in the name of such record holder.

     At any time within 60 days after the effective date of the merger, any stockholder who has delivered a written demand to us will have the right to withdraw such written demand for appraisal and to accept the terms of the merger agreement; after this period, a stockholder may withdraw his, her or its written demand for appraisal and receive payment for his, her or its shares of our common stock as provided in the merger agreement only with our consent. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just. Withdrawal after 60 days will require written approval of the surviving corporation.

     The Delaware Court of Chancery may require stockholders who have demanded appraisal rights on their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than ten days after the stockholder’s request is received by us.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares.

     Within 120 days after the effective date of the merger, the surviving corporation or any dissenting stockholder who is entitled to appraisal rights may file a petition with the Delaware Court of Chancery demanding a determination of the value of the stock of all such dissenting stockholders. We have no present intention to file such a petition if demand for appraisal is made. Note that if no petition is filed within the allotted time, then the right of the dissenting stockholder to an appraisal will cease and any stockholder otherwise entitled to appraisal will be entitled to receive only the merger consideration, without interest.

     At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure to comply may result in a dismissal of the proceedings as to such stockholder. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled thereto.

     Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and our stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding that, for purposes of Section 262 of the DGCL, the fair value of a share of our common stock is less than the merger consideration.

     In determining “fair value”, the Delaware court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that the “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of our common stock who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

     To the extent that there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will control.

     Stockholders considering exercising their appraisal rights under the DGLC should carefully read and must strictly comply with Section 262 of the DGLC attached as Annex E.

WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov”.

STOCKHOLDER PROPOSALS

     Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders may do so by following the procedures prescribed above and in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by us no later than February 11, 2005.

     Buyer, Mergerco, FIIB and Crescent have supplied all information in this proxy statement related to Buyer, Mergerco, FIIB and Crescent. We have not independently verified any of the information relating to Buyer, Mergerco, FIIB and Crescent. You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     This proxy statement is dated February 9, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date.

     There is no other business to be brought before the special meeting of stockholders.

BY ORDER OF THE BOARD OF DIRECTORS,

Ross J. Mangano, Chairman of the Board

Appendix A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and among

TECHINVEST HOLDING COMPANY, INC.,

TECHINVEST ACQUISITION, INC.

and

CYPRESS COMMUNICATIONS HOLDING CO., INC.

dated as of

November 5, 2004

and amended as of

February 3, 2005

 A-i

 A-ii

 A-iii

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2004 and amended as of February 3, 2005, by and among TECHINVEST HOLDING COMPANY, INC., a Delaware corporation (“Parent”), TECHINVEST ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and CYPRESS COMMUNICATIONS HOLDING CO., INC., a Delaware corporation (the “Company”). As used in this Agreement, capitalized terms have the meanings ascribed to them in Section 8.1.

     WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has unanimously approved this Agreement, and deems it advisable and in the best interests of its respective stockholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

     WHEREAS, the non-employee members of the Company Board of Directors have resolved to recommend approval of the Merger and approval and adoption of this Agreement to the holders of the Common Stock and have determined that the consideration to be paid for each share of Common Stock in the Merger is fair to the holders of Common Stock;

     WHEREAS, the parties intend to effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”) as the wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, Ross J. Mangano, Gerard H. Sweeney, Brandywine Operating Partnership, L.P. and Jo & Co (the “Specified Common Stockholders”), which have the power to vote shares of Common Stock representing approximately 29.4% of the outstanding Common Stock, have entered into a voting agreement, dated as of the date hereof (the “Common Stock Voting Agreement”), whereby each Specified Common Stockholder has agreed to vote its shares of Common Stock and shares of Common Stock acquired after the date hereof in favor of approval and adoption of this Agreement, the Merger and the other Transactions;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, Noro-Moseley V, LLP, and Wakefield Group III, LLC (the “Specified Preferred Stockholders”), which have the power to vote (i) no shares of Common Stock and (ii) shares of Series A Preferred Stock representing 89.6% of the outstanding Series A Preferred Stock, have entered into a preferred stock voting agreement, dated as of the date hereof (the “Preferred Stock Voting Agreement” and, together with the Common Stock Voting Agreement, the “Voting Agreements”), whereby each Specified Preferred Stockholder has agreed to vote its shares of Common Stock and/or Series A Preferred Stock and shares of Common Stock and/or Series A Preferred Stock acquired after the date hereof in favor of approval and adoption of this Agreement, the Merger and the other Transactions; and

     WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

     Section 1.1. The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (a) the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall continue as the Surviving Corporation and, as the Surviving Corporation, it shall continue to be governed by the laws of the State of Delaware. The separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected and unimpaired by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation. The Merger shall have the effects specified in the DGCL.

     Section 1.2. Effective Time. Parent, Purchaser and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware in accordance with Section 251 of the DGCL, and shall otherwise cause the Merger to be consummated by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”).

     Section 1.3. Closing. Subject to Section 1.8, a closing (the “Closing”) shall take place as promptly as practicable on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, on the second (2nd) business day after satisfaction or waiver in writing of all of the Conditions (other than the Conditions that by their nature are to be satisfied or waived at the Closing) (the “Closing Date”), at the offices of Hunton & Williams LLP, 600 Peachtree Street, NE, Suite 4100, Atlanta, Georgia 30308 or at such other time and place as the parties mutually agree.

     Section 1.4. Certificate of Incorporation; By-Laws. Pursuant to the Merger, (a) the Charter shall be amended and restated in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (b) the by-laws of the Company shall be amended and restated in their entirety to read as the by-laws of Purchaser, as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the Surviving Corporation’s certificate of incorporation or by such by-laws.

     Section 1.5. Directors and Officers of the Surviving Corporation. The directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the Board of Directors of the Surviving Corporation or in any office of the Surviving Corporation, such vacancy may thereafter be filled in accordance with the Surviving Corporation’s certificate of incorporation, bylaws and the DGCL.

     Section 1.6. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation determines or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out or give effect to this Agreement and the Transactions, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out or give effect to this Agreement and the Transactions.

     Section 1.7. Stockholders’ Meeting.

          (a) In order to consummate the Merger, the Company, acting through the Company Board of Directors, shall:

     (i) in accordance with the Charter, the by-laws of the Company and the DGCL, duly call, give notice of, convene and hold a special meeting of the holders of the Shares and the Series A Preferred Stock (the “Stockholders’ Meeting”) as promptly as practicable following execution of this Agreement for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement;

     (ii) as promptly as practicable following execution of this Agreement (and in no event later than fifteen (15) days after the date hereof), prepare and file with the SEC a preliminary Proxy Statement relating to the Merger and this Agreement after prior consultation with Parent and its counsel and affording Parent and its counsel reasonable opportunity to comment on such preliminary Proxy Statement and use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in a Proxy Statement and, after consultation with Parent, to respond promptly to any comments or requests for additional information made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to the holders of the Shares at the earliest practical time, provided that no amendment or supplement to such Proxy Statement shall be made by the Company without prior consultation with Parent and its counsel. If (A) at any time prior to the Stockholders’ Meeting, any event should occur relating to the Company or any of the Company Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent, and (B) if at any time prior to the Stockholders’ Meeting, any event should occur relating to Parent or the Purchaser that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (A) or (B) the Company will, upon learning of such event, promptly prepare and file and, if required, mail such amendment or supplement to the holders of the Shares and the Series A Preferred Stock; provided, prior to such filing or mailing, the Company shall consult with Parent with respect to such amendment or supplement and Parent shall have a reasonable opportunity to comment thereon;

     (iii) include in the Proxy Statement the recommendation of the Company Board of Directors that the holders of the Shares and the Series A Preferred Stock approve the Merger and approve and adopt this Agreement (unless the recommendation of the Company Board of Directors has been withdrawn, amended or modified pursuant to Section 5.5(c) hereof);

     (iv) use commercially reasonable efforts to solicit from holders of the Shares and the Series A Preferred Stock proxies in favor of the approval of the Merger and the approval and adoption of this Agreement and shall take all other action necessary or advisable to secure any vote of the holders of the Shares and the Series A Preferred Stock required by the Charter, Bylaws or the DGCL to effect the Merger (unless the recommendation of the Company Board of Directors has been withdrawn, amended or modified pursuant to Section 5.5(c) hereof);

     (v) notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement;

     (vi) cause its counsel to permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Transactions and/or this Agreement; and

     (vii) give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC.

          (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement.

     Section 1.8. Working Capital Adjustment.

          (a) Determination of Working Capital. The amount of the Unadjusted Consideration is determined, in part, on the assumption the Net Working Capital of the Company will be negative Five Million Six Hundred Thirty Eight Thousand Dollars (-$5,638,000) (the “Assumed Net Working Capital”). Exhibit 1.8 of the Disclosure Schedules sets forth the method by which the Assumed Net Working Capital was calculated, which shall be the method used for calculating the Net Working Capital. Not less than ten (10) days prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent a written statement (the “Working Capital Statement”) of its calculation of the Net Working Capital as of the end of the month immediately prior to the anticipated Closing Date, provided that if the end of such month is less than thirty (30) days from the anticipated Closing Date, then the Net Working Capital shall be determined as of the end of the second month immediately prior to the anticipated Closing Date (such date, the “Measurement Date”). Upon the request of Parent, the Company shall promptly make available, during normal business hours, to Parent, its employees and advisors who prepared the Working Capital Statement such information, documents, books, records and other back-up material as Parent may reasonably request and is necessary to calculate the Net Working Capital and prepare the Working Capital Statement. The Net Working Capital shall be calculated in the manner indicated on Exhibit 1.8.

          (b) Calculation of the Adjusted Consideration. The Unadjusted Consideration shall be increased or decreased in the amounts set forth below (the Unadjusted Consideration subject to any increase or decrease required under this Section 1.8(b), the “Adjusted Consideration”).

     (i) In the event that the Closing Net Working Capital is (i) less than the Assumed Net Working Capital (a “Working Capital Shortfall”) or (ii) greater than the Assumed Net Working Capital (a “Working Capital Excess”), the Unadjusted Consideration shall be (x) in the case of clause (i), decreased on a dollar-for-dollar basis by the amount of the Working Capital Shortfall or (y) in the case of clause (ii), increased on a dollar-for-dollar basis by the amount of the Working Capital Excess;

     (ii) The Unadjusted Consideration shall be decreased on a dollar-for-dollar basis by the indebtedness of the Company under the Senior Loan as of the Measurement Date;

     (iii) The Unadjusted Consideration shall be increased on a dollar-for-dollar basis by the amount of cash on the Company’s balance sheet as of the Measurement Date and, if mutually determined by the Parties, by the amount of cash received by the Company through the Closing Date upon the exercise of Company Options and Warrants between the Measurement Date and the Closing Date; and

     (iv) The Unadjusted Consideration shall be decreased by the amount of cash received by the Company, on or prior to the Measurement Date, that relates to refunds attributable to the Company’s having made payments to telecommunications service providers, in periods prior to July 1, 2004, for taxes and surcharges from which the Company might be exempt (the “Telecom Tax Recovery”), other than cash received by the Company from telecommunications service providers identified on Schedule 1.8(b) of the Disclosure Schedules relating to the Telecom Tax Recovery.

          (c) Working Capital Disputes. In the event that Parent desires to dispute the Company’s determination of the Net Working Capital as set forth in the Working Capital Statement, Parent shall provide, not less than five (5) days prior to the anticipated Closing Date, written notice to the Company of such dispute and a reasonably detailed description of the reasons therefor. Parent and the Company shall attempt in good faith to resolve such dispute after receipt by the Company of such written notice, and in the event that the parties are unable to resolve such dispute by the anticipated Closing Date, the parties agree that the Atlanta, Georgia office of PriceWaterhouseCoopers (the “Accounting Firm”) shall be engaged to resolve such dispute and provide a written determination of the Net Working Capital as soon as reasonably practicable. If Parent fails to object as provided herein to the Company’s determination of the Net Working Capital by the end of the fifth (5th) day prior to the anticipated Closing Date, then the Company’s Net Working Capital calculation shall be deemed accepted by the Parent and Purchaser and shall be final, binding and conclusive upon the parties. The Net Working Capital as agreed between the parties or otherwise determined under this Section 1.8 to be final, binding and conclusive shall be for all purposes the “Closing Net Working Capital.”

          (d) Review by Accounting Firm. If required by subsection 1.8(c) above, the parties shall direct the Accounting Firm to review the Working Capital Statement as necessary in order to determine the actual Net Working Capital. The written determination of such Accounting Firm shall be final, binding and conclusive upon the parties. The Closing shall occur within two (2) business days after the parties’ receipt of such written determination, provided that all other Conditions have been satisfied or waived in writing. The parties agree to enter into, execute and deliver indemnity and other agreements that may be required by the Accounting Firm prior to engagement. In the event that the Accounting Firm is so engaged, the party whose determination of the Closing Net Working Capital less closely approximates the actual Closing Net Working Capital (as determined by the Accounting Firm), measured by dollar amounts and not percentages, shall pay all the costs and expenses of the Accounting Firm.

ARTICLE II

CONVERSION OF SECURITIES

     Section 2.1. Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares or holders of Purchaser Common Stock:

          (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock or otherwise shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares. Each Share (other than the Shares cancelled in accordance with Section 2.1(b) and other than any Dissenting Shares) shall be converted into the right to receive the Merger Consideration, payable to the holder thereof upon surrender of the holder’s Certificate in the manner provided in Section 2.2. From and after the Effective Time, all such Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of Shares shall cease to have any rights with respect to his Shares except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 2.2.

     Section 2.2. Exchange of Certificates; Paying Agent.

          (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of the Shares in connection with the Merger to receive in trust the aggregate Merger Consideration to which holders of the Shares shall become entitled pursuant to Section 2.1(c). At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent for the benefit of holders of Shares the aggregate Merger Consideration which the holders of the Shares shall be entitled to receive pursuant to Section 2.1(c). The Paying Agent shall invest and reinvest the aggregate Merger Consideration as directed by Parent in (i) money-market or other interest-bearing accounts or short term certificates of deposit issued by the Paying Agent or of any other commercial bank of comparable or larger size; (ii) short-term securities issued or guaranteed by the United States Government; or (iii) mutual funds or common trust funds of the Paying Agent consisting solely of obligations issued or guaranteed by the United States government. Parent shall replace any monies lost through any investment made pursuant to this Section 2.2(a). Registered ownership of or other legal title to the Merger Consideration and investments thereof may be maintained in the name of the Paying Agent, or its nominee. Earnings from such investments shall be the sole and exclusive property of Purchaser and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of the Shares at the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate by a holder of Shares for cancellation to the Paying Agent, together with a duly executed and completed letter of transmittal and such other documents as may be required by the instructions to the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration. No interest shall accrue or be paid to any record holder of Shares with respect to the Merger Consideration payable upon surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 2.1(c). The Merger Consideration paid upon surrender of each Share in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

          (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of the Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

          (d) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares and any Warrants or Company Options such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Warrants or Company Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

     Section 2.3. Termination of Fund; No Liability. At any time following one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Paying Agent and not disbursed to holders of the Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation, Parent nor the Paying Agent shall be liable to any holder of the Shares for the Merger Consideration delivered in respect of such Shares to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.4. Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, the Shares of any holder that has demanded and perfected such holder’s appraisal rights, if applicable and available, in accordance with and as contemplated by Section 262 of the DGCL and, as of the Effective Time, has not either effectively withdrawn such demand for appraisal rights nor voted in favor of, or consented in writing to, the Merger (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration but shall be entitled to only such rights as are granted by Section 262 of the DGCL. From and after the Effective Date, all such Dissenting Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of a Dissenting Share shall cease to have any rights with respect to such Dissenting Share, except the right to receive from the Surviving Corporation payment of the “fair value” of the Dissenting Share, as such is determined in accordance with Section 262 of the DGCL.

          (b) Notwithstanding the provisions of Section 2.4(a), if any holder of Shares who demands appraisal of his Shares under Section 262 of the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(c) upon surrender of his Certificate or Certificates pursuant to Section 2.2.

          (c) The Company shall give Parent (i) prompt written notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

     Section 2.5. Conversion of Warrants.

          (a) Immediately prior to the Effective Time, the Company shall take all reasonable and necessary steps to cause the Warrants, whether exercisable or unexercisable, to be converted into an obligation of the Company to pay, and the right of the holder of the Warrant to receive, in full satisfaction of each of the Warrants, the Warrant Cash Amount. The “Warrant Cash Amount” for any Warrant shall equal the product of: (i) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock of such Warrants and (ii) the number of shares of Common Stock underlying such Warrants; provided, however, if the Merger Consideration is less than or equal to the exercise price per share of Common Stock of any Warrant, then the holder of such Warrant shall not be entitled to receive any compensation in connection with the Merger or otherwise.

          (b) As soon as practicable after the Effective Time and following (i) surrender of such Warrant to the Surviving Corporation and (ii) delivery to the Surviving Corporation of an acknowledgement by the holder of such Warrant that such Warrant shall be cancelled and extinguished upon payment of the Warrant Cash Amount as provided in this Section 2.5(b), the Surviving Corporation shall cause to be mailed to the holder of such Warrant, the Warrant Cash Amount payable, if any, with respect to such Warrant to such holder pursuant to Section 2.5(a) hereof.

          (c) The Company represents and warrants that (i) the Company can take the actions described in Section 2.5(a) without obtaining the consent of any holders of Warrants or (ii) if such consent is required, that, except as set forth on Exhibit 2.5(c), the Company will use its best efforts to obtain such consents in writing and provide evidence thereof to Parent at least ten (10) days prior to the Closing Date.

     Section 2.6. Conversion of Options.

          (a) At the Effective Time, each outstanding and unexercised option to purchase shares of Common Stock (a “Company Option”) issued pursuant to the 1999 Employee Equity Incentive Plan, as amended (“Company Option Plan”), or pursuant to any other compensatory option plans or agreements set forth in Schedule 2.6 of the Disclosure Schedules, whether vested or unvested, shall be converted into an obligation of the Company to pay, and the right of the holder thereof to receive, in full satisfaction of each Company Option, the Option Cash Amount with respect to such Company Option; provided, however, if the Option Cash Amount is less than or equal to zero (0), then the Company shall use its best efforts to terminate such Company Option and to cancel it as of the Effective Time. The “Option Cash Amount” for any Company Option shall equal the product of: (1) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock of such Company Option and (2) the number of shares of Common Stock underlying such Company Option. The Company shall take all reasonable actions necessary to cause the Company’s employees to consent, to the extent required, to the transactions contemplated by this Section 2.6 no later than immediately prior to the Effective Time. Except as may be otherwise agreed to by Parent or Purchaser and the Company, as of the Effective Time, (i) the Company Option Plan shall terminate, (ii) the provisions in any other plans or agreements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Company Subsidiaries shall be deleted and (iii) no holder of Company Options or any participant in the Company Option Plan or any other plans or agreements shall have any rights thereunder to acquire any Equity Interests of the Company, the Surviving Corporation or any subsidiary thereof. The Company and Parent agree that, except as otherwise mutually agreed, the Option Cash Amounts are the sole payments that will be made with respect to or in relation to the Company Options.

          (b) As soon as practicable, and in no event more than five (5) business days following the Effective Time, the Surviving Corporation shall cause to be mailed to the holder of each Company Option, the Option Cash Amount payable, if any, with respect to such Company Option to such holder pursuant to Section 2.6(a) hereof.

          (c) The Company represents and warrants that all Company Options provide that either (i) the Company can take the actions described in Section 2.6(a) without obtaining the consent of any holders of Options or (ii) if such consent is required, except as otherwise mutually agreed, the Company will use its best efforts to obtain such consents in writing and provide evidence thereof to Parent at least ten (10) days prior to the Closing Date.

     Section 2.7. Series A Preferred Stock. Immediately prior to the Effective Time, the Company shall take all actions necessary in accordance with the Charter to redeem all shares of Series A Preferred Stock outstanding.

     Section 2.8. Repayment of Certain Indebtedness. Immediately prior to the Effective Time, Parent or the Surviving Corporation shall pay from the Adjusted Consideration all obligations of the Company outstanding with respect to the Convertible Debt in exchange for evidence of cancellation of the Convertible Debt in forms reasonably satisfactory to Parent. Immediately following the Effective Time, Parent or the Surviving Corporation shall pay from the Adjusted Consideration all obligations of the Company outstanding with respect to the Term Loans in exchange for evidence of cancellation of the Term Loans in forms reasonably satisfactory to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedules, the Company represents and warrants to Parent and Purchaser as follows:

     Section 3.1. Organization; Qualification. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all necessary corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) except as set forth in the Schedule 3.1 of the Disclosure Schedules, is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which ownership or lease of property or the conduct of its business requires such qualification, except in case of subsection (c) where such failure would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.2. Authorization; Validity of Agreement; Necessary Action.

          (a) The (i) execution, delivery and performance by the Company of this Agreement and any agreements or other instruments contemplated herein to be executed, delivered and performed by the Company (the “Company’s Related Instruments”) and (ii) consummation of the Transactions by the Company, have been duly authorized by unanimous approval of the Company Board of Directors. Subject to the approval of the Merger and the approval and adoption of this Agreement by the holders of the Shares and the Series A Preferred Stock, the Company has all necessary corporate power and authority to execute and deliver this Agreement and the Company’s Related Instruments and to consummate the Transactions and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Company’s Related Instruments or the consummation of the Transactions, other than the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been and as of the Closing each of the Company’s Related Instruments will be, duly executed and delivered by the Company, and, assuming due and valid authorization, execution and delivery hereof by each of Parent and Purchaser, are or, in the case of the Company’s Related Instruments, will be, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, reorganization, fraudulent conveyance, moratorium, receivership, insolvency or other laws affecting the enforcement of creditor’s rights generally and by general principles of equity (the “Enforceability Exception”).

          (b) At a meeting duly called and held on November 5, 2004, the non-employee members of the Company Board of Directors (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders and declared the advisability of the Merger, (ii) approved, authorized and adopted this Agreement and the Transactions, and (iii) resolved to recommend approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders. The actions taken by the Company Board of Directors constitute approval of the Transactions, this Agreement and the Voting Agreements by the Company Board of Directors under the provisions of Section 203 of the DGCL and the Company has taken all actions necessary (A) such that Section 203 of the DGCL does not apply to the Transactions or to this Agreement or the Voting Agreements and (B) to exempt the Transactions, this Agreement and the Voting Agreements from, and the Transactions, this Agreement and the Voting Agreements are exempt from, the requirements of, any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of Delaware, including, without limitation, the provisions of Section

203 of the DGCL. Other than Section 203 of the DGCL, no Delaware anti-takeover or similar statute is applicable in connection with the Transactions, this Agreement or the Voting Agreements.

     Section 3.3. Subsidiaries and Affiliates. Schedule 3.3 of the Disclosure Schedules sets forth the name, jurisdiction of incorporation and capitalization of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. Except for the Company Subsidiaries or as set forth in the Schedule 3.3, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person. Except as set forth in Schedule 3.3 of the Disclosure Schedules, all the issued and outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Liens and is validly issued, fully paid and nonassessable, and there are no outstanding Options of any such Company Subsidiary held by any Person except the Company. Each Company Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has all necessary corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction listed opposite the name of such Company Subsidiary in Schedule 3.3, which are the only jurisdictions in which ownership or lease of property or the conduct of its business requires such qualification, except where such failure would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and by-laws of each Company Subsidiary, as presently in effect. Such certificates of incorporation and by-laws are in full force and effect, and none of the Company Subsidiaries is in violation of any provision of its certificate of incorporation or by-laws.

     Section 3.4. Capitalization.

          (a) The authorized capital stock of the Company consists of Fifty Five Million (55,000,000) shares of capital stock of which (i) Fifty Million (50,000,000) shares are designated as Common Stock and (ii) Five Million (5,000,000) shares are designated as preferred stock, par value $.001 per share (the “Preferred Stock”), of which One Hundred (100) shares are designated as Series A Preferred Stock. As of the date hereof, (i) Five Million Eight Hundred Seventy Three Thousand Three Hundred Ninety Five (5,873,395) shares of Common Stock (including without limitation all awards of restricted Common Stock) are issued and outstanding, (ii) Five Hundred Ninety Four Thousand Four Hundred Thirteen (594,413) shares of Common Stock are issued and held in the treasury of the Company, (iii) One Hundred (100) shares of Series A Preferred Stock are issued and outstanding, (iv) Five Million (5,000,000) shares of Common Stock are reserved for issuance upon exercise of Company Options under the Company Stock Option Plan, and (v) as of November 5, 2004, Twelve Million Eight Hundred Forty Three Thousand Six Hundred Ninety Seven (12,843,697) shares of Common Stock are reserved for issuance upon exercise of Warrants. All the issued and outstanding shares of the Company’s capital stock are, and the shares of Common Stock which may be issued pursuant to the exercise of outstanding Company Options and the Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights. Except as set forth above, on Schedule 3.4(a) of the Disclosure Schedules and except for the Transactions, as of the date hereof, (A) there are no shares of capital stock of the Company authorized, issued or outstanding; (B) other than the Company Options and Warrants, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any securities convertible into or exchangeable for such capital stock or the capital stock of any Company Subsidiary or any securities convertible into or exchangeable for such capital stock or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or options, warrants, subscriptions or other equity interests in, the Company or any Company Subsidiary or any securities convertible into or exchangeable for such capital stock and (C) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or Preferred Stock, other than the Series A Preferred Stock, to pay any dividend or make any other distribution in respect thereof or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity. Except as set forth on Schedule 3.4(a) of the Disclosure Schedules, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of agreement or arrangement to register the offer and sale or resale of any of their securities under the Securities Act. There are no voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has adopted a Stockholders’ Rights Agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Common Stock or any other equity or debt securities of the Company or any of the Company Subsidiaries.

          (b) Schedule 3.4(b) of the Disclosure Schedules sets forth the following information:

     (i) all issued and outstanding Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable stockholder, and whether such holder has the sole power to vote and dispose of such Shares;

     (ii) a complete and accurate list of all holders of Company Options outstanding as of the date hereof under the Company Option Plan or pursuant to any other Plan, indicating with respect to each such Company Option the number of shares of Common Stock subject to each such Company Option, the exercise price, the date of grant, the expiration date and the vesting schedule for any such Company Options (including whether such Company Options accelerate upon a change of control of the Company); and

     (iii) a complete and accurate list of all holders of Warrants outstanding as of the date hereof, indicating with respect to each such Warrant the number of shares of Common Stock subject to each Warrant, the exercise price, the date of issuance, the expiration date and the vesting schedule, if any, for each such Warrant.

          (c) The Company has made available to Parent and Purchaser true and complete copies of the Company Option Plan and the forms of all stock option agreements evidencing Company Options granted under the Company Option Plan or otherwise, and all agreements under which any Warrants were issued or are issuable.

     Section 3.5. Vote Required. The affirmative vote of a majority of the Shares and the issued and outstanding Series A Preferred Stock, voting separately as a class, are the only votes of any class or series of the Company’s capital stock necessary to approve this Agreement, the Merger and the Transactions.

     Section 3.6. Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws and the DGCL, or as otherwise disclosed in Schedule 3.6 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof does or will (a) conflict with or result in any breach of any provision of the certificate of incorporation and the by-laws of the Company or any Company Subsidiary, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, injunction, writ, decree or any other requirement or rule of law applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, or (d) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, require the consent of or notice to the other party thereto to avoid any breach, default or violation, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Company Subsidiaries pursuant to, any note, bond, mortgage, or indenture, or any material contract (including without limitation, any Company Agreement), lease, license, permit, franchise, instrument or other agreement or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any property or asset of any of them is bound or affected.

     Section 3.7. SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, the Company SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, the Company SEC Documents, including, without limitation, any Financial Statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries are required to file any forms, reports or other documents with the SEC. Except as set forth in Schedule 3.7 of the Disclosure Schedules, each of the Company SEC Documents was filed on a timely basis. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP during the period involved (except as may be stated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein, except that the unaudited interim financial statements were or are subject to normal year-end adjustments. Except as set forth in Schedule 3.7 of the Disclosure Schedules, since January 1, 2004, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303 of Regulation S-K promulgated by the SEC). Except as set forth in Schedule 3.7 of the Disclosure Schedules, there are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and the Company Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2003, including the notes thereto, (ii) liabilities disclosed in the Company SEC Documents, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practices since December 31, 2003.

     Section 3.8. Books and Records. The books of account, minute books, stock record books and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act. The minute books of the Company contain all minutes of meetings held of, and accurate and complete records of corporate action taken by the stockholders, the Company Board of Directors and committees of the Company Board of Directors.

     Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedules, there is no claim, action, suit, inquiry, proceeding, audit, indictment or investigation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary, in any such case, which, individually or in the aggregate, is or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions. Neither the Company nor any Company Subsidiary is subject to any judgment, order, injunction, stipulation, award or decree. Without limiting the generality of the foregoing, except as set forth in Schedule 3.9 of the Disclosure Schedules, there are no proceedings pending, or to the Knowledge of the Company, threatened before any Governmental Entity (including, without limitation, before the FCC or any State PUC) directed specifically at the Company or any Company Subsidiary, or in the case of matters of general applicability to the telecommunications industry, in which the Company or any Company Subsidiary, to the Knowledge of the Company, is identified for possible disparate treatment or whose outcome may have a disparate impact on the Company or any Company Subsidiary.

     Section 3.10. Employee Benefit Plans.

          (a) Schedule 3.10 of the Disclosure Schedules contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment or change in control agreement (including prospective severance or termination agreement); and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, or to which the Company or an ERISA Affiliate has any liability, whether written or oral, for the benefit of any director, former director, employee or former employee, or service provider or former service provider of the Company or any ERISA Affiliate (the “Plans”).

          (b) The Company has heretofore made available to Purchaser true and complete copies of each Plan and any amendments thereto, and with respect to each such Plan (i) for the most recent three plan years has provided any reports, summaries or descriptions voluntarily provided to participants or filed as required under ERISA or the Code (or if a Plan is not a written Plan, a description thereof), (ii) any related trust or other funding vehicle, (iii) the three (3) most recently filed Form 5500 annual reports, (iv) all agreements with service providers, (v) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401(a) of the Code, and (vi) any correspondence to or from any governmental agency in the last three years regarding any Plan.

          (c) Neither the Company nor any ERISA Affiliate has any liability to (i) a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(31) of ERISA or Section 414(f) of the Code, (ii) a plan described in Section 4063(a) of ERISA, (iii) a plan described in Section 3(40) of ERISA, (iv) a plan described in Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or (iv) a plan subject to Section 412 of the Code or Title IV of ERISA.

          (d) Neither the Company nor any ERISA Affiliate has engaged in a transaction in connection with which the Company or any ERISA Affiliate may be liable for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code.

          (e) The terms of each Plan satisfy the requirements of applicable Law. Each Plan and the related trusts subject to ERISA have been administered in compliance in all material respects with (i) the provisions of ERISA, (ii) the applicable provisions of the Code, (iii) all applicable state and federal securities laws and (iv) all other applicable laws, rules, regulations and collective bargaining agreements. The Company has not received any written notice from any Governmental Entity questioning or challenging such compliance.

          (f) All contributions and other payments required to have been made by the Company or any ERISA Affiliate with respect to any Plan (or to any person pursuant to the terms thereof) have been or will be timely made in full.

          (g) Each Plan that is an “employee benefit pension plan” within the meaning of Section 3(2) of ERISA which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a current determination letter from the Internal Revenue Service that such Plan is qualified or the remedial amendment period for receiving such a letter has not yet expired; or, in the event the Plan is in the form of a standardized prototype plan, the sponsoring organization has received a current letter from the Internal Revenue Service approving the prototype plan as to form; and there is no condition or event that would reasonably be expected to adversely affect the qualified status of any such Plan.

          (h) Except as set forth in Schedule 3.10 of the Disclosure Schedules, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any ERISA Affiliate for periods extending beyond their retirement or other termination of service, other than coverage mandated by COBRA or other state Law mandating continuation health coverage, and neither the Company nor ERISA Affiliate ever made any written representation or promise to, or contract with, any employee or former employee that such benefits would be provided.

          (i) Except as set forth in Schedule 3.10 of the Disclosure Schedules, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former director, employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

          (j) There is no pending or, to the Knowledge of the Company, threatened complaint, claim (other than a routine claim for benefits), proceeding, audit, or investigation of any kind in or before any court, tribunal, or governmental agency with respect to any Plan.

          (k) With respect to any Plan that is funded, the assets of such Plan are equal to or greater than the Plan’s liabilities and if not funded, the liabilities are shown in the Company SEC Documents or Financial Statements, to the extent disclosure is required.

     Section 3.11. Tax Matters; Government Benefits. Except as otherwise described in Schedule 3.11 of the Disclosure Schedules:

          (a) The Company and each of the Company Subsidiaries have duly and timely filed all Tax Returns that are required to be filed, each such Tax Return was true, correct and complete in all material respects when filed, and the Company and each of the Company Subsidiaries have duly paid, or caused to be duly paid, in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (as hereinafter defined) for all periods or portions thereof ending through the date hereof. All material Taxes owed and due by the Company and all Company Subsidiaries relating to operations on or prior to the Balance Sheet Date (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Financial Statements or the Balance Sheet. Since the Balance Sheet Date, the Company has not incurred liability for any Taxes other than in the ordinary course of business. Neither the Company nor any Company Subsidiary has received written notice of any Claim made by an authority in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

          (b) No taxing authority has asserted any material deficiencies that have not been resolved or fully paid with respect to the Tax Returns of the Company and the Company Subsidiaries for any period (or the applicable statutes of limitation for the assessment and collection of Taxes for such periods have expired). Neither the Company nor any Company Subsidiary has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency, except for any such waiver or extension no longer in effect and having no continuing effect.

          (c) No federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the Knowledge of the Company, are pending with regard to any Taxes or Tax Returns of the Company or of any Company Subsidiary. No written notification has been received by the Company or by any Company Subsidiary that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary. There is no dispute or Claim concerning any Tax liability of the Company, or any Company Subsidiary either claimed or raised by any taxing authority in writing.

          (d) No amount paid or payable by the Company or any of the Company Subsidiaries in connection with the Transactions, including, without limitation, accelerated vesting of Options, will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

          (e) Neither the Company nor any of the Company Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (as in effect before enactment of Pub. Law No. 108-27) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code (as in effect before enactment of Pub. Law No. 108-27) apply to any disposition of a “subsection (f) asset” (as such term is defined in Section 341(f)(4) of the Code (as in effect before enactment of Pub. Law No. 108-27)) owned by the Company or any Company Subsidiary.

          (f) Neither the Company nor any of the Company Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company’s consolidated Financial Statements most recently filed by the Company with the SEC.

          (g) None of the Company or any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), nor does the Company or any Company Subsidiary have any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

     Section 3.12. Title to Properties.

          (a) Except as set forth in Schedule 3.12 of the Disclosure Schedules, each of the Company and the Company Subsidiaries has good and marketable title to, or a valid leasehold interest in, all the material properties and assets (real, personal and mixed, tangible and intangible) used or held for use by them in the conduct of their business, including, without limitation, all the material properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice that was not material to the Company or the Company Subsidiaries), and all the material properties and assets purchased by the Company and the Company Subsidiaries since the date of the Balance Sheet, free and clear of all Liens.

          (b) Except as set forth in Schedule 3.12 of the Disclosure Schedules, neither the Company nor any of the Company Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its assets with an individual value of $10,000 or an aggregate value in excess of $50,000.

     Section 3.13. Intellectual Property.

          (a) Except as otherwise set forth in Schedule 3.13 of the Disclosure Schedules, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses the right to use the Company Intellectual Property free of any liens or encumbrances.

          (b) Except as described in Schedule 3.13 of the Disclosure Schedules, there are no oppositions, cancellations, invalidity proceedings, interferences, re-examination proceedings or other administrative or legal actions presently pending or, to the Knowledge of the Company, threatened with respect to the Company Intellectual Property.

          (c) To the Knowledge of the Company, except as described in Schedule 3.13 of the Disclosure Schedules, the conduct of the business of the Company and the Company Subsidiaries and the Company Intellectual Property does not infringe any Intellectual Property rights or any other proprietary right of any person, and neither the Company nor any Company Subsidiary has received any written notice from any other Person pertaining to or challenging the right of the Company or any Company Subsidiary to use or register any of the Company Intellectual Property, in each case except for such as has not or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

          (d) Neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property which is still pending, nor has the Company filed any administrative or legal actions in connection with the Company Intellectual Property, which are still pending. Any agreements, consents, limitations, covenants or restrictions involving in a material manner the Company Intellectual Property are set forth in Schedule 3.13.

          (e) The Company Intellectual Property constitutes all the intellectual property necessary to conduct the business of the Company as it is currently conducted.

          (f) All registrations and applications to register the Company Intellectual Property are valid and subsisting in all respects, have been properly maintained and have not expired, been cancelled or abandoned, except as set forth on Schedule 3.13.

     Section 3.14. Employment Matters.

     (a) Except as set forth on Schedule 3.14, since January 1, 2000: (i) the Company’s employees have not been and are not now represented by a labor organization which was certified or voluntarily recognized by the National Labor Relations Board or any other Governmental Entity; (ii) the Company has not been and is not a signatory to a collective bargaining agreement with any labor organization; (iii) no representation election petition or application for certification has been filed by the Company’s employees or is pending with the National Labor Relations Board and no union organizing campaign involving the Company’s employees has occurred or is in progress; (iv) no unfair labor practice claims have been filed and/or are presently pending against the Company or any labor organization representing its employees; (v) no grievance or arbitration demand, whether or not filed pursuant to a collective bargaining agreement, has been filed or is pending against the Company; (vi) no strike, handbilling, picketing, work stoppage, or other “concerted action” involving the Company’s employees has occurred or is in progress; (vii) the Company is not a federal or state contractor or subcontractor; (viii) the Company is not in violation of any obligations it may have as a federal or state contractor or subcontractor nor has a claim pending against it that alleges it is in violation of its obligations as a federal or state contractor or subcontractor; (ix) no wrongful discharge, discrimination, retaliation, libel, slander or other claim or charge, nor any investigation by any Governmental Entity, that arises out of any applicable Labor Laws or the employment relationship between the Company and its employees is pending or, to the Knowledge of the Company, threatened against the Company; (x) the Company is and has been in full compliance with all Labor Laws, except for such noncompliance as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

     (b) The Company, within the 120 days preceding the date hereof, has not terminated the employment of or laid off more than thirty (30) employees.

     Section 3.15. Compliance with Laws; Licenses and Permits.

          (a) Except as set forth on Schedule 3.15 of the Disclosure Schedules, the Company and the Company Subsidiaries are, and have been operated at all times since January 1, 2002, in compliance in all material respects with all applicable laws, rules or regulations of any United States federal, state, local, or foreign government or agency thereof, including, without limitation, the FCC and the State PUCs, by which any of the business, properties or assets of the Company and the Company Subsidiaries are bound, and no written notice of a Claim has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary alleging any such failure of compliance. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

          (b) (i) The Company and each Company Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”); (ii) all of the Company Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing; and (iii) any fees, surcharges, contributions, or other payments made at the direction of any Government Entity, including but not limited to contributions to support universal service, disability services, local number portability, and the North American numbering plan, access deficit contributions, administrative fees, and regulatory fees, have been paid in a timely manner. No notices have been received, nor inquiries or audits initiated, from the Universal Service Administration Corp. or any incumbent local exchange carrier regarding universal service or access charge payments.

     Section 3.16. Contracts and Commitments.

          (a) Schedule 3.16 of the Disclosure Schedules sets forth a true, correct and complete list (as of the date of this Agreement) of the following (collectively, the “Material Company Agreements”): (i) Company Agreements having, as to any one such Company Agreement, a value to the Company in excess of $250,000, (ii) Company Agreements which represent an obligation or liability of the Company or any Company Subsidiary for the payment of an amount in excess of $250,000 per year, other than those terminable on thirty (30) days’ or less notice by the Company or Company Subsidiary without penalty or other financial obligation, (iii) all franchising and licensing agreements which represent an obligation or liability of the Company or any Company Subsidiary for the payment of an amount in excess of $10,000, (iv) any contract or agreement with any agent, distributor or representative which is not terminable without penalty on 30 days’ or less notice, (v) any joint venture or partnership agreement or other similar agreement, (vi) any contract providing for the indemnification or holding harmless of any officer, director, employee or other Person, (vii) agreements or arrangements for the purchase or sale of any assets for an amount in excess of $10,000 in the case of any individual agreement or arrangement or $50,000 in the case of all agreements or arrangements (other than in the ordinary course of business), (viii) agreements, contracts or indentures relating to the borrowing of money for an amount in excess of $25,000 (other than trade payables incurred in the ordinary course of business, (ix) leases of any real property involving annual rent of $150,000 or more, (x) all exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contracts, or any other interest rate or foreign currency protection contract, (xi) Company Agreements under which the Company or any Company Subsidiary has advanced or loaned any Person (including any employee, officer, director or Affiliate) an amount in excess of $25,000, (xii) Company Agreements under which the Company or any Company Subsidiary has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company’s or any Company Subsidiary’s properties or assets, (xiii) Company Agreements containing non-compete covenants or other provisions that restrict the Company or any Company Subsidiary or any officer or key employee from engaging in any business in any jurisdiction, or (xiv) Company Agreements with incumbent local exchange carriers or other carriers for interconnection, special access, local or long distance termination services, signaling system 7 services, or any similar services, whether bought or sold by the Company or a Company Subsidiary. The Company has made available to Parent a correct and complete copy of each Material Company Agreement listed in Schedule 3.16.

          (b) The Material Company Agreements are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the Knowledge of the Company, with respect to each other party to any of such Material Contracts, except, in each case, as such may be limited by the Enforceability Exception. Except as set forth in Schedule 3.16, there are no existing material defaults or breaches of the Company under any Material Company Agreements (or events or conditions which, with notice or lapse of time or both would constitute a material default or breach) and, to the Knowledge of the Company, there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) with respect to any third party to any Material Company Agreements. The Company has no Knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Material Company Agreements.

     Section 3.17. Proxy Statement. The Proxy Statement shall not (a) at the date mailed to the holders of the Shares, (b) unless promptly corrected at any time during the pendency of the Stockholders’ Meeting or (c) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Purchaser for inclusion in the Proxy Statement. The Proxy Statement shall comply as to form and substance in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and applicable law.

     Section 3.18. Opinion of Financial Advisor. The Company has received the written opinion of Breckenridge Securities Corp. (“Breckenridge”), dated as of the date hereof, to the effect that, as of such date and subject to certain assumptions, limitations and exceptions set forth therein, the aggregate consideration to be paid to holders of Common Stock and Series A Preferred Stock pursuant to this Agreement is fair from a financial point of view. The copy of that fairness opinion included in Schedule 3.18 of the Disclosure Schedules is accurate and complete. The Company has received the permission of Breckenridge to include the entire fairness opinion and summary descriptions of the fairness opinion in the proxy statement and certain other documents, so long as any summary description used is in form and substance reasonably satisfactory to Breckenridge and its counsel.

     Section 3.19. Brokers or Finders. Neither the Company nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the Transactions, except for Breckenridge. True and correct copies of all agreements between the Company and Breckenridge, including, without limitation, any fee arrangements, are identified in Schedule 3.19 of the Disclosure Schedules and have been provided to the Parent.

     Section 3.20. Compliance with the Sarbanes-Oxley Act of 2002. The Company is in compliance with the provisions of the Sarbanes-Oxley Act of 2002, and the certifications provided pursuant to Sections 302 and 906 thereof are accurate. The Company has initiated procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Deloitte & Touche, LLP, which has expressed its opinion with respect to the Financial Statements, is and has been throughout the periods covered by the Financial Statements (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to the Company and the Company Subsidiaries within the meaning of Regulation S-X promulgated by the SEC, and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act, as amended and the related rules promulgated by the SEC and the Public Company Accounting Oversight Board. Deloitte & Touche, LLP has not provided any prohibited non-audit services for the Company or any of the Company Subsidiaries in violation of Rule 2-01(c)(4) of Regulation S-X promulgated by the SEC and any audit or non-audit services provided to the Company or the Company Subsidiaries have been approved in accordance with Rule 2-01(c)(7) of Regulation S-X promulgated by the SEC.

     Section 3.21. Absence of Certain Changes or Events. Except for the sale process preceding execution of this Agreement or as set forth in Schedule 3.21 of the Disclosure Schedules, since

December 31, 2003, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been: (a) any event or occurrence of any condition that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Company Subsidiary; or (c) any material change in accounting methods, principles or practices employed by the Company.

     Section 3.22. Environmental Compliance and Disclosure.

          (a) Each of the Company and each Company Subsidiary possesses, and is in compliance in all material respects with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all Environmental Laws (as hereinafter defined) applicable to the Company or any Company Subsidiary, as applicable, and the Company and each Company Subsidiary is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws or contained in any Law promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials (as hereinafter defined).

          (b) Neither the Company nor any Company Subsidiary has received written notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any similar state or local statute or ordinance from any governmental agency or any third party and, to the Knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis for the assertion of any material claim against the Company or any Company Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

          (c) To the Knowledge of the Company, none of the assets owned by the Company or any Company Subsidiary or any real property leased by the Company or any Company Subsidiary contain any friable asbestos, regulated PCBs or underground storage tanks. To the Knowledge of the Company, no amount of Hazardous Materials has ever been, is being, or is threatened to be Released under, in or upon any plant, facility, site, area or property currently, or, to the Knowledge of the Company, previously, owned or leased by the Company or any Company Subsidiary or on which the Company or any Company Subsidiary is conducting or has conducted its business or operations, in each case which would reasonably be expected to result in any material liability of the Company.

          (d) Neither the Company nor any Company Subsidiary has entered into or agreed to, nor is it currently discussing with any Governmental Entity entering into, any consent decree or order, and neither the Company nor any Company Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

          (e) Neither the Company nor any Company Subsidiary has been subject to any administrative or judicial proceeding under any applicable Environmental Laws or regulations either now or any time during the past five years.

          (f) Neither the Company nor any Company Subsidiary has received written notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Company Subsidiary, its employees, agents or representatives or, to the Knowledge of the Company, arising out of the ownership, use, control or operation by the Company or any Company Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company or any Company Subsidiary) or any other area on which the Company or any Company Subsidiary is conducting or has conducted its business or operations from which any Hazardous Materials were Released and, to the Knowledge of the Company, no such notices are threatened in writing.

          (g) The Company has heretofore provided Purchaser with true, correct and complete copies of all files of the Company and each Company Subsidiary relating to environmental matters (or an opportunity to review such files). Neither the Company nor any Company Subsidiary has paid any fines, penalties or assessments within the last five years with respect to environmental matters.

          (h) As used in this Section 3.22, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, placing or otherwise causing to become located in any plant, facility, site, area or other property or the Environment, and the term “Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air). As used in this Section 3.16, the term “Environmental Laws” means any and all past and present Laws (including without limitation statutes and regulations) of the United States, including, without limitation, federal and state Laws and the Laws or any political subdivision thereof, and for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such Laws, and shall include without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as well as any and all Laws that relate to pollution, contamination of the environment, protection of human health, or safety, and all regulations, rules, standards, requirements, orders and permits issued thereunder. As used in this Section 3.16, the term “Hazardous Materials” means any pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, petroleum or petroleum-derived substance or waste as defined or regulated under any Environmental Law.

     Section 3.23. Insurance Policies.

          (a) Schedule 3.23(a) of the Disclosure Schedules contains a complete and correct list of the Company Insurance Policies. With respect to each Company Insurance Policy, Schedule 3.23(a) of the Disclosure Schedules specifies (i) the insurer, (ii) the amount of and nature of coverage, (iii) the risk insured against, (iv) the deductible amount (if any) and (v) the date through which coverage will continue by virtue of premiums already paid. The Company and the Company Subsidiaries have, and, all times during the last three years, have had, in effect insurance coverage with reputable insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage against all risks customarily insured against by corporations comparable in size and operations to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has reached or exceeded its policy limits for any insurance policies in effect at any time during the past three years.

          (b) With respect to each Company Insurance Policy, (i) neither the Company nor any Company Subsidiary has received notice of any pending or threatened cancellation with respect thereto; (ii) to the Knowledge of the Company, the policy is legal, valid, binding, enforceable and in full force and effect; (iii) to the Knowledge of the Company, the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms through the Closing and following the consummation of the transactions contemplated herein; (iv) neither the Company, any Company Subsidiary, nor to the Knowledge of the Company, any other party to any Company Insurance Policy is in breach or default (including with respect to the payment of premiums or giving of notices), and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under such policy; (v) to the Knowledge of the Company, no party has repudiated any provision thereof; (vi) there are no pending claims against such insurance as to which insurers are defending under reservation of rights or have denied liability; and (vii) there exists no material claim under such insurance policy that has not been properly filed by the Company or any Company Subsidiary.

     Section 3.24. Accounts Receivable. Except as disclosed in Schedule 3.24 of the Disclosure Schedules, all accounts receivable of the Company and any Company Subsidiary in the aggregate are current or covered by adequate reserves for uncollectibility, represent monies due to the Company or any Company Subsidiary for goods sold and delivered or services actually rendered in the ordinary course of business and there are no material disputes regarding the collectibility of any such accounts receivable that are not adequately reserved for.

     Section 3.25. Transactions with Affiliates. Except as set forth in Schedule 3.25 of the Disclosure Schedules (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Company Subsidiaries), no director, officer or other Affiliate or Associate of the Company or any Company Subsidiary or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such Persons) has any interest in: (a) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any Company Subsidiary; (b) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary; or (c) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Company Subsidiary.

     Section 3.26. Customer and Vendor Relations. Since October 1, 2004, there has not been a material increase in the rate of cancellations or terminations of customer contracts or decreases in usage of the Company’s or any Company Subsidiary’s services or products.

     Section 3.27. Ethical Practices. None of the Company, any Company Subsidiary and any representative of the Company or any Company Subsidiary has offered or given, and the Company has no Knowledge of any Person that has offered or given on its behalf, anything of value to: (i) any official of a government entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of a government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (y) inducing such Person to use his or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company or any Company Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Company Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person.

     Section 3.28. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Except as set forth in the Parent Disclosure Schedules, Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

     Section 4.1. Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of their incorporation and has all necessary corporate power and authority to carry on its business as now being conducted and to own the properties and assets it now owns, except in any such case where such failure would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger. Parent and Purchaser have each delivered to the Company true and correct copies of its certificate of incorporation and bylaws. Purchaser is a wholly owned Subsidiary of Parent and was formed to effect the Merger.

     Section 4.2. Authorization; Validity of Agreement; Necessary Action. The (a) execution, delivery and performance by Parent and Purchaser of this Agreement and agreements or other instruments contemplated herein to be executed, delivered and performed by Parent and Purchaser (the “Buyers’ Related Instruments”) and (b) consummation of the Transactions by the Parent and Purchaser, have been duly authorized by the Boards of Directors of Parent and Purchaser and by Parent as the sole stockholder of Purchaser. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, the Buyers’ Related Instruments and to consummate the Transactions and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement, the Buyers’ Related Instruments or the consummation of the Transactions. This Agreement has been and as of the Closing each of the Buyers’ Related Instruments will be, duly executed and delivered by Parent and Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company, are or, in the case of the Buyers’ Related Instruments, will be legal, valid and binding obligations of each of Parent and Purchaser, enforceable against each of them in accordance with their terms, except as such may be limited by the Enforceability Exception.

     Section 4.3. Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, the DGCL or except as set forth on Schedule 4.3 of the Parent Disclosure Schedules, none of the execution, delivery or performance of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or Purchaser, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any written note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation made in writing to which Parent or Purchaser is a party or by which any of them or any of their respective properties or assets are bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (c) and (d) such violations breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger.

     Section 4.4. Proxy Statement. None of the information furnished by Parent or Purchaser expressly for inclusion in the Proxy Statement shall (a) at the date mailed to the holders of the Shares, (b) unless promptly corrected at any time during the pendency of the Stockholders’ Meeting or (c) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

     Section 4.5. Sufficient Funds. Parent or Purchaser will have prior to Closing sufficient cash or other sources of immediately available funds sufficient to enable it to pay the Merger Consideration, to provide for the repayment of the Term Loans, and the redemption of the Convertible Debt and to pay all fees and expenses related to, and to consummate, the Transactions when and as required hereunder. Prior to the date of this Agreement, Parent and Purchaser have delivered to the Company a copy of an executed commitment letter with regard to providing such funds.

     Section 4.6. Share Ownership. None of Parent, Purchaser or any of their respective Affiliates or Associates beneficially own any Shares, and none of them have any rights to acquire beneficial ownership of any Shares, other than as set forth in this Agreement.

     Section 4.7. Purchaser’s Operations. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

     Section 4.8. Brokers or Finders. Except as set forth in Schedule 4.8 of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the Transactions.

     Section 4.9. Litigation. Except as set forth in Schedule 4.9 of the Parent Disclosure Schedules, there is no action, suit, inquiry, proceeding or, to the Knowledge of Purchaser and Parent, investigation by or before any Governmental Entity pending or, to the Knowledge of Parent or Purchaser, threatened against or involving Parent or Purchaser, which, in any such case, would reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger.

     Section 4.10. Purchaser Qualifications.

          (a) Purchaser and each of its Affiliates is legally, financially and otherwise qualified under all applicable laws (including, for example only, the Communications Act) to be (A) a transferee of control of all permits, licenses, waivers and authorizations issued by the FCC to the Company or its Subsidiaries (the “FCC Authorizations”) to provide long distance service in accordance with Section 214 of the Communications Act and (B) the FCC licensee of and to own and operate the businesses, assets and operations of the Company and its Subsidiaries and to perform its obligations hereunder. To Purchaser’s knowledge, no fact or circumstance exists relating to the qualifications of Purchaser or any of its Affiliates that (1) has prevented or delayed, or would reasonably be expected to prevent or delay, the FCC or the State PUCs set forth on Schedule 4.10(a) of the Disclosure Schedules from granting approval or (2) has prevented or delayed, or would reasonably be expected to prevent or delay, or otherwise disqualify Purchaser as the licensee, owner, operator or transferee of any of the businesses, assets and operations of the Company and its Subsidiaries in any foreign jurisdiction, or (3) would cause the FCC or any State PUC to impose a condition or conditions that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement. No waiver of any FCC or State PUC rule or policy that would materially delay FCC or any State PUC approval is necessary to be obtained for the grant of the applications to obtain all required approvals of the FCC and the State PUCs in connection with the transactions contemplated by this Agreement (the “Transfer Applications”), nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the transactions contemplated by this Agreement.

          (b) Purchaser and each of its Affiliates is legally and otherwise qualified to enter into and/or assume obligations under contracts with any Governmental Entity of the United States of America or any political subdivision thereof. Purchaser knows of no fact that would, under applicable law, disqualify such Purchaser or any of its Subsidiaries as a party to any such contract with any Governmental Entity of the United States of America or any political subdivision thereof.

ARTICLE V

COVENANTS

     Section 5.1. Interim Operations of the Company. The Company covenants and agrees that prior to the Effective Time, except (a) as expressly contemplated by this Agreement, (b) as agreed in writing by Parent, the determination by Parent of whether to so agree not to be unreasonably withheld or delayed or (c) as described in Schedule 5.1:

     (i) the business of the Company and the Company Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and except as otherwise required or prohibited by this Section 5.1, each of the Company and Company Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact, keep available the services of their current officers and employees (subject to satisfying job performance criteria) and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them are, at the Effective Time, in substantially the same condition as on the date hereof;

     (ii) neither the Company nor any Company Subsidiary shall: (A) amend its certificate of incorporation or by-laws, (B) issue, sell, transfer, pledge, dispose of or encumber (or propose to do any of the foregoing) any shares of its capital stock or any other securities convertible into or exchangeable for any shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than shares of Common Stock reserved for issuance on the date hereof or issuable pursuant to the exercise of Company Options or Warrants or conversion of the Convertible Debt outstanding on the date hereof, (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (D) split, combine or reclassify any shares of its capital stock; or (E) redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock, or any instrument or security that consists of or includes a right to acquire such shares;

     (iii) neither the Company nor any Company Subsidiary shall: (A) create, incur, refinance or assume any long-term debt or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than Company or a Company Subsidiary, except as described in Schedule 5.1 of the Disclosure Schedules as being in the ordinary course of business consistent with past practice; (C) make any loans, advances (other than accounts receivable generated in the ordinary course of business) or capital contributions to, or investments in, any other Person (other than to or between wholly owned Company Subsidiaries); or (D) enter into any material commitment or transaction (including, but not limited to, any material capital expenditure or purchase, sale or lease of assets or real estate or any agreement which if entered into as of the date hereof would constitute a Material Company Agreement) or amend or cancel or agree to the amendment or cancellation of any Material Company Agreement;

     (iv) neither the Company nor any Company Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets with a value in excess of $10,000 in the case of any individual asset or $50,000 in the case of all assets, other than sales of inventory in the ordinary and usual course of business and consistent with past practice;

     (v) except as otherwise specifically contemplated by this Agreement or as otherwise described in Schedule 5.1, neither the Company nor any of the Company Subsidiaries shall pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any Plan, to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice or pursuant to the terms of such Plans, or adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Plan or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than pursuant to the terms of such Plans, or amend in any respect any such existing Plan, other than as expressly required by applicable law;

     (vi) the Company and the Company Subsidiaries shall use commercially reasonable efforts to prevent any insurance policy naming it or them as a beneficiary or a loss payable payee to lapse or to be cancelled or terminated without written notice to Parent, unless comparable substitute insurance is obtained (with Parent’s written consent);

     (vii) neither the Company nor any of Company Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

     (viii) except as otherwise disclosed in Schedule 5.1 of the Disclosure Schedules, neither the Company nor any Company Subsidiary shall pay, repurchase, discharge or satisfy any of its Claims or other claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

     (ix) neither the Company nor any of the Company Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

     (x) neither the Company nor any Company Subsidiary shall change any of the accounting methods used by it unless required by GAAP or otherwise required by applicable law;

     (xi) except for this Agreement and the transactions expressly contemplated hereby, neither the Company nor any of the Company Subsidiaries shall take any action or fail to take any action that could limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Company and the Company Subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder;

     (xii) each of the Company and the Company Subsidiaries shall comply in all material respects with all applicable laws wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder;

     (xiii) the Company shall not adopt a “rights plan” or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Common Stock or any other equity or debt securities of the Company or any of the Company Subsidiaries;

     (xiv) neither the Company nor any of the Company Subsidiaries shall make any capital expenditures, or make any commitment for any capital expenditures to be made on or following the date of this Agreement, in each case in excess of $100,000 in the case of any single capital expenditure or $1,500,000 in the case of all capital expenditures;

     (xv) the Company and the Company Subsidiaries shall maintain its books and records in accordance with GAAP consistently applied and, unless otherwise required by GAAP, on a basis consistent with the Company’s past practice;

     (xvi) neither the Company nor any of the Company Subsidiaries shall form or commence the operations of any corporation, partnership, joint venture, business association or other business organization or division thereof;

     (xvii) neither the Company nor any of the Company Subsidiaries shall take, or agree to take, any action that would or would reasonably likely result in any of the Conditions not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company, Parent, Purchaser or the holders of the Shares and Series A Preferred Stock to consummate the Transactions in accordance with the terms hereof or materially delay such consummation; and

     (xviii) neither the Company nor any of the Company Subsidiaries shall enter into an agreement, contract, binding commitment or binding arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.2. Access; Confidentiality. The Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives (the “Representatives”) of Parent, reasonable access upon reasonable prior notice during normal business hours, to all its officers, employees, agents, facilities, properties, books, contracts, commitments and records; provided that in all cases such access shall be conducted in a manner so as to not interfere with the normal operation of the Company’s business and shall furnish Parent with all financial, operating and other data and information as Parent, through its Representatives, may reasonably request. The Company shall furnish to Parent monthly financial and operating data and information within twenty (20) days following the end of each calendar month. Until the Effective Time, unless otherwise required by law or in order to comply with disclosure requirements applicable to the Proxy Statement, Parent and Purchaser shall hold any such information which is nonpublic in strict confidence, and shall cause its Representatives to hold such information in strict confidence, in accordance with the provisions of the Confidentiality Agreement.

     Section 5.3. Reasonable Efforts.

          (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Purchaser and, unless the recommendation of the Company Board of Directors has been withdrawn, amended or modified pursuant to Section 5.5(c) hereof, the Company agrees to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Transactions as promptly as practicable including, but not limited to (i) the preparation and filing not later than fifteen (15) days after the date hereof of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (ii) the satisfaction of the other parties’ conditions to Closing. In addition, unless the recommendation of the Company Board of Directors has been withdrawn, amended or modified pursuant to Section 5.5(c) hereof, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

          (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement or the Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties hereto, an appropriate response in compliance with such request.

          (c) If required, the Company and Parent shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable and after consultation with the other parties hereto to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable and after consultation with the other parties hereto to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with any required filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period, if applicable. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other parties to this Agreement prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. The parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other antitrust laws.

          (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require any party hereto (i) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions, (ii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions or (iii) to divest any of its businesses, product lines or assets, make public any information that the other party deems to be confidential, or take or agree to take any other action or agree to any limitation or restriction.

     Section 5.4. Employee Benefits.

          (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all written employment, severance and consulting agreements between any Person and the Company or any of the Company Subsidiaries existing, and in their respective forms of agreement, as of the date of this Agreement, subject to any written modifications thereto agreed to by any such officers or directors with the Surviving Corporation and done after the Effective Time.

          (b) To the extent permitted under applicable law, each employee of the Company or the Company Subsidiaries shall be given credit for all service with the Company or the Company Subsidiaries under all Plans maintained by Parent or the Surviving Corporation following the Effective Date for all purposes under such Plans including without limitation eligibility, vesting and benefit accruals.

     Section 5.5. No Solicitation of Competing Transaction.

          (a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or Representatives, directly or indirectly, to (i) solicit, initiate or encourage, or knowingly take any other action to facilitate (other than action reasonably necessary to enter into the confidentiality agreement contemplated by subclause (B) below), the submission of any Acquisition Proposal or (ii) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to facilitate (other than action reasonably necessary to enter into the confidentiality agreement contemplated by subclause (B) below) any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that, prior to the date of the Stockholders Meeting, the foregoing shall not prohibit the Company Board of Directors from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an Acquisition Proposal that was not solicited by the Company in breach of this Section 5.5(a) or that did not otherwise result from a breach of this Section 5.5(a), if, and to the extent that, (A) the Company Board of Directors, after consultation with and having considered the advice of independent outside legal counsel, determines in good faith that such action is required for the Company Board of Directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Delaware law, (B) in connection with taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity on terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (C) the Company Board of Directors concludes in good faith, after consultation with its independent financial advisor, that the Acquisition Proposal is a Superior Proposal.

          (b) The Company shall provide prompt (but in no event less than one business day after receipt of any Acquisition Proposal or inquiry) oral and written notice to Parent of (i) the receipt of any such Acquisition Proposal, and any modification or amendment to any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (ii) the material terms and conditions of such Acquisition Proposal or inquiry, (iii) provided that such disclosure would not be in violation of a confidentiality agreement in effect on the date hereof, the identity of such person or entity making any such Acquisition Proposal or inquiry and (iv) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent informed, on a prompt basis, of all material developments affecting the status and terms of any such Acquisition Proposal or inquiry or status of any such discussions or negotiations. The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

          (c) Neither the Company Board of Directors nor any committee thereof shall, except as expressly permitted by this Section 5.5(c), (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Company Board of Directors or any committee thereof of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any transaction involving an Acquisition Proposal from a third party (an “Alternative Transaction”), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the Stockholders Meeting, the Company Board of Directors determines in good faith, after it has received a Superior Proposal in full compliance in all respects with Sections 5.5(a), 5.5(b) and 5.11 and after consultation with and having considered the advice of independent outside legal counsel with respect to its fiduciary duties to the Company’s stockholders under applicable Delaware law, that the withdrawal, qualification or modification of the approval of the Company Board of Directors or any committee thereof of the Merger or this Agreement is required in order to comply with its fiduciary obligations to the Company’s stockholders under applicable Delaware law, the Company Board of Directors may (subject to this and the following sentences) inform the Company’s stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a “Subsequent Determination”) but only at a time that is after the fourth (4th ) business day following the Parent’s receipt of written notice advising the Parent that the Company Board of Directors has received a Superior Proposal. Such written notice shall specify the terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the Person making such Superior Proposal and state that the Company Board of Directors intends to make a Subsequent Determination. During such four (4) business day period, the Company shall provide an opportunity for the Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that any such proposed adjustment shall be at the discretion of Parent and Purchaser. Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to the holders of the Shares and the Series A Preferred Stock whether or not the Company Board of Directors makes a Subsequent Determination.

          (d) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board of Directors, after consultation with independent outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, neither the Company nor the Company Board of Directors nor any committee thereof shall, except as specifically permitted by Section 5.5(c), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Merger or this Agreement.

     Section 5.6. Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release mutually acceptable to Parent and the Company; such initial press release shall be issued contemporaneously with the execution of this Agreement and shall describe the material terms of this Agreement. Thereafter, until the Closing Date, or the date the Transactions are terminated or abandoned pursuant to Article VII, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

     Section 5.7. Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties orally and in writing of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by such party hereunder, (c) any change or event known to the Company which would reasonably be expected to have a Company Material Adverse Effect or any change or event known to Parent which would reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (e) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (f) any material claims, actions, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information in the Disclosure Schedules which has been rendered inaccurate thereby, then the Company shall, for informational purposes only, promptly supplement, or amend, and deliver to Parent the Disclosure Schedules.

     Section 5.8. Directors’ and Officers’ Insurance and Indemnification.

          (a) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries or predecessors thereof (the “Indemnified Persons”) against (i) all Claims based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company or any of the Company Subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (the “Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent required or permitted under DGCL (including with respect to the advancement of expenses). Each Indemnified Person and their respective heirs, successors and assigns is intended to be a third party beneficiary of this Section 5.8 and may specifically enforce its terms. This Section 5.8 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Charter or By-Laws.

          (b) The Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six (6) years from the Effective Time, if available, the Company’s existing directors’ and officers’ liability insurance (“D&O Insurance”) covering the Indemnified Persons (provided that the Surviving Corporation may substitute therefor policies of third party policies of insurers with comparable financial strength ratings to the Company’s current liability insurance providers of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.8(b) more than an amount per year equal to two hundred twenty five percent (225%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred twenty five percent (225%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred twenty five percent (225%) of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such Persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage. The costs of maintaining the D&O Insurance after the Closing Date will not be included as a Current Liability for purposes of calculating Net Working Capital.

          (c) The obligations of Parent or the Surviving Corporation under this Section 5.8 are subject to the conditions that each Indemnified Person shall comply with the reasonable written requests of the Surviving Corporation or Parent in defending or settling any action hereunder and that any Indemnified Persons shall approve any proposed settlement of any such action if (i) such settlement involves no finding or admission of any liability or fault by any Indemnified Persons and (ii) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Surviving Corporation or Parent.

          (d) This Section 5.8 shall survive the consummation of the Transactions, and if Purchaser or any of its Successors or assigns consolidates with or merges into another Person, then and in each case, Purchaser shall cause proper provision to be made so that the successors and assigns of Purchaser will assume the obligations set forth in this Section 5.8.

     Section 5.9. Purchaser Compliance. Parent shall cause Purchaser to comply with all of its obligations under or related to this Agreement.

     Section 5.10. Section 16 Matters. Prior to the Closing Date, the Company shall take all such steps as may reasonably be required (and, to the extent required, Parent and Purchaser shall reasonably cooperate in the taking of any such actions) to cause any dispositions of any shares of Common Stock or Preferred Stock or Warrants or Company Options resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 5.11. Other Purchasers. The Company shall not modify, amend or terminate, or waive the observance of any provision of, any standstill or other agreement between the Company and any third party that restricts such third party’s ability to submit an Acquisition Proposal, except as would be permitted by Section 5.5(c).

     Section 5.12. Director Resignations. The Company shall cause to be delivered to Parent resignations of all of the directors of the Company and the Company Subsidiaries to be effective at the Effective Time.

     Section 5.13. Tax Matters.

          (a) Except as set forth in Schedule 5.13(a) of the Disclosure Schedules and as otherwise required by applicable law or with the consent of Parent (which consent shall not be unreasonably withheld or delayed), neither the Company nor any of the Company Subsidiaries shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement with a taxing authority or settle or compromise any Tax claim, audit or assessment if any such action or omission, considered in the aggregate, would have the effect of materially increasing the Tax liability or reducing any material Tax asset of the Company or any of the Company Subsidiaries.

          (b) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

          (c) Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from the Nasdaq OTC Bulletin Board and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

     Section 5.14. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Claim against the Company and/or its directors relating to the Transactions; provided, however, that no such settlement that could result in payment or restrict the conduct of business of the Surviving Corporation after the Closing Date shall be agreed to without Parent’s consent.

     Section 5.15. Repayment of Indebtedness. No less than three (3) business days prior to the Closing Date, the Company shall deliver to Parent, in form and substance reasonably satisfactory to Parent, pay-off letters from the holders of the Company’s indebtedness providing the amounts required to satisfy in full the Company’s obligations as of the Closing Date with respect to such indebtedness, including (a) the Term Loans and (b) the Convertible Debt.

     Section 5.16. Customer Visits. Between the date hereof and the Closing, and subject to such limitations as the Company shall deem reasonable and necessary, the Company shall permit, and shall cause each Company Subsidiary to permit, the Parent to discuss and meet, and shall cooperate in such discussions and meetings, with any customer of the Company and the Company Subsidiaries that the Parent so requests. A senior executive of the Company, reasonably satisfactory to the Parent, shall accompany the Parent’s representative to such meeting and shall participate with the Parent’s representative in any such discussions. Furthermore, the Company shall cooperate with the Parent in the preparation of a presentation to such customers with respect to the Merger.

     Section 5.17. Control of Systems Pending Closing. Prior to the Closing Date, neither Parent nor Purchaser shall, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Company or the Company Subsidiaries in any manner that is prohibited by applicable Federal or state rules or policies.

     Section 5.18. Communications Act. Prior to Closing, neither Parent nor Purchaser shall take, and each shall ensure that none of its Affiliates take, any action that would disqualify Purchaser or such Affiliate under the Communications Act or other applicable Federal and state laws, rules and regulations from acquiring control of the FCC Authorizations and authorizations issued by the State PUCs to the Company or Subsidiaries.

ARTICLE VI

CONDITIONS

     Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (the “General Conditions”, and together with each Company Condition and Purchaser Condition, the “Conditions”), any and all of which may be waived, in writing, by the Company, Parent and Purchaser to the extent permitted by applicable law:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Shares and Series A Preferred Stock to the extent required by the DGCL, the Charter and the Company’s by-laws;

          (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; provided, however, that the party invoking this condition, subject to Section 5.3(d), shall use all commercially reasonable efforts to have any such order or injunction vacated;

          (c) Closing Net Working Capital. The Closing Net Working Capital shall have been determined in accordance with Section 1.8 hereof; and

          (d) Regulatory Approvals. All regulatory approvals set forth in Schedule 6.1(d) to the Disclosure Schedules shall have been obtained and all actions by or in respect of or filings with any Governmental Entity identified in such Schedule 6.1(d) required to permit consummation of the Merger (other than the filing of the Certificate of Merger) have been made and, in each case, shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

     Section 6.2. Conditions to the Company’s Obligation to Effect the Merger. Subject to the satisfaction of the General Conditions, the obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions (each, a “Company Condition”), any of which may be waived, in writing, in whole or in part by the Company to the extent permitted by applicable law:

          (a) Representations and Warranties. The representations and warranties of the Parent and Purchaser set forth in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except that such representations and warranties that are qualified by materiality and by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date) and the representations and warranties of Parent and Purchaser in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that such representations and warranties that are not qualified by materiality and by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), provided that the condition in this Section 6.2(a) shall be deemed to have been satisfied unless the failure to be true and correct would not, individually or in the aggregate with all such other failures, reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger;

          (b) Parent and Purchaser Performance. Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time;

          (c) Merger Consideration. Parent shall have delivered to the Paying Agent the Merger Consideration for the benefit of the holders of the Shares; and

          (d) Officer’s Certificate. Each of Parent and Purchaser shall have delivered to the Company a certificate of an authorized officer of each of Parent and Purchaser to the effect that each of the conditions specified in Sections 6.2(a), (b) and (c) above has been satisfied in all respects.

     Section 6.3. Conditions to Parent and Purchaser’s Obligation to Effect the Merger. Subject to the satisfaction of the General Conditions, the obligation of Parent and Purchaser to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions (each, a “Purchaser Condition”), any of which may be waived, in writing, in whole or in part by Parent and Purchaser to the extent permitted by applicable law:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by materiality (including, without limitation, “Material Adverse Effect”) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except that such representations and warranties that are qualified by materiality and by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date) and the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that such representations and warranties that are not qualified by materiality and by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), provided that the condition in this Section 6.3(a) shall be deemed to have been satisfied unless the failure to be true and correct would not, individually or in the aggregate with all such other failures, reasonably be expected to have an adverse effect on (x) the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the Company’s ability to perform its obligations hereunder or under any other agreement entered into by the Company in connection with the Transactions, in each case in an amount which would exceed, or would reasonably be expected to exceed, $2,000,000 (solely with respect to this determination, all materiality and other qualifiers in the applicable representations and warranties shall be disregarded for purposes of (i) determining whether the applicable representations and warranties are true and correct and (ii) calculating such amount) and which is not otherwise taken into account in the Adjusted Consideration in accordance with Section 1.8; provided that this dollar amount threshold shall not apply to representations and warranties that are qualified by “Material Adverse Effect” and there shall not be a specific dollar amount threshold for such representations and warranties;

          (b) Company Performance. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time;

          (c) Officer’s Certificate. The Company shall have delivered to Parent a certificate of an authorized officer of the Company to the effect that each of the conditions specified in Sections 6.3(a) and (b) above has been satisfied in all respects;

          (d) Redemption of Series A Preferred. All of the issued and outstanding shares of Series A Preferred Stock shall have been redeemed by the Company at a price per share equal to the par value of such Series A Preferred Stock in accordance with the Charter and there shall be no shares of Series A Preferred Stock, or rights to acquire shares of Series A Preferred Stock, outstanding as of the Effective Time;

          (e) Repayment of Indebtedness. The Company shall have delivered to Parent, in form and substance reasonably satisfactory to Parent, pay-off letters from the holders of the Company’s indebtedness providing the amounts required to satisfy in full the Company’s obligations as of the Closing Date with respect to such indebtedness, including the Term Loans and the Convertible Debt;

          (f) Appraisal Rights. Appraisal rights shall not have been properly demanded by stockholders of the Company pursuant to Section 262 of the DGCL for shares of Common Stock in a aggregate number greater than ten percent (10%) of the Common Stock issued and outstanding immediately prior to the Effective Time;

          (g) Director Resignations. Each of the directors of the Company and the Company Subsidiaries shall have tendered to Parent resignation letters in form and substance reasonably satisfactory to Parent on or prior to the Closing, such resignations to be effective at the Effective Time.

          (h) Governmental Actions. There shall be no pending suit, action or proceeding, or order, rule, regulation, decree, judgment or injunction in effect, by any Governmental Entity (A) seeking to prohibit or impose any material limitations on Parent’s or Purchaser’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of the Company’s businesses or assets, or to compel Parent or Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or the Company Subsidiaries, in each case taken as a whole, (B) seeking to restrain or prohibit the making or consummation of the Merger or the performance of any of the Transactions or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole or (C) which otherwise would have a Company Material Adverse Effect; and

          (i) No Material Adverse Effect. There shall not have occurred after the date hereof any event, individually or in the aggregate with other events, which has or which would reasonably be expected to have, in the discretion of Parent and Purchaser, a Company Material Adverse Effect.

ARTICLE VII

TERMINATION

     Section 7.1. Termination. The Transactions may be terminated or abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) By the mutual written consent of Parent and the Company;

          (b) By either of the Company or Parent:

     (i) if the Merger shall not have been consummated on or before July 18, 2005, unless the failure of the Closing to occur by such date shall be due primarily to the failure of the party seeking to terminate this Agreement;

     (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger pursuant to this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

     (iii) if the approval of any Governmental Entity required for the consummation of the Transactions is denied by a final, nonappealable action of such Governmental Entity; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action by a Governmental Entity; or

     (iv) if this Agreement and the Merger shall fail to be approved and adopted by the Company’s stockholders at the Stockholders’ Meeting.

          (c) By the Company:

     (i) if any of the Company Conditions shall have become incapable of fulfillment and shall not have been waived by the Company; or

     (ii) if Parent or Purchaser shall have breached in any respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, in each case such that the conditions set forth in Section 6.2(a) or 6.2(b) could not then be satisfied and such breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Company to Parent or Purchaser, as applicable.

          (d) By Parent:

     (i) if any of the Parent Conditions shall have become incapable of fulfillment and shall not have been waived by Parent and/or the Purchaser;

     (ii) if prior to the Closing Date, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement in each case such that the conditions set forth in Section 6.3(a) or (b) could not then be satisfied and such breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Parent to the Company;

     (iii) if, prior to the Closing Date, the Company Board of Directors shall have (A) withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement or the Merger or shall have proposed publicly or resolved to do so, or (B) approved or recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal with a Person other than Parent or Purchaser or shall have proposed publicly or resolved to do so;

     (iv) if the Company Board of Directors or a special committee thereof shall have failed to send to the stockholders of the Company, within ten (10) business days after the commencement of any tender or exchange offer by any Person (other than Parent or Purchaser), a statement disclosing that the Company recommends rejecting of such tender or exchange offer;

     (v) if any Acquisition Proposal shall have resulted directly or indirectly from the Company, the Company Subsidiaries or any of their Representatives having breached, or having taken any action with the intent of circumventing, any of the provisions of Sections 5.5 or 5.11 hereof; or

     (vi) if the Company fails to call, give notice of, convene or hold a meeting of the Company’s stockholders in accordance with Section 1.7 hereof.

     Section 7.2. Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and (a) this Agreement and the Transactions shall be thereupon terminated except as otherwise provided herein, and (b) there shall be no liability on the part of Parent or the Company except (i) for fraud or willful breach of this Agreement prior to such termination and (ii) as set forth in Section 5.2 and Section 7.3.

     Section 7.3. Costs and Expenses; Termination Fee.

          (a) All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except (i) that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and the Company and (ii) as otherwise provided in Section 1.8(d) hereof.

          (b) Notwithstanding anything to the contrary herein, including, without limitation Section 7.3(a) herein, if (i) this Agreement is terminated by either party pursuant to Section 7.1(b)(iv) or (ii) Parent shall terminate this Agreement pursuant to Section 7.1(d)(iii), (iv), (v) or (vi), then the Company shall within one business day pay to Parent an amount equal to the Termination Fee. The Termination Fee shall be paid in immediately available funds, as liquidated damages and not as a penalty, to reimburse Parent and in satisfaction of any Claim Parent or Purchaser may have against the Company for its time, expense and lost opportunity costs of pursuing the Merger.

          (c) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails to pay to Parent immediately when due any amounts due under this Section 7.3 the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid, provided that Parent is the prevailing party in such action.

ARTICLE VIII

DEFINITIONS AND INTERPRETATION

     Section 8.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

     “Accounting Firm” has the meaning set forth in Section 1.8(c) hereof.

     “Acquisition Agreement” has the meaning set forth in Section 5.5(b) hereof.

     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal with respect to a merger, consolidation, share exchange, tender offer, exchange offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, including, without limitation, Cypress Communications, Inc., or any purchase or other acquisition of 10% or more of the assets of the Company or any of the Company Subsidiaries, including, without limitation, Cypress Communications, Inc., 10% or more of any class of equity securities of the Company or any of the Company Subsidiaries, including, without limitation, Cypress Communications, Inc.

     “Adjusted Consideration” has the meaning set forth in Section 1.8(b) hereof.

     “Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

     “Agreement” or “this Agreement” means this Agreement and Plan of Merger, together with the exhibits, annexes and appendices hereto and the Disclosure Schedules.

     “Alternative Transaction” has the meaning set forth in Section 5.5(b) hereof.

     “Associate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

     “Assumed Net Working Capital” has the meaning set forth in Section 1.8(a).

     “Balance Sheet” means the balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2003.

     “Balance Sheet Date” means December 31, 2003.

     “Buyers’ Related Instruments” has the meaning set forth in Section 4.2 hereof.

     “Certificate” means a certificate that immediately prior to the Effective Time represented of Common Stock that were converted pursuant to Section 2.1 into the right to receive the Merger Consideration.

     “Certificate of Merger” has the meaning set forth in Section 1.2 hereof.

     “Charter” means the Certificate of Incorporation of the Company, as amended.

     “Claim” means any action, claim, obligation, liability, damage, loss, deficiency, cost, expense (including, without limitation, reasonable legal fees), settlement, commitment, lawsuit, demand, suit, inquiry, hearing, investigation, written notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

     “Closing” means the closing referred to in Section 1.3 hereof.

     “Closing Date” has the meaning set forth in Section 1.3 hereof.

     “Closing Net Working Capital” has the meaning set forth in Section 1.8(c) hereof.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Communications Act” means, collectively, the Communications Act of 1934, as amended and supplemented by the Telecommunications Act of 1996, as amended, and all rules, regulations and policies promulgated thereunder.

     “Common Stock” means common stock, $0.001 par value per share, of the Company.

     “Common Stock Voting Agreement” has the meaning set forth in the recitals hereto.

     “Company” has the meaning set forth in the preamble to this Agreement.

     “Company Agreement” means any written note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation made in writing or orally to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets are bound.

     “Company Board of Directors” means the board of directors of the Company.

     “Company Condition” has the meaning set forth in Section 6.2 hereof.

     “Company Insurance Policies” shall mean all insurance policies which at any time during the last three years named the Company, any Company Subsidiary, or any of their respective directors, officers or employees as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary during the last three years has paid or is or was obligated to pay all or part of the premiums.

     “Company Intellectual Property” means all Intellectual Property that is currently used in the business of the Company or any Company Subsidiary that is necessary to conduct the business of the Company and the Company Subsidiary as presently conducted.

     “Company Material Adverse Effect” means a change, effect, circumstance or event which has, or would reasonably be likely to have, a material adverse effect on (i) the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the Company’s ability to perform its obligations hereunder or under any other agreement entered into by the Company in connection with the Transactions; provided, that no circumstance or event (A) in the nature of any change in the trading price of the Company’s capital stock, (B) substantially caused by the execution and delivery of this Agreement or the announcement of the Transactions, (C) substantially caused by any act or omission that the Company or any Company Subsidiary is required to take or refrain from taking to comply with any of their respective obligations pursuant to Section 5.1 hereof, (D) changes in the regulatory regime, affecting the industry in which the Company operates, or in the economy in the United States in general, provided that such changes do not disproportionately affect the Company, the Company Subsidiaries or the business of the Company or (E) caused as a result of a change in GAAP, shall constitute a Company Material Adverse Effect.

     “Company Option” has the meaning set forth in Section 2.6(a) hereof.

     “Company Option Plan” mean has the meaning set forth in Section 2.6(a) hereof.

     “Company Permits” has the meaning set forth in Section 3.15(b) hereof.

     “Company SEC Documents” means each form, report, schedule, statement and other document (including all exhibits thereto) required to be filed by the Company since January 1, 2002 under the Exchange Act or the Securities Act, including any amendment to such document, whether or not such amendment is required to be so filed.

     “Company Subsidiary” means each Subsidiary of the Company.

     “Company’s Related Instruments” has the meaning set forth in Section 3.2 hereof.

     “Conditions” has the meaning set forth in Section 6.1 hereof.

     “Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 8, 2004 entered into by and between the Company and Parent.

     “Convertible Debt” means those certain Fixed Rate Convertible Notes with an aggregate face amount equal to $10,000,000, due July 1, 2009 issued by the Company pursuant to that certain Purchase Agreement, dated as of July 16, 2002, by and among the Company, Cypress Communications, Inc., and certain purchaser parties signatory thereto.

     “Copyrights” means U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases) and all registrations and applications to register the same.

     “Current Assets” means the sum of the categories of assets of the Company and the Company Subsidiaries set forth on Exhibit 1.8.

     “Current Liabilities” means the sum of the categories of liabilities of the Company and the Company Subsidiaries set forth on Exhibit 1.8.

     “DGCL” means the General Corporation Law of the State of Delaware, as currently in effect.

     “Disclosure Schedules” means the Disclosure Schedules of even date herewith prepared and signed by the Company and delivered to Purchaser simultaneously with the execution hereof.

     “Dissenting Shares” has the meaning set forth in Section 2.4(a).

     “D&O Insurance” has the meaning set forth in Section 5.8(b) hereof.

     “Effective Time” has the meaning set forth in Section 1.2 hereof.

     “Enforceability Exception” has the meaning set forth in Section 3.2 hereof.

     “Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (c) with respect to any other Person, any direct equity ownership or participation in a Person.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any business or entity which is a member of the same “controlled group of corporations,” an “affiliated service group” or is under “common control” with the Company within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the Company under Section 414(o) of the Code, or is under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “FCC” means the Federal Communications Commission.

     “Financial Statements” means the financial statements of the Company included in the Company SEC Documents including any related notes thereto.

     “GAAP” means generally accepted accounting principles for financial reporting in the United States applied on a consistent basis.

     “General Conditions” has the meaning set forth in Section 6.1 hereof.

     “Governmental Entity” means any federal, state, local or foreign government, including any municipality, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Indebtedness Repayment Amounts” means the aggregate amount necessary to satisfy and pay in full all of the Company’s obligations at the Effective Time with respect to (i) the Term Loans, (ii) the Convertible Debt, (iii) the redemption of all outstanding shares of Series A Preferred Stock in accordance with the Charter, (iv) the amount of any unpaid Transaction Liabilities as of the Closing Date, and (v) accrued fees and accrued interest relating to any of the foregoing.

     “Indemnified Liabilities” has the meaning set forth in Section 5.8(a) hereof.

     “Indemnified Persons” has the meaning set forth in Section 5.8(a) hereof.

     “Intellectual Property” means all of the following: Trademarks, Patents, Copyrights, internet domain names, Trade Secrets and Licenses.

     “Knowledge of the Company” means the actual knowledge of Salvatore W. Collura, Tony Floyd, Gregory P. McGraw, Neal L. Miller and Deena Snipes after reasonable inquiry of appropriate employees of the Company and the Company Subsidiaries.

     “Knowledge of Purchaser and Parent” means the actual knowledge of Charles H. Ogburn, J.W. Ransom James and Andrea L. Malik after reasonable inquiry of appropriate employees of the Purchaser and the Parent Subsidiaries.

     “Labor Laws” means all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, Equal Pay Act, Age Discrimination in Employment Act, Americans with Disabilities Act, Family and Medical Leave Act, Workers Adjustment and Retraining Notification Act, Occupational Safety and Health Act, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, Fair Labor Standards Act and the United States Rehabilitation Act of 1973 and all rules and regulations promulgated under such acts.

     “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

     “Licenses” means all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

     “Lien” means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, claim, easement, restriction, option, assessment, levy, voting trust or agreement, proxy, marital or community property interest or other claim, charge or interest of another Person of any nature whatsoever other than (i) Liens for current Taxes, of any kind, not yet due and payable or that are being contested in good faith by appropriate proceeding for which adequate reserves have been established in accordance with GAAP and (ii) Liens arising or incurred in the ordinary course of business or otherwise that individually or in the aggregate do not materially interfere with the present use or operation of the property, assets or business of the Company.

     “Material Company Agreements” has the meaning set forth in Section 3.16(a).

     “Merger” has the meaning set forth in the recitals hereto.

     “Merger Consideration” means an amount equal to (i) the Adjusted Consideration less the Indebtedness Repayment Amounts plus the aggregate amount of the exercise price of all Company Options and Warrants outstanding immediately prior to the Effective Time divided by (ii) the total number of shares of Common Stock issued and outstanding as of the Effective Time plus, except as otherwise mutually agreed, the total number of shares of Common Stock issuable upon exercise of Company Options and Warrants outstanding as of the Effective Time; provided, however, that for purposes of this definition of Merger Consideration, “Warrants” shall be deemed not to include those warrants set forth on Exhibit 2.5(c); provided, further, that for purposes of clause (i) of this definition of Merger Consideration, “Company Options” shall be deemed not to include Company Options having an exercise price per share of Common Stock greater than or equal to the Merger Consideration.

     “Net Working Capital” means, with respect to a particular date, the Current Assets less the Current Liabilities.

     “Option” means, with respect to any Person, any stock option, warrant, call, pre-emptive right, stock appreciation, subscription or other similar right, agreement, arrangement or commitment of any kind or nature whatsoever, relating to the issued or unissued capital stock of such Person.

     “Option Cash Amount” has the meaning set forth in Section 2.6(a) hereof.

     “Parent” has the meaning set forth in the preamble to this Agreement.

     “Parent Disclosure Schedules” means the Disclosure Schedules of even date herewith prepared and signed by Parent and delivered to the Company simultaneously with the execution hereof.

     “Parent Material Adverse Effect” means a change, effect, circumstance or event which has, or would reasonably be likely to have, a material adverse effect on Parent’s ability to perform its obligations hereunder or under any other agreement entered into by the Parent or Purchaser in connection with the Transactions.

     “Patents” means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

     “Paying Agent” has the meaning set forth in Section 2.2(a) hereof.

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity, group or organization.

     “Plan” has the meaning set forth in Section 3.10 hereof.

     “Preferred Stock” has the meaning set forth in Section 3.4(a) hereof.

     “Preferred Stock Voting Agreement” has the meaning set forth in the recitals hereto.

     “Proxy Statement” means the proxy statement on Schedule 14A to be filed by the Company with the SEC pursuant to Section 1.7(ii) hereof, together with all amendments and supplements thereto and including the exhibits thereto.

     “Purchaser” has the meaning set forth in the preamble to this Agreement.

     “Purchaser Common Stock” means common stock, par value $0.01 per share, of Purchaser.

     “Purchaser Condition” has the meaning set forth in Section 6.3 hereof.

     “Representatives” has the meaning set forth in Section 5.2 hereof.

     “SEC” means the United States Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Senior Loan” means the indebtedness incurred pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of March 17, 2004, by and among Cypress Communications, Inc., Cypress Communications Operating Company, Inc. and Silicon Valley Bank, as amended by that certain Loan Modification Agreement, dated as of July 12, 2004, by and among such parties.

     “Series A Preferred Stock” means the Series A Preferred Stock, $0.001 par value per share, of the Company.

     “Shares” mean all the issued and outstanding shares of Common Stock of the Company.

     “Specified Common Stockholders” has the meaning set forth in the recitals hereto.

     “Specified Preferred Stockholders” has the meaning set forth in the recitals hereto.

     “State PUC” means any state public utility commission, public service commission, or other state agency with jurisdiction over telecommunications service providers.

     “Stockholders’ Meeting” has the meaning set forth in Section 1.7(a) hereof.

     “Subsequent Determination” has the meaning set forth in Section 5.5(c) hereof.

     “Subsidiary” means, with respect to any Person, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Company Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

     “Superior Proposal” means any bona fide unsolicited written offer or letter of intent (or its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Company Board of Directors determines in its good faith judgment (after consultation with independent outside legal counsel and an independent financial advisor) to be more favorable to the Company’s stockholders than the Merger from a financial point of view (taking into account whether, in the good faith judgment of the Company Board of Directors, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, the expectation of obtaining required regulatory approvals and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction).

     “Surviving Corporation” has the meaning set forth in the recitals hereto.

     “Tax” or “Taxes” means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, and other taxes, and shall include interest, penalties or additions attributable thereto.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Termination Fee” means the sum of $1,500,000 in U.S. currency.

     “Term Loans” mean those certain Term Loan Notes in the aggregate principal amount of $8,480,000 issued pursuant to that certain Loan Agreement, dated as of June 16, 2002, and amended as of March 25, 2004, by and among the Company, Cypress Communications, Inc., J. Oliver Cunningham Trust, dated as of February 26, 1971, Anne C. McClure Trust, dated as of February 26, 1971, Jane C. Warriner Trust, dated as of February 26, 1971, Noro-Moseley Partners V, L.P. and Wakefield Group III, LLC.

     “Title IV Plan” means a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

     “Trademarks” means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

     “Trade Secrets” means all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information.

     “Transaction Liabilities” means the fees and expenses of the Company’s financial advisors, legal counsel and independent auditors incurred or to be incurred in connection with the Transactions.

     “Transactions” means the transactions provided for or contemplated by this Agreement, and including but not limited to, the Merger.

     “Unadjusted Consideration” means $40,285,000.

     “Voting Agreements” shall have the meaning set forth in the recitals hereto.

     “Warrants” means all the issued and outstanding warrants of the Company and of any Company Subsidiary.

     “Warrant Cash Amount” shall have the meaning set forth in Section 2.5 hereof.

     “Working Capital Excess” has the meaning set forth in Section 1.8(b) hereof.

     “Working Capital Shortfall” has the meaning set forth in Section 1.8(b) hereof.

     “Working Capital Statement” has the meaning set forth in Section 1.8(a) hereof.

     Section 8.2. Interpretation.

          (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

          (b) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

          (c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

          (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

          (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

          (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE IX

MISCELLANEOUS

     Section 9.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the holders of the Shares and Series A Preferred Stock contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that after the approval of this Agreement by the holders of the Shares and Series A Preferred Stock, no such amendment, modification or supplement shall be made which by law requires further approval by such holders without obtaining such further approval.

     Section 9.2. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     Section 9.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

TechInvest Holding Company, Inc.
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street
24th Floor
Atlanta, Georgia 30309
Attn: Charles H. Ogburn
Telecopy No.: (404) 920-9001

with a copy to:

(b) if to Purchaser, to:

TechInvest Acquisition, Inc.
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street
24th Floor
Atlanta, Georgia 30309
Attn: Charles H. Ogburn
Telecopy No.: (404) 920-9001

with a copy to:
King & Spalding LLP
191 Peachtree St.
Atlanta, GA 30303-1763
Attention: Raymond E. Baltz, Jr.
Telecopy No.: (404) 572-5146

and

if to the Company, to:

Cypress Communications Holding Co., Inc.
15 Piedmont Center, Suite 100
Atlanta, GA 30305
Attention: Gregory P. McGraw
Telecopy No.: (404) 442-0343

with a copy to:

Hunton & Williams LLP
600 Peachtree Street, Suite 4100
Atlanta, Georgia 30308-2216
Attention: Bruce W. Moorhead, Jr., Esq.
David M. Carter, Esq.
Telecopy No.: (404) 888-4190

     Section 9.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.6. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 2.4 and Section 5.8 are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder.

     Section 9.7. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 9.8. Governing Law. The laws of the State of Delaware (without giving effect to the principles of conflicts of law thereof) govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement.

     Section 9.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

     Section 9.10. Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     Section 9.11. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive in writing any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.1, waive in writing compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 9.12. Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature Page Follows.]

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CYPRESS COMMUNICATIONS HOLDING CO., INC.

By:	/s/ Gregory P. McGraw

Name: Gregory P. McGraw
Title: Chief Executive Officer

TECHINVEST HOLDING COMPANY, INC.

By:	/s/ Charles H. Ogburn

Name: Charles H. Ogburn
Title: Director

TECHINVEST ACQUISITION, INC.

By:	/s/ Charles H. Ogburn

Name: Charles H. Ogburn
Title: Director

Exhibit 1.8

($ amounts in thousands)

As of
July 31, 2004
Current Assets (1)
Accounts Receivable	$7,912
Other Receivable	(59)
Bad Debt Allowance	(215)
Prepaid Expenses	1,025
Other Current Assets	0
Long-Term Deferred Interest Charges	0
Long-Term Deposits	41
Total Current Assets	$8,704

Current Liabilities (2)
Accounts Payable	$2,591
Accrued Liabilities (3)	9,631
Deferred Revenues	1,288
Other Current Liabilities	319
Long-Term Customer Deposits	456
Long-Term Accrued Restructuring Liabilities	56
Total Current Liabilities	$14,342

Assumed Net Working Capital (4)	($5,638)

(1)	For purposes of calculating Net Working Capital as of the Measurement Date, no adjustment that would relate to refunds or credits, or potential refunds or credits, attributable to the Telecom Tax Recovery shall be made to any working capital account on this Exhibit 1.8, other than adjustments relating to any Telecom Tax Recovery from telecommunications service providers identified on Schedule 1.8(b) of the Disclosure Schedules.

(2)	“Current Liabilities,” as of July 31, 2004 and as of the Measurement Date, specifically exclude all dollar amounts attributable to the capital leases; the Senior Loan including accrued interest and fees; the Convertible Debt including accrued interest, fees and Convertible Debt discount; and the Bridge Loan including accrued interest and fees; and, as of the Measurement Date, shall exclude Transaction Liabilities.

(3)	Accrued liabilities include amounts reserved for litigation matters.

(4)	“Assumed Net Working Capital” has the meaning set forth in Section 1.8 (a).

Appendix B

Common Stock Voting Agreement

VOTING AGREEMENT

     THIS VOTING AGREEMENT (the “Agreement”), dated as of November 5, 2004, is entered into between TechInvest Holding Company, Inc. (“Parent”) and the stockholder named on the signature page hereto (the “Stockholder”).

W I T N E S S E T H:

     WHEREAS, Cypress Communications Holding Co., Inc., a Delaware corporation (the “Company”), Parent and TechInvest Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”);

     WHEREAS, the Stockholder is the sole record and beneficial owner (including sole voting power) of the shares of Common Stock set forth on the signature page hereto (the “Existing Shares” and, together with any shares of Common Stock or other voting capital stock of the Company acquired by Stockholder after the date hereof, the “Shares”);

     WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the Stockholder has agreed to vote all the Shares pursuant to the terms and conditions of this Agreement; and

     WHEREAS, capitalized terms used in this Agreement and not defined herein shall have the respective meanings given to such terms in the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and intending to be legally bound, the parties agree as follows:

     1. Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, the Stockholder hereby agrees that, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, and in connection with any action of the stockholders of the Company taken by written consent, the Stockholder will:

          (a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholder to be counted as present at such meeting for purposes of calculating a quorum; and

          (b) (i) unless Parent votes such Shares directly pursuant to the proxy granted in Section 2 hereof, vote (or cause to be voted), in person or by proxy, or deliver a written consent with respect to such Shares in favor of adoption of the Merger Agreement, approval of the Merger and any other action of the holders of the Common Stock (the “Company Stockholders”) requested in furtherance thereof; (ii) unless Parent votes such Shares directly pursuant to the proxy granted in Section 2 hereof, vote (or cause to be voted), in person or by proxy, against, and not deliver any written consent with respect to such Shares in favor of (x) any action or agreement submitted for approval of the Company Stockholders that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (y) any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the Company Stockholders that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); or (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries.

     2. Proxy.

     2.1 The Stockholder, by this Agreement does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, during and for the Proxy Term (as hereinafter defined), as Stockholder’s true and lawful attorney and irrevocable proxy, for and in Stockholder’s name, place and stead, to vote each of the Shares as Stockholder’s proxy, at every meeting of the Company Stockholders or any adjournment thereof or in connection with any written consent of the Company Stockholders, (i) in favor of approval and adoption of the Merger Agreement, approval of the Merger and any other action of the Company Stockholders requested in furtherance thereof; (ii) against any action or agreement submitted for approval of the Company Stockholders that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the Company Stockholders that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); or (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries.

     2.2 For purposes of this Agreement, “Proxy Term” shall mean the period from the execution of this Agreement until the termination of this Agreement in accordance with Section 7.1 hereof.

     3. Acknowledgment of Reliance. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

     4. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered, and the Stockholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder and (b) has not granted, and the Stockholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or a power of attorney with respect to the Shares owned beneficially or of record by the Stockholder, other than the proxy granted pursuant to Section 2 hereof.

     5. Representations and Warranties of The Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

     5.1 Authorization; Validity of Agreement; Necessary Action. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder, and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles.

     5.2 Ownership. The Existing Shares are, and such Existing Shares and any additional Shares will be, owned beneficially and of record by the Stockholder. As of the date hereof, the number of shares of Common Stock owned by the Stockholder is listed opposite the Stockholder’s name on the signature page hereto. As of the date hereof, the Existing Shares constitute all of the shares of Common Stock held of record, owned by or for which voting power or disposition power is held or shared by the Stockholder or any of its affiliates (except for shares owned beneficially and of record by any affiliates of the Stockholder that are parties to a Voting Agreement with Parent in the form of this Agreement). For purposes of this Agreement, (i) “affiliates” shall mean persons controlled by, under the control of or under common control with Stockholder and (ii) “control” of a person or entity shall mean the possession, directly or indirectly, of the power to direct the management and policies of such person or entity, whether through the ownership of voting securities, contracts or otherwise. The Stockholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1, 2, 4 and 6 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and marketable title to the Existing Shares, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever (“Liens”), and the Stockholder will have good and marketable title to such Existing Shares and any additional Shares, free and clear of any Liens.

     5.3 No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     5.4 Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on the law, ordinance or regulation of any applicable Governmental Entity, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     5.5 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Entity that could prevent, materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     5.6 Absence of Agreements with the Company. There are no existing Agreements or arrangements between the Stockholder or any of its affiliates, on one hand, or the Company or any of its Subsidiaries, on the other hand, relating to the Shares owned beneficially and of record by the Stockholder or any other securities of or investment in the Company.

     6. Covenants of the Stockholder. The Stockholder hereby covenants and agrees as follows:

     6.1 While this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or entity or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares owned beneficially and of record by the Stockholder, any Shares acquired by the Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into Common Stock, any other capital stock of the Company or any interest in any of the foregoing with any person or entity.

     6.2 In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

     6.3 Except as permitted of the Stockholder by the Merger Agreement as a member of the Company’s Board of Directors in order to comply with such member’s fiduciary duties, during the term of this Agreement it shall not, and shall not authorize any of its representatives to, and shall not permit any of its representatives to, directly or indirectly, (a) solicit, initiate or encourage, or take any other action to facilitate, the submission of any Acquisition Proposal or any proposal with respect to any matter described in Section 6.1 hereof or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person or entity any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal or any matter described in Section 6.1, and the Stockholder will take all necessary steps to inform its respective representatives of the obligations undertaken by the Stockholder pursuant to this Section 6.3.

     6.4 While this Agreement is in effect, it shall notify Parent promptly (and in any event within one business day) in writing of (i) the number of any additional Shares acquired by the Stockholder, if any, after the date hereof and (ii) any such inquiries or proposals that are received by, any such information which is requested from, or any such negotiations or discussions that are sought to be initiated or continued with, the Stockholder with respect to any matter described in Section 6.1 or 6.3.

     6.5 The Stockholder will not take any action which would have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement.

     7. Miscellaneous.

     7.1 Termination. Sections 1, 2, 4 and 6 of this Agreement, and any proxy granted pursuant to Section 2, shall terminate upon the earlier of (i) the date on which the Merger Agreement is terminated in accordance with Section 7.1 thereof, (ii) at such time as the board of directors of the Company withdraws or modifies its approval and recommendation of the Merger and the Merger Agreement in the manner set forth in Section 5.5(c) of the Merger Agreement or (iii) the Effective Time. Nothing in this Section 7 shall relieve or otherwise limit any party of liability for breach of this Agreement.

     7.2 Stop Transfer Order. In furtherance of this Agreement, the Stockholder shall and hereby does authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Existing Shares owned beneficially and of record by the Stockholder and all Shares acquired by the Stockholder after the date hereof.

     7.3 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement and the Merger Agreement.

     7.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

     7.5 Expenses. All costs and expenses (including legal fees and expenses) incurred in connection with this Agreement shall be paid by the party incurring such expenses; provided, however, that the Stockholder shall promptly pay all costs and expenses (including legal fees and expenses) incurred by Parent in seeking to enforce this Agreement, provided that Parent is the prevailing party in such action.

     7.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent to:

TechInvest Holding Company, Inc.
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street
24th Floor
Atlanta, Georgia 30309
Attention:	Charles H. Ogburn
Facsimile:	(404) 920-9001

with a copy to:

King & Spalding LLP
191 Peachtree Street
Atlanta, GA 30303
Attention:	Raymond E. Baltz, Esq.
Facsimile:	(404) 572-5146

          (b) if to Stockholder to the address listed next to the Stockholder’s name on the signature page hereto.

     7.7 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Parent, the Stockholder or any of its respective Subsidiaries or affiliates to take any action which would violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a “Law”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

     7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.9 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     7.10 Governing Law; Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated by this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Parent and Stockholder hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Delaware Chancery Court for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Chancery Court and agrees not to plead or claim in any Delaware Chancery Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto hereby irrevocably waives the right to a trial by jury.

Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

     7.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.12 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at or in equity.

     7.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     7.14 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

[Signature Pages Follow.]

     IN WITNESS WHEREOF, the parties have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

TECHINVEST HOLDING COMPANY, INC.

By:	/s/ Charles H. Ogburn

Name: Charles H. Obburn
Title: Director

VOTING AGREEMENT

Counterpart Signature Page

     IN WITNESS WHEREOF, the Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

/s/ Ross J. Mangano

Name: Ross J. Mangano

Address for notices:
c/o Jo & Co.
112 W. Jefferson Blvd., Suite 613
South Bend, Indiana 46601

Number of shares of Common Stock owned
beneficially	348,000
and of record:

VOTING AGREEMENT

Counterpart Signature Page

     IN WITNESS WHEREOF, the Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

JO & CO.

/s/ Ross J. Mangano

By:
Name:

Address for notices:
112 W. Jefferson Blvd., Suite 613
South Bend, Indiana 46601

Number of shares of Common Stock owned
beneficially	949,401
and of record:

VOTING AGREEMENT

Counterpart Signature Page

     IN WITNESS WHEREOF, the Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

/s/ Gerard H. Sweeney

Gerard H. Sweeney

Address for notices:
c/o Brandywine Operating Partnership, L.P.
401 South Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462

Number of shares of Common Stock owned
beneficially	20,000
and of record:

VOTING AGREEMENT

Counterpart Signature Page

     IN WITNESS WHEREOF, the Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

/s/ Gerard H. Sweeney

By:
Title:

Address for notices:
401 South Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462

Number of shares of Common Stock owned
beneficially	384,615
and of record:

Appendix C

Preferred Stock Voting Agreement

VOTING AGREEMENT

     THIS VOTING AGREEMENT (the “Agreement”), dated as of November 5, 2004, is entered into between TechInvest Holding Company, Inc. (“Parent”) and the stockholder named on the signature page hereto (the “Stockholder”).

W I T N E S S E T H:

     WHEREAS, Cypress Communications Holding Co., Inc., a Delaware corporation (the “Company”), Parent and TechInvest Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”);

     WHEREAS, the Stockholder is the sole record and beneficial owner (including sole voting power) of the Warrants set forth on the signature page hereto (the “Warrants”), the Convertible Debt set forth on the signature page hereto (the “Notes”) and the shares of Series A Preferred Stock and Common Stock set forth on the signature page hereto (the “Existing Shares” and, together with any shares of Common Stock or other voting capital stock of the Company acquired by Stockholder after the date hereof, including upon conversion of the Notes or exercise of the Warrants, the “Shares”);

     WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the Stockholder has agreed to vote all the Shares pursuant to the terms and conditions of this Agreement; and

     WHEREAS, capitalized terms used in this Agreement and not defined herein shall have the respective meanings given to such terms in the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and intending to be legally bound, the parties agree as follows:

     1. Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, the Stockholder hereby agrees that, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, and in connection with any action of the stockholders of the Company taken by written consent, the Stockholder will:

          (a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholder to be counted as present at such meeting for purposes of calculating a quorum; and

          (b) (i) unless Parent votes such Shares directly pursuant to the proxy granted in Section 2 hereof, vote (or cause to be voted), in person or by proxy, or deliver a written consent with respect to such Shares in favor of adoption of the Merger Agreement, approval of the Merger and any other action of the holders of the Common Stock or Series A Preferred Stock (the “Company Stockholders”) requested in furtherance thereof and to which the Stockholder is entitled to vote; (ii) unless Parent votes such Shares directly pursuant to the proxy granted in Section 2 hereof, vote (or cause to be voted), in person or by proxy, against, and not deliver any written consent with respect to such Shares in favor of (x) any action or agreement submitted for approval of the Company Stockholders that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (y) any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the Company Stockholders that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); or (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries.

     2. Proxy.

     2.1 The Stockholder, by this Agreement does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, during and for the Proxy Term (as hereinafter defined), as Stockholder’s true and lawful attorney and irrevocable proxy, for and in Stockholder’s name, place and stead, to vote each of the Shares as Stockholder’s proxy, at every meeting of the Company Stockholders or any adjournment thereof or in connection with any written consent of the Company Stockholders, (i) in favor of approval and adoption of the Merger Agreement, approval of the Merger and any other action of the Company Stockholders requested in furtherance thereof; (ii) against any action or agreement submitted for approval of the Company Stockholders that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the Company Stockholders that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); or (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries.

     2.2 For purposes of this Agreement, “Proxy Term” shall mean the period from the execution of this Agreement until the termination of this Agreement in accordance with Section 7.1 hereof.

     3. Acknowledgment of Reliance. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

     4. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered, and the Stockholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder and (b) has not granted, and the Stockholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or a power of attorney with respect to the Shares owned beneficially or of record by the Stockholder, other than the proxy granted pursuant to Section 2 hereof.

     5. Representations and Warranties of The Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

     5.1 Authorization; Validity of Agreement; Necessary Action. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder, and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles.

     5.2 Ownership. The Existing Shares are, and such Existing Shares and any additional Shares will be, owned beneficially and of record by the Stockholder. The Notes and the Warrants are and will be owned beneficially and of record by the Stockholder. As of the date hereof, the number of shares of Common Stock and Series A Preferred Stock owned by the Stockholder is listed opposite the Stockholder’s name on the signature page hereto. As of the date hereof, the Existing Shares constitute all of the shares of Common Stock and Series A Preferred Stock held of record, owned by or for which voting power or disposition power is held or shared by the Stockholder or any of its affiliates (except for shares owned beneficially and of record by any affiliates of the Stockholder that are parties to a Voting Agreement with Parent in the form of this Agreement). For purposes of this Agreement, (i) “affiliates” shall mean persons controlled by, under the control of or under common control with Stockholder and (ii) “control” of a person or entity shall mean the possession, directly or indirectly, of the power to direct the management and policies of such person or entity, whether through the ownership of voting securities, contracts or otherwise. The Stockholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1, 2, 4 and 6 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and marketable title to the Existing Shares, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever (“Liens”), and the Stockholder will have good and marketable title to such Existing Shares and any additional Shares, free and clear of any Liens.

     5.3 No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     5.4 Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on the law, ordinance or regulation of any applicable Governmental Entity, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     5.5 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Entity that could prevent, materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     5.6 Absence of Agreements with the Company. There are no existing Agreements or arrangements between the Stockholder or any of its affiliates, on one hand, or the Company or any of its Subsidiaries, on the other hand, relating to the Shares owned beneficially and of record by the Stockholder or any other securities of or investment in the Company.

     6. Covenants of the Stockholder. The Stockholder hereby covenants and agrees as follows:

     6.1 While this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or entity or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares owned beneficially and of record by the Stockholder, any Shares acquired by the Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into Common Stock including, without limitation, the Notes and the Warrants, any other capital stock of the Company or any interest in any of the foregoing with any person or entity.

     6.2 In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

     6.3 Except as permitted of the Stockholder by the Merger Agreement as a member of the Company’s Board of Directors in order to comply with such member’s fiduciary duties, during the term of this Agreement it shall not, and shall not authorize any of its representatives to, and shall not permit any of its representatives to, directly or indirectly, (a) solicit, initiate or encourage, or take any other action to facilitate, the submission of any Acquisition Proposal or any proposal with respect to any matter described in Section 6.1 hereof or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person or entity any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal or any matter described in Section 6.1, and the Stockholder will take all necessary steps to inform its respective representatives of the obligations undertaken by the Stockholder pursuant to this Section 6.3.

     6.4 While this Agreement is in effect, it shall notify Parent promptly (and in any event within one business day) in writing of (i) the number of any additional Shares acquired by the Stockholder, if any, after the date hereof and (ii) any such inquiries or proposals that are received by, any such information which is requested from, or any such negotiations or discussions that are sought to be initiated or continued with, the Stockholder with respect to any matter described in Section 6.1 or 6.3.

     6.5 The Stockholder will not take any action which would have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement.

     7. Miscellaneous.

     7.1 Termination. Sections 1, 2, 4 and 6 of this Agreement, and any proxy granted pursuant to Section 2, shall terminate upon the earlier of (i) the date on which the Merger Agreement is terminated in accordance with Section 7.1 thereof, (ii) at such time as the board of directors of the Company withdraws or modifies its approval and recommendation of the Merger and the Merger Agreement in the manner set forth in Section 5.5(c) of the Merger Agreement or (iii) the Effective Time. Nothing in this Section 7 shall relieve or otherwise limit any party of liability for breach of this Agreement.

     7.2 Stop Transfer Order. In furtherance of this Agreement, the Stockholder shall and hereby does authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Existing Shares owned beneficially and of record by the Stockholder and all Shares acquired by the Stockholder after the date hereof.

     7.3 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement and the Merger Agreement.

     7.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

     7.5 Expenses. All costs and expenses (including legal fees and expenses) incurred in connection with this Agreement shall be paid by the party incurring such expenses; provided, however, that the Stockholder shall promptly pay all costs and expenses (including legal fees and expenses) incurred by Parent in seeking to enforce this Agreement, provided that Parent is the prevailing party in such action

     7.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent to:

TechInvest Holding Company, Inc.
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street
24th Floor
Atlanta, Georgia 30309
Attention:	Charles H. Ogburn
Facsimile:	(404) 920-9001

with a copy to:

King & Spalding LLP
191 Peachtree Street
Atlanta, GA 30303
Attention:	Raymond E. Baltz, Esq.
Facsimile:	(404) 572-5146

          (b) if to Stockholder to the address listed next to the Stockholder’s name on the signature page hereto.

     7.7 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Parent, the Stockholder or any of its respective Subsidiaries or affiliates to take any action which would violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a “Law”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

     7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.9 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     7.10 Governing Law; Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated by this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Parent and Stockholder hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Delaware Chancery Court for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Chancery Court and agrees not to plead or claim in any Delaware Chancery Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto hereby irrevocably waives the right to a trial by jury.

Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

     7.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.12 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at or in equity.

     7.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     7.14 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

[Signature Pages Follow.]

     IN WITNESS WHEREOF, the parties have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

TECHINVEST HOLDING COMPANY, INC.

By:	/s/ Charles H. Ogburn

Name: Charles H. Ogburn
Title: Director

VOTING AGREEMENT

Counterpart Signature Page

     IN WITNESS WHEREOF, the Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

WAKEFIELD GROUP III, LLC

/s/ M F Elliot

By: M F Elliot
Title: MD

Address for notices:
1110 East Morehead Street
Charlotte, North Carolina 28204

Number of shares of Series A Preferred Stock owned
beneficially	16.7
and of record:

Number of shares of Common Stock owned
beneficially	0
and of record:

Convertible Debt owned beneficially and of	as of 9/30/04
record:	$ 1,967,037.41
as of 9/30/04

Warrants owned beneficially and of record:	1,757,241

VOTING AGREEMENT

Counterpart Signature Page

     IN WITNESS WHEREOF, the Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

NORO-MOSELEY V, LLP

/s/ Steve Nussrallah

By: Steve Nussrallah
Title: Member

Address for notices:
9 North Parkway Square
4200 Northside Parkway
Atlanta, Georgia 30327

Number of shares of Series A Preferred Stock owned
beneficially	72.9
and of record:

Number of shares of Common Stock owned
beneficially	0
and of record:

Convertible Debt owned beneficially and of	as of 9/30/04
record:	$ 8,586,648.43
as of 9/30/04

Warrants owned beneficially and of record:	7,671,804

Appendix D

Opinion of Financial Advisor

Breckenridge Securities Corp.

Resurgens Plaza — Suite 2100
945 East Paces Ferry Road
Atlanta, Georgia 30326

Telephone	Member NASD
(404) 965-1600
Facsimile
(404) 965-2087

November 5, 2004

Board of Directors
Cypress Communications Holding, Co., Inc.
15 Piedmont Center, Suite 100
Atlanta, Georgia 30305

Members of the Board:

     You have asked us to advise you with respect to the fairness, taken as a whole from a financial point of view, of the aggregate consideration, to be received by certain Stockholders (as defined below) of Cypress Communications Holding Co., Inc., a Delaware corporation (the “Company”), pursuant to the terms of the Agreement and Plan of Merger, dated as of November 5, 2004 (the “Agreement”), by and among TechInvest Holding Company, Inc., a Delaware corporation (“Parent”), TechInvest Acquisition, Inc., a Delaware corporation (“Merger Co.”) and the Company. For purposes of this fairness opinion, “Stockholders” means the holders of Common Stock and Series A Preferred Stock. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Agreement.

     The Agreement provides, among other things, for the merger of Merger Co. with and into the Company (the “Merger”), pursuant to which each outstanding share of Common Stock, other than Common Stock held by persons or entities exercising appraisal rights under Delaware law, shall be converted into the right to receive Merger Consideration, calculated in accordance with the terms of the Agreement. Furthermore, the Agreement provides that the Company shall redeem each share of its Series A Preferred Stock immediately prior to the Effective Time of the Merger. The terms and conditions of the Merger are set forth in more detail in the Agreement.

     In connection with rendering our opinion, we have (i) reviewed the Agreement, (ii) reviewed a copy of that certain Purchase Agreement, dated July 16, 2002, pursuant to which the Company and its subsidiary, Cypress Communication, Inc., issued certain securities including Series A Preferred Stock, (iii) reviewed and analyzed certain business and financial information relating to the Company for recent years and interim periods to date and compared that data with similar data for certain other publicly-traded companies that we believe may be comparable in certain respects to the Company or its businesses or assets, (iv) reviewed and analyzed certain internal financial and operating information prepared by or on behalf of the Company provided to us for purposes of our analysis, (v) met with management of the Company to review and discuss such information and, among other matters, the Company’s businesses, operations, assets, financial condition and future prospects, (vi) reviewed and considered certain stock market data relating to the Company and compared that data with similar data for certain other publicly-

traded companies that we believe may be comparable in certain respects to the Company or its businesses or assets, (vii) reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the telecommunications services industry that we believe to be reasonably comparable to the Merger and its related transactions or otherwise relevant to our opinion, (viii) reviewed and analyzed the results of our efforts to solicit indications of interest in a business combination with the Company, and (ix) performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to us or discussed with us by the Company and of all information available from published sources. We have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us by the Company’s management. We have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on the bases reflecting the best currently available estimates and judgments of the Company’s management as to the Company’s future performance and that the Company will perform in accordance with the projections and forecasts provided. We have further relied upon assurances from the management of the Company that they are not aware of any facts or circumstances which they have not disclosed to us that would make the information, projections or analyses provided to us by them inaccurate or misleading. We express no opinion with respect to the projections, forecasts, and analyses provided to us or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed, with your consent, that the transactions described in the Agreement will be consummated without waiver or modification in any material respect of any of the terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us only as of the date hereof and we hereby expressly disclaim any duty to update or revise this opinion based on circumstances or events occurring after the date hereof.

     We were engaged by the Company to solicit indications of interest in a business combination with the Company, have advised the Company in evaluating the business combinations proposed and have assisted the Company in negotiating the terms of the Agreement and its related transactions. We have received fees from the Company for these services, but the principal portion of our fees is contingent upon the consummation of the Merger and its related transactions. We will also receive a separate fee upon delivery of this opinion and the Company has agreed to indemnify us for certain expenses and liabilities that may arise out of rendering this opinion. In the past, we have acted as financial advisor to one of the Company’s subsidiaries in connection with its sale to the Company by tender offer in February 2002 and as financial advisor to WorldCom, Inc. in connection with WorldCom, Inc.’s sale of the assets of its shared tenant telecommunications services business to the Company in July 2002.

     Our opinion only addresses the fairness, from a financial point of view, to the Stockholders of the Company, taken as a whole, of the aggregate consideration to be received by them pursuant to the Agreement and we express no opinion as to the fairness, from a financial point of view, to the holders of Common Stock or Series A Preferred Stock as a category of equity holder apart from all Stockholders collectively. We also do not express any views on the fairness of the Merger and its related transactions to any creditor of the Company or any opinion on the terms of the Merger and its related transactions otherwise. Specifically, our opinion does not address the Company’s underlying business decision to effect the transactions contemplated by the Agreement or the relative merits of these transactions as compared to any alternative strategies or transactions that the Company might pursue. Furthermore, we express no opinion on matters of a legal, regulatory, tax or accounting nature.

     In rendering our opinion, we also have assumed that obtaining the necessary regulatory and governmental approvals for the transactions contemplated by the Agreement will not significantly delay consummation of the Merger or the other transactions contemplated the Agreement, and that, in the course of obtaining such approvals, no requirement or restriction will be imposed that will have an adverse effect on the contemplated benefits of the Merger and its related transactions.

     It is understood that this letter is solely for the benefit and use of the Board of Directors of the Company in its consideration of the Agreement and may only be disclosed, in whole or in part, with our prior consent. This opinion does not constitute a recommendation to any Stockholders with respect to how such Stockholders should vote on the Merger, and should not be relied upon by any Stockholders as such.

     Based upon and subject to the foregoing, including the various qualifications, assumptions, limitations and exceptions set forth herein, it is our opinion that as of the date hereof, the aggregate consideration to be received by Stockholders pursuant to the Agreement is fair to such Stockholders, taken as a whole from a financial point of view.

Very truly yours,

     Breckenridge Securities Corp.

Appendix E

Appraisal Rights

8 Del.C. § 262

DELAWARE CODE ANNOTATED
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION
§ 262 Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

PROXY	PROXY
CYPRESS COMMUNICATIONS HOLDING CO., INC.

3575 Piedmont Road

15 Piedmont Center, Suite 100
Atlanta, Georgia 30305

This Proxy is solicited on behalf of the Board of Directors for Cypress Communications Holding Co., Inc. Series A Preferred Stockholders

    The undersigned holder of Cypress Communications Holding Co., Inc. (“Cypress”) Series A preferred stock hereby appoints Ross J. Mangano, Gregory P. McGraw and Steve G. Nussrallah, and/or any of them, jointly and severally, as proxies and attorneys-in-fact, on behalf of and in the name of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of Cypress’s Series A preferred stock held in the undersigned’s name, subject to the voting direction of the undersigned at the Special Meeting of Stockholders to be held at the offices of Cypress, 3575 Piedmont Road, 15 Piedmont Center, Suite 100, Atlanta, Georgia, on Monday, March 15, 2005, or any adjournment or postponement thereof and, in the proxies’ discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR”

EACH OF THE MATTERS LISTED.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

CYPRESS COMMUNICATIONS HOLDING CO., INC.

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. ☐

1.	Approval of the Agreement and Plan of Merger, dated as of November 5, 2004, as amended on February 3, 2005, by and between TechInvest Holding Company, Inc., TechInvest Acquisition, Inc. and Cypress Communications Holding Co., Inc.

☐ For              ☐ Against              ☐ Abstain

2.	To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the Special Meeting, such as adjournment or postponement to solicit additional proxies in favor of the proposal to approve the merger agreement.

☐ For              ☐ Against              ☐ Abstain

(Continued and to be signed on reverse side.)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE AGREEMENT AND PLAN OF MERGER AND TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF

    By executing below, the undersigned acknowledges receipt from Cypress, prior to the execution of this proxy, of a Notice of Special Meeting and a Proxy Statement.

Signature(s)

Dated

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in full partnership name by an authorized person. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.
---------------------------------------------------------------------------

“FOLD AND DETACH HERE”

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

NO POSTAGE IS NECESSARY IF YOU MAIL THE ENVELOPE FROM WITHIN THE UNITED STATES.